                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                    CARR-GOTTSTEIN FOODS CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                              Not applicable
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $0.01 per share
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         8,241,952 shares of Common Stock
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $12.50 (cash merger consideration per share of Common Stock)
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $103,024,400.00
         -----------------------------------------------------------------------
     (5) Total fee paid:
         $20,604.88
         -----------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                                 March 10, 1999

Dear Stockholders:

    You are cordially invited to attend a Special Meeting of Stockholders of Carr-Gottstein Foods Co. ("CGF") to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8, 1999 at 10:00 A.M., local time.

    At this meeting, you will be asked to vote on the adoption and approval of an Agreement and Plan of Merger, dated as of August 6, 1998, among CGF, Safeway Inc. and ACG Merger Sub, Inc., a newly formed, wholly-owned subsidiary of Safeway Inc. (the "Merger Agreement"), providing for the merger of ACG Merger Sub, Inc. with and into CGF, with CGF continuing as the surviving corporation (the "Merger"). In the Merger, you will become entitled to receive $12.50 in cash for each share of CGF's Common Stock you own immediately prior to the Merger.

    The Merger has been unanimously approved by the members of your Board of Directors present at the meeting at which the Merger was considered.

    The Board of Directors has concluded that the Merger Agreement and the proposed Merger are advisable and fair to, and in the best interests of, CGF's stockholders and, therefore, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF ADOPTING AND APPROVING THE MERGER AGREEMENT AND THE MERGER.

    The attached notice of meeting and proxy statement explain the proposed Merger and provide specific information concerning the special meeting. Please read these materials carefully. Do not send any certificates representing CGF Common Stock at this time.

    The affirmative vote of the holders of a majority of the outstanding shares of CGF's Common Stock entitled to vote at the Special Meeting pursuant to Delaware law is required to adopt and approve the Merger Agreement and the Merger. Green Equity Investors, L.P., a Delaware limited partnership and owner of approximately 35% of the Common Stock, has agreed, among other things, to vote all shares of Common Stock owned by it in favor of adopting and approving the Merger Agreement and the Merger. See "The Stockholder Support Agreement." Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. Failure to return a properly executed proxy and/or to vote at the Special Meeting will have the same effect as a vote against adoption and approval of the Merger Agreement and the Merger. The Merger is an important step for CGF and its stockholders. THE MERGER CANNOT BE COMPLETED UNLESS CGF'S STOCKHOLDERS ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER.

    On behalf of the Board of Directors, we thank you for your support and urge you to vote FOR adoption and approval of the Merger Agreement and the Merger.

                                          Sincerely,
                                          /s/ John J. Cairns
                                          John J. Cairns
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                            CARR-GOTTSTEIN FOODS CO.
                                 6411 A STREET
                            ANCHORAGE, ALASKA 99518
                                 (907) 561-1944

                                 March 10, 1999

To the Stockholders:

    Notice is hereby given that a Special Meeting of Stockholders of Carr-Gottstein Foods Co. ("CGF") will be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8, 1999 at 10:00 A.M., local time, for the following purposes:

    1. To consider and vote upon a proposal to adopt and approve an Agreement and Plan of Merger (the "Merger Agreement") among CGF, Safeway Inc. and ACG Merger Sub, Inc. ("Acquisition"), a newly-formed, wholly-owned subsidiary of Safeway Inc., pursuant to which Acquisition will be merged with and into CGF and CGF will continue as the surviving corporation (the "Merger"). If the Merger Agreement and the Merger are adopted and approved by stockholders and the other conditions to the Merger are satisfied or waived, each stockholder of CGF will become entitled to receive $12.50 in cash for each outstanding share of CGF's Common Stock owned immediately prior to the effective time of the Merger (other than stockholders who are entitled to and have perfected their appraisal rights). A copy of the Merger Agreement is attached as APPENDIX A to, and is described in, the accompanying proxy statement.

    2. To consider and act upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

    The Board of Directors has determined that only holders of CGF's Common Stock of record at the close of business on March 5, 1999, will be entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for inspection at the offices of CGF located at 6411 A Street, Anchorage, Alaska 99518, at least ten days prior to the Special Meeting.

                                          By Order of the Board of Directors,
                                          /s/ Donald J. Anderson
                                          Donald J. Anderson
                                          SECRETARY, SENIOR VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER

                            CARR-GOTTSTEIN FOODS CO.
                                 6411 A STREET
                            ANCHORAGE, ALASKA 99518
                                 (907) 561-1944

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                  INTRODUCTION

    This proxy statement is being furnished to the stockholders of Carr-Gottstein Foods Co., a Delaware corporation ("CGF" or the "Company"), in connection with the solicitation by its Board of Directors (the "Board") of proxies to be used at a Special Meeting of Stockholders (the "Special Meeting") to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8, 1999 at 10:00 A.M., local time, and at any adjournment or postponement thereof. This proxy statement, the Notice of Special Meeting of Stockholders and the enclosed form of Proxy are first being mailed to stockholders of CGF on or about March 10, 1999.

    The Special Meeting of Stockholders has been called to consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger (the "Merger Agreement") (attached to this proxy statement as APPENDIX A) among CGF, Safeway Inc., a Delaware corporation ("Safeway"), and ACG Merger Sub, Inc. ("Acquisition"), a newly-formed and wholly-owned Delaware corporation organized by Safeway, pursuant to which Acquisition will be merged with and into CGF (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of CGF (the "Common Stock") will be converted automatically into the right to receive $12.50 in cash (the "Merger Consideration"), payable to the holder thereof, without interest, other than shares held by any stockholders who are entitled to and who have perfected their appraisal rights.

    Consummating the Merger is subject to a number of conditions. Accordingly, even if stockholders adopt and approve the Merger Agreement and the Merger, there can be no assurance that the Merger will be consummated.

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting pursuant to Delaware law is required to adopt and approve the Merger Agreement and the Merger. Green Equity Investors, L.P., a Delaware limited partnership and owner of approximately 35% of the Common Stock, has agreed, among other things, to vote all shares of Common Stock owned by it in favor of adopting and approving the Merger Agreement and the Merger. See "The Stockholder Support Agreement."

                           FORWARD-LOOKING STATEMENTS

    Some statements contained in this proxy statement regarding future financial performance and results and other statements that are not historical facts are forward-looking statements. Such statements relate to, among other things, the Merger, and future capital expenditures, cost reduction, cash flow and operating results. The words "expect," "project," "estimate," "predict," "anticipate," "believes," "plans," "intends," and similar expressions are also intended to identify forward-looking statements. Such statements are subject to numerous risks, uncertainties and assumptions, including but not limited to: general business and economic conditions in CGF's operating region, including the rate of inflation, population, employment and job growth in CGF's markets; pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels; results of CGF's and Safeway's efforts to reduce costs; the ability to integrate and achieve operating improvements; increases in labor costs and deterioration in relations with the union bargaining units; issues arising from addressing year 2000 information technology issues; opportunities that CGF or Safeway may pursue; the availability and terms of financing; conditions to the consummation of the Merger, including regulatory approval, which could affect the timing of the Merger; legal proceedings and changes in state or federal legislation or registration.

    Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking information. CGF and Safeway do not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.

    Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in, contemplated by or implied by such statements.

                               TABLE OF CONTENTS

                                                                                                            PAGE NO.
                                                                                                          -------------
INTRODUCTION............................................................................................           ii

FORWARD-LOOKING STATEMENTS..............................................................................           ii

SUMMARY.................................................................................................            1
    Date, Time and Place of the Special Meeting.........................................................            1
    Purpose of the Special Meeting......................................................................            1
    Record Date and Quorum..............................................................................            1
    Vote Required.......................................................................................            1
    Parties to the Merger Transaction...................................................................            2
    The Proposed Merger.................................................................................            2
    Effective Date of the Merger; Payment for Shares....................................................            2
    Background of the Merger Transaction................................................................            3
    The Board's Recommendation..........................................................................            3
    Opinion of Financial Adviser........................................................................            4
    Conflicts of Interest...............................................................................            4
    Certain Effects of the Merger.......................................................................            5
    Conditions to the Merger............................................................................            5
    Termination of the Merger Agreement.................................................................            6
    Termination Fee and Payment of Expenses.............................................................            7
    The Stockholder Support Agreement...................................................................            7
    Financing for the Merger............................................................................            7
    Federal Income Tax Consequences.....................................................................            7
    Accounting Treatment................................................................................            8
    Market Prices for Common Stock and Dividends........................................................            8
    Rights of Dissenting Stockholders...................................................................            8
    Summary of Selected Consolidated Financial Data.....................................................            9
    Fourth Quarter 1998 Results.........................................................................           10

TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING..........................................................           12

RECORD DATE AND VOTING OF COMMON STOCK..................................................................           12

SOLICITATION OF PROXIES.................................................................................           13

THE MERGER..............................................................................................           13
    Background of the Merger............................................................................           13
    Recommendation of the Board of Directors............................................................           14
    Certain Information Provided to Safeway by CGF......................................................           15
    Opinion of Financial Adviser to CGF.................................................................           16
    Safeway's Reasons for the Merger....................................................................           20
    Interests of Certain Persons in the Merger..........................................................           21
    The Merger Agreement................................................................................           22
    Regulatory Compliance...............................................................................           29
    Financing for the Merger............................................................................           30
    The Stockholder Support Agreement...................................................................           31
    Appraisal Rights....................................................................................           31
    Federal Income Tax Consequences.....................................................................           33
    Certain Effects of the Merger.......................................................................           34

INFORMATION REGARDING CGF...............................................................................           34

                                                                                                            PAGE NO.
                                                                                                          -------------
INFORMATION REGARDING SAFEWAY AND ACQUISITION...........................................................           34

SELECTED FINANCIAL DATA FOR CGF.........................................................................           36
    Fourth Quarter 1998 Results.........................................................................           37

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...................           39
    Results of Operations...............................................................................           39
    Liquidity and Capital Resources.....................................................................           42

MARKET PRICE AND DIVIDEND INFORMATION...................................................................           45
    Market Prices for Common Stock and Dividends........................................................           45

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT..................................................           46

INDEPENDENT PUBLIC ACCOUNTANTS..........................................................................           48

ADDITIONAL INFORMATION..................................................................................           48

OTHER BUSINESS..........................................................................................           49

APPENDICES:

    Appendix A--Agreement and Plan of Merger
    Appendix B--Opinion of Donaldson, Lufkin & Jenrette Securities Corporation Appendix C--Stockholder Support Agreement
    Appendix D--Appraisal Rights Statute

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND ITS APPENDICES IN THEIR ENTIRETY BEFORE VOTING.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    A Special Meeting of Stockholders (the "Special Meeting") of Carr-Gottstein Foods Co. ("CGF" or the "Company") will be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8, 1999 at 10:00 A.M., local time.

PURPOSE OF THE SPECIAL MEETING

    At the Special Meeting, the stockholders will consider and vote on a proposal to adopt and approve an Agreement and Plan of Merger (the "Merger Agreement") (attached to this proxy statement as APPENDIX A) among CGF, Safeway Inc., a Delaware corporation ("Safeway"), and ACG Merger Sub, Inc. ("Acquisition"), a newly-formed, wholly-owned Delaware corporation organized by Safeway, pursuant to which Acquisition will be merged with and into CGF (the "Merger") and each outstanding share of CGF's common stock, $0.01 par value per share (the "Common Stock"), will be converted automatically into the right to receive $12.50 in cash payable to the holders thereof, without interest (the "Merger Consideration"), other than shares held by stockholders who are entitled to and who have perfected their appraisal rights, shares held in CGF's treasury or by any of CGF's subsidiaries or shares held by Safeway, Acquisition or any other subsidiary of Safeway. See "The Merger."

RECORD DATE AND QUORUM

    The Board of Directors of CGF (the "Board") has fixed the close of business on March 5, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Each holder of record of Common Stock at the close of business on the Record Date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. At the Record Date, there were 8,248,052 shares of Common Stock outstanding. The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. See "Record Date and Voting of Common Stock."

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting pursuant to Delaware law is required to adopt and approve the Merger Agreement and the Merger. Thus, a failure to vote or a vote to abstain will have the same legal effect as a vote cast against adoption and approval of the Merger Agreement and the Merger. In addition, brokers who hold shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners; thus, such "broker non-votes" will have the same legal effect as a vote cast against adoption and approval of the Merger Agreement and the Merger. See "Record Date and Voting of Common Stock."

    As a condition to entering into the Merger Agreement, Safeway required that Green Equity Investors, L.P., a Delaware limited partnership ("GEI") and owner of approximately 35% of the Common Stock, enter into a Stockholder Support Agreement, dated as of August 6, 1998, between Safeway and GEI, pursuant to which GEI has agreed, among other things, to vote all shares of Common Stock owned by it in favor of adopting and approving the Merger Agreement and the Merger. See "The Stockholder Support Agreement." In addition, all directors and executive officers of CGF, owners of approximately 2% of the outstanding shares of Common Stock collectively (excluding shares owned by GEI that may be attributable to Messrs. Leonard I. Green, Jonathan D. Sokoloff and Gregory J. Annick as a result of their affiliation with GEI and excluding shares that may be acquired upon the exercise of stock options exercisable prior to the Merger), have advised CGF that they intend to vote all shares of Common Stock owned by them in favor of adopting and approving the Merger Agreement and the Merger.

PARTIES TO THE MERGER TRANSACTION

    CGF. CGF is the leading food and drug retailer in Alaska, with 49 stores primarily located in Anchorage, as well as in Fairbanks, Juneau, Kenai and other Alaska communities. CGF operates a chain of 16 super-combination food, drug and general merchandise stores under the name Carrs Quality Centers. CGF also operates nine smaller stores, four under the name Eagle Quality Centers, two under other trade names and three neighborhood food stores located in smaller Alaskan communities. CGF is Alaska's highest-volume alcoholic beverage retailer through its chain of 17 wine and liquor stores operated under the name Oaken Keg Spirit Shops. CGF also runs seven specialty tobacco stores under the name The Great Alaska Tobacco Company. In addition, CGF's vertically integrated organization includes freight transportation operations and Alaska's only full-line food warehouse and distribution center.

    SAFEWAY AND ACQUISITION. Safeway is one of the largest food and drug chains in North America based on sales, with 1,497 stores as of January 2, 1999. Safeway's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona, Illinois and the Mid-Atlantic region. Safeway's Canadian retail operations are located primarily in British Columbia, Alberta and Manitoba/Saskatchewan. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities. Safeway also holds a 49% interest in Casa Ley, S.A. de C.V., which, as of January 2, 1999, operated 77 food and general merchandise stores in western Mexico.

    Acquisition is a newly formed, wholly owned subsidiary of Safeway formed for the purpose of being merged with and into CGF pursuant to the terms and conditions of the Merger Agreement. At the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, Acquisition will be merged with and into CGF, the separate corporate existence of Acquisition will cease, and CGF will continue as the Surviving Corporation.

THE PROPOSED MERGER

    The Merger Agreement provides that, subject to satisfaction of certain conditions, Acquisition will be merged into CGF, and that following the Merger, the separate existence of Acquisition will cease and CGF will continue as the surviving corporation (the "Surviving Corporation"). At the Effective Date (as defined below) of the Merger and subject to the conditions and procedures set forth in the Merger Agreement, each share of issued and outstanding Common Stock (other than shares as to which statutory appraisal rights are properly perfected and not withdrawn, shares held in CGF's treasury or by any of CGF's subsidiaries or shares held by Safeway, Acquisition or any other subsidiary of Safeway) will, by virtue of the Merger, be converted into the right to receive $12.50 in cash, without interest. See "The Merger."

    The directors and officers of the Surviving Corporation will be appointed by Safeway and the board of directors of the Surviving Corporation immediately following consummation of the Merger.

EFFECTIVE DATE OF THE MERGER; PAYMENT FOR SHARES

    The Merger will become effective (the "Effective Date") at the time and date when a copy of a certificate of merger is filed with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"). The time of such filing is currently expected to occur as soon as practicable after the Special Meeting, subject to adoption and approval of the Merger Agreement and the Merger at the Special Meeting and satisfaction or waiver of the terms and conditions of the Merger

Agreement. Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to stockholders by ChaseMellon Shareholder Services (the "Payment Agent") as soon as reasonably practicable following the Effective Date. Stockholders should not submit their certificates to the Payment Agent until they have received such materials. Payment for shares will be made to stockholders as promptly as practicable following receipt by the Payment Agent of their certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. See "The Merger Agreement." STOCKHOLDERS SHOULD NOT SEND ANY SHARE CERTIFICATES AT THIS TIME.

BACKGROUND OF THE MERGER TRANSACTION

    The Board and management have, from time to time, considered strategic alternatives for CGF, including acquisitions, diversification of its business into strategically complementary areas and other courses of action. On March 19, 1998, the Board met to discuss the potential benefits of exploring potential strategic alternatives, including a recapitalization of CGF or a sale, merger, consolidation or other business combination involving all or a substantial amount of the securities or assets of CGF in one or a series of transactions (a "Transaction"). In connection therewith, the Board authorized the retention of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as its exclusive financial adviser with respect to any Transaction, authorized the preparation and circulation of a confidential information memorandum (the "Confidential Information Memorandum") and authorized negotiations with third parties regarding a possible Transaction.

    On March 20, 1998, CGF engaged DLJ to act as its exclusive financial adviser with respect to a possible Transaction. Over the next several weeks, DLJ contacted a number of prospective partners. Thereafter, information about CGF was provided to interested parties.

    On August 5, 1998, the Board held a special meeting to consider the proposed Merger Agreement with Safeway. DLJ discussed the financial aspects of the proposed transaction with Safeway and delivered its oral opinion that the consideration to be received by CGF's stockholders other than GEI (the "Public Stockholders") pursuant to the Merger Agreement is fair to such stockholders from a financial point of view as of such date. Thereafter, the members of the Board present at such meeting unanimously approved the Merger Agreement subject to certain changes and the resolution of certain remaining issues. Following this meeting, representatives of CGF negotiated the remaining issues with representatives of Safeway, and on August 6, 1998, the Merger Agreement was signed, and DLJ delivered its written opinion that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Public Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view.

    For a discussion of the background of the Merger, see "Background of the Merger."

THE BOARD'S RECOMMENDATION

    The members of the Board present at the meeting held to consider the Merger unanimously determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interest of, CGF's stockholders and recommended that the stockholders vote to adopt and approve the Merger Agreement and the Merger. In reaching these conclusions, the Board was favorably influenced by numerous factors, including, among others, the fairness opinion presented by DLJ, the targeted solicitation process conducted by DLJ in seeking a strategic partner for CGF, and the fact that the cash merger price of $12.50 per share represented a premium of approximately 59% over the price of Common Stock on the day before the announcement of the Merger.

    For a discussion of the factors considered by the Board, see "Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISER

    CGF retained DLJ to act as its exclusive financial adviser in connection with a possible Transaction and to render its opinion to the Board as to the fairness from a financial point of view of the consideration to be received by the Public Stockholders of CGF in any proposed Transaction. DLJ provided to the Board an oral opinion on August 5, 1998 that the consideration to be received by the Public Stockholders is fair to such stockholders from a financial point of view and confirmed the oral opinion in a written opinion dated August 6, 1998 that, as of that date, and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Public Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. The full text of the written opinion of DLJ, which sets forth a description of assumptions made, matters considered and limitations on the review undertaken by DLJ, is attached as APPENDIX B to this proxy statement. Stockholders are urged to read such opinion carefully in its entirety. See "Opinion of Financial Adviser to CGF."

CONFLICTS OF INTEREST

    In considering the recommendation of the Board with respect to the Merger, stockholders should be aware that certain officers and directors of CGF have interests in connection with the Merger which may present them with actual or potential conflicts of interest. See "Interests of Certain Persons in the Merger."

    1998 SPECIAL BONUS PLAN. The Compensation Committee of the Board proposed, and on August 5, 1998, the Board unanimously adopted and approved, the 1998 Special Bonus Plan in connection with CGF's review of strategic alternatives, including the Merger. The 1998 Special Bonus Plan provides that upon closing of the Merger or any other change of control on or before June 30, 1999, three executive officers of CGF, Lawrence H. Hayward, Donald J. Anderson and Jeffry L. Philipps, will be entitled to receive special bonuses in recognition of the extraordinary services rendered by them in connection with CGF's exploration of strategic alternatives. Lump sum payments will be made in the amount of $225,000 to Mr. Hayward and $150,000 to each of Messrs. Anderson and Philipps, assuming that each is still employed by CGF at the Effective Time. In addition, in connection with the transactions associated with the Merger and in recognition of their contributions to CGF, the Board approved a one-time special bonus of $47,400 for each of the non-employee directors of CGF, E. Dean Werries and Donald Gallegos.

    SEVERANCE ARRANGEMENTS. On August 5, 1998, the Board approved the 1998 Severance Plan and amendments to employment agreements with three executive officers. The purpose of the 1998 Severance Plan is to provide severance bonuses to certain employees of CGF in the event their employment is terminated by reason of the Merger. Under the 1998 Severance Plan, any eligible employee (other than hourly (non-salaried) employees) who is not a party to a written employment agreement that provides for severance benefits and who is either (i) notified prior to the Effective Time that he or she will not be retained in a comparable position, or that his or her employment will be terminated, as of the Effective Time or (ii) terminated by the Surviving Corporation or its parent or subsidiaries on or before the first anniversary of the Effective Date, shall receive, subject to certain other conditions, a severance bonus.

    If the terminated employee is an officer, he or she will receive a severance bonus equal to twice his or her annual base salary. If the terminated employee is a store, merchandising, operations or administrative director, he or she will receive a severance bonus equal to his or her annual base salary, plus the applicable target bonus. If the terminated employee is a manager, he or she will receive a severance bonus equal to one-half his or her annual base salary. If the terminated employee is any other salaried employee, he or she will receive a severance bonus equal to one week of his or her annual base salary for each full year of service, but he or she will receive not less than ten weeks of such annual base salary.

    In conjunction with the adoption of the 1998 Severance Plan, on August 5, 1998 the Board also approved amendments to the existing employment agreements with Messrs. Hayward, Anderson and

Phillips to provide for severance payments to each of these executives equal to twice his annual base salary in the event that such executive is terminated or terminates his employment as a result of the Merger.

    OPTIONS. Certain of CGF's Board members and executive officers own Common Stock or stock options and, to that extent, their interest in the Merger is the same as yours. Immediately prior to the consummation of the Merger, all unvested stock options issued under the 1991 Stock Option Plan will become vested, and upon consummation of the Merger, all outstanding options under the 1991 Stock Option Plan will be exercisable for a per share cash amount equal to the Merger Consideration minus the per share exercise price. With the consent of the optionholders, such options will be canceled following the Merger and each optionholder will receive a per share cash payment equal to the difference between the Merger Consideration and the per share exercise price. Stock options held by non-employee directors will be canceled in exchange for a per share cash payment equal to the difference between the Merger Consideration and the per share exercise price. See "The Merger--The Merger Agreement--Treatment of Stock Options." For information concerning management's ownership of Common Stock or stock options, see "Security Ownership of Beneficial Owners and Management."

    INDEMNIFICATION. The Merger Agreement provides that all rights to indemnification or exculpation existing in favor of any directors or officers of CGF, as provided in CGF's certificate of incorporation or bylaws as in effect on the date of the Merger Agreement, shall survive the Merger with respect to matters occurring at or prior to the Effective Time. Acquisition and Safeway have agreed to maintain CGF's existing policy of directors' and officers' liability and fiduciary insurance for a period of six years after the Effective Time, subject to certain premium limitations.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest in CGF will be owned by Safeway. Stockholders will no longer have any interest in, and will not be stockholders of, CGF, and therefore will not participate in its future earnings and growth. Instead, each such holder of Common Stock will have the right to receive $12.50 in cash, without interest, for each share held (other than shares in respect of which appraisal rights have been perfected). In addition, the Common Stock will no longer be traded on the New York Stock Exchange, price quotations will no longer be available and the registration of CGF's Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "Certain Effects of the Merger."

CONDITIONS TO THE MERGER

    The obligations of CGF, Safeway and Acquisition to complete the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement shall have been adopted by the stockholders of CGF; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated, entered, or enforced by any court or governmental authority that prohibits, restrains, enjoins or restricts the consummation of the Merger and no legal proceeding shall be pending in which a governmental authority seeks to prohibit, restrain, enjoin or restrict the consummation of the Merger; and (iii) any applicable waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have terminated or expired, and any other required governmental or regulatory notices or approvals shall have been either filed or received.

    The obligations of Safeway and Acquisition to complete the Merger are further subject to the fulfillment of the following conditions: (i) the representations and warranties of CGF set forth in the Merger Agreement or in any other document delivered pursuant thereto are true and correct at and as of the Effective Time; (ii) CGF has performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement; (iii) CGF has obtained required consents and approvals to permit succession by the Surviving Corporation, pursuant to the Merger, to any rights or obligations of CGF under any agreements or contracts, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Safeway, individually or in the aggregate, have a material adverse effect on CGF; (iv) the termination without continuing liability or obligation of the Management Services Agreement (the "MSA") between CGF and Leonard Green & Associates, L.P. ("LGA," the general partner of GEI, of which three directors of CGF, Messrs. Leonard I. Green, Jonathan D. Sokoloff and Gregory J. Annick (or corporations wholly owned by them), are general partners), except for the unpaid pro rata portion of the annual $450,000 fee payable under the MSA through the Effective Time; (v) the Stockholder Support Agreement between Safeway and GEI (discussed elsewhere herein) is in full force and effect; and (vi) the absence of any occurrence or development that individually or in the aggregate has had, or would be reasonably be expected to have, a material adverse effect on CGF.

    The obligations of CGF to complete the Merger are further subject to the fulfillment of the following conditions: (i) the representations and warranties of Safeway and Acquisition set forth in the Merger Agreement or in any other document delivered pursuant thereto are true and correct at and as of the Effective Time; (ii) Safeway and Acquisition have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by either of them under the Merger Agreement; and (iii) Safeway has obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger Agreement under any agreements or contracts, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CGF, individually or in the aggregate, have a material adverse effect on Safeway. See "Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

    CGF or Safeway and Acquisition may terminate the Merger Agreement if (i) they mutually consent in writing; (ii) there is a law or regulation that prohibits the Merger or makes it illegal; (iii) a final nonappealable order shall have been issued prohibiting the Merger; or (iv) the Merger has not been consummated by May 31, 1999.

    Safeway and Acquisition may terminate the Merger Agreement if: (i) the Board withdraws or changes its recommendation of the Merger or has not opposed a Third Party Acquisition (as defined herein) or has recommended a Superior Proposal (as defined herein); (ii) CGF has entered into a definitive agreement with respect to a Third Party Acquisition; (iii) CGF shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of CGF shall have become untrue in any material respect; (iv) CGF shall have breached any of its covenants or agreements set forth in the Merger Agreement having a material adverse effect on CGF or materially adversely affecting or materially delaying the Merger and the cure period for such breach has expired; or (v) CGF's stockholders shall have failed to adopt and approve the Merger Agreement and the Merger at a meeting of the stockholders.

    CGF may terminate the Merger Agreement if: (i) Safeway or Acquisition shall have materially breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of Safeway or Acquisition shall have become untrue in any material respect; (ii) Safeway or Acquisition shall have breached any of its covenants or agreements set forth in the Merger Agreement having a material adverse effect on Safeway or materially adversely affecting or materially delaying the Merger and the cure period for such breach has expired; or (iii) the Board determines in its good faith judgment and taking into consideration legal advice that it is likely to be required to and does withdraw its recommendation of the Merger or recommends or approves a Superior Proposal in the exercise of its fiduciary duties.

    For a discussion of these termination provisions, see "Termination of the Merger Agreement."

TERMINATION FEE AND PAYMENT OF EXPENSES

    CGF will be required to pay $4,000,000 to Safeway in the event that the Merger Agreement is terminated (i) by CGF because the Board determines, in its good faith judgment, after consultation with and taking into consideration advice of legal counsel, that it is likely to be required to, in order to comply with its fiduciary duties, and does, withdraw its recommendation of the transactions contemplated by the Merger Agreement or recommends or approves a Superior Proposal; (ii) by Safeway or Acquisition if the Board recommends to the holders of the Common Stock a Superior Proposal or withdraws, modifies or changes its approval or recommendation of the Merger or the Merger Agreement or has not opposed a Third Party Acquisition in a Schedule 14D-9 filing; (iii) by Safeway or Acquisition if CGF enters into a definitive agreement with respect to a Third Party Acquisition; or (iv) if another bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Common Stock then outstanding or all or substantially all of CGF's assets is outstanding on the date of the Special Meeting, by Safeway or Acquisition if CGF has convened the Special Meeting and CGF's stockholders fail to adopt the Merger Agreement. In addition, in such event, CGF will be required to pay Safeway's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no amount shall be payable by CGF if Safeway shall have materially breached its obligations under the Merger Agreement.

    For a discussion of these termination fees and expenses, see "Termination Fee and Payment of Expenses."

THE STOCKHOLDER SUPPORT AGREEMENT

    As a condition to entering into the Merger Agreement, Safeway required that GEI, the owner of approximately 35% of CGF's Common Stock, enter into the Stockholder Support Agreement, dated as of August 6, 1998, between Safeway and GEI (the "Stockholder Support Agreement"). Messrs. Leonard I. Green, Jonathan D. Sokoloff and Gregory J. Annick, directors of CGF, or corporations wholly-owned by them, are general partners of LGA, the general partner of GEI. The Stockholder Support Agreement provides, among other things, that GEI shall (i) vote all shares of Common Stock owned by it in favor of adopting the Merger Agreement and approval of the Merger and against any other merger or similar transaction during the term of the Merger Agreement; (ii) refrain from transferring or otherwise disposing of its shares of Common Stock; (iii) refrain from directly or indirectly soliciting any Third Party Acquisition proposals; and (iv) pay to Safeway an amount equal to 50% of any "profit" (as defined in the Stockholder Support Agreement) resulting from the sale or disposal of its shares of Common Stock within eighteen months of a termination of the Merger Agreement pursuant to certain termination provisions set forth therein. The Stockholder Support Agreement is attached to this proxy statement as APPENDIX C. See "The Stockholder Support Agreement."

FINANCING FOR THE MERGER

    The total amount required to pay the aggregate Merger Consideration to CGF's stockholders, including amounts payable with respect to outstanding stock options, and to pay related fees, expenses and other transaction costs of Safeway and Acquisition, will be approximately $112 million. Safeway intends to finance these amounts through borrowings under its existing bank credit agreement and/or the issuance of commercial paper. In addition, following the Merger, Safeway anticipates that it will refinance all or a portion of CGF's long-term debt. Safeway has adequate capacity under either its bank credit agreement or commercial paper program to fund these amounts. The Merger is not conditioned on obtaining financing.

FEDERAL INCOME TAX CONSEQUENCES

    The receipt of the Merger Consideration by holders of Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes. For a more detailed discussion of the federal income tax consequences of the Merger, see "Federal Income Tax Consequences." All holders of Common Stock are urged to consult their tax advisers to determine the effect of the Merger on such holders under federal, state, local and foreign tax laws.

ACCOUNTING TREATMENT

    The Merger will be treated as a "purchase" for accounting purposes.

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

    CGF's Common Stock is listed on the New York Stock Exchange under the symbol "CGF". The following tables present historical trading information about CGF's Common Stock high and low closing sales prices:

PERIOD                                                                           HIGH        LOW
-----------------------------------------------------------------------------  ---------  ---------
1996
  First Quarter..............................................................       5.63       4.50
  Second Quarter.............................................................       5.13       4.13
  Third Quarter..............................................................       4.38       3.63
  Fourth Quarter.............................................................       4.13       3.38

1997
  First Quarter..............................................................       5.88       3.63
  Second Quarter.............................................................       5.38       4.75
  Third Quarter..............................................................       5.44       4.75
  Fourth Quarter.............................................................       5.31       4.75

1998
  First Quarter..............................................................       5.75       4.81
  Second Quarter.............................................................       7.50       5.31
  Third Quarter..............................................................      11.25       7.13
  Fourth Quarter.............................................................      11.63      10.75

1999
  First Quarter (through March 3, 1999)......................................      12.06      10.88

    On August 5, 1998 (the last trading day before the announcement of the Merger Agreement) the high and low sale prices of the Common Stock were $8 1/16 and $7 3/4, respectively, and the closing sales price was $7 7/8. No cash dividends have been paid on the Common Stock by CGF since its shares were publicly distributed in 1993, and CGF does not currently intend to pay cash dividends on its Common Stock.

RIGHTS OF DISSENTING STOCKHOLDERS

    Any stockholder who does not wish to accept the Merger Consideration has the right under the DGCL to receive the "fair value" of his or her shares of Common Stock as determined by a Delaware court. This "appraisal right" is subject to a number of restrictions and technical requirements. Generally, in order to perfect appraisal rights (i) a dissenting stockholder must not vote in favor of adopting and approving the Merger Agreement and the Merger and (ii) a dissenting stockholder must make a written demand for appraisal before the vote on the Merger Agreement and the Merger.

    Merely voting against the Merger Agreement and the Merger will not protect the right of appraisal. APPENDIX D to this proxy statement contains the applicable provisions of the DGCL relating to appraisal rights. See "Appraisal Rights."

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

    The following table presents certain summary selected consolidated financial data of CGF as of and for each of the five fiscal years in the period ended December 28, 1997 and for the thirty-nine week periods ended September 27, 1998 and September 28, 1997. This financial data was derived from audited and unaudited historical consolidated financial statements of CGF and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement and the financial statements and notes thereto incorporated herein by reference.

    The selected financial data set forth below do not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, CGF's interim unaudited financial statements and annual audited financial statements, including the notes thereto, which are incorporated herein by reference.

                                      39 WEEKS     39 WEEKS
(AMOUNTS IN THOUSANDS, EXCEPT           ENDED        ENDED
FOR PER SHARE AND STORE               SEPT. 27,    SEPT. 28,   FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
INFORMATION)                            1998         1997         1997         1996         1995         1994         1993
-----------------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     (UNAUDITED)  (UNAUDITED)
Operating Results:
Sales..............................   $ 440,769    $ 445,503    $ 589,274    $ 612,576    $ 601,322    $ 577,063    $ 555,266
Cost of merchandise sold, including
  warehousing and transportation
  expenses (1).....................     312,028      317,380      418,639      442,996      431,230      417,183      396,080
Gross profit.......................     128,741      128,123      170,635      169,580      170,092      159,880      159,186
Operating and administrative
  expenses (1,4,6).................     105,665      107,154      151,105      144,525      141,884      130,255      131,313
Operating income (4,6).............      23,076       12,020       19,530       25,055       28,208       29,625       27,873
Interest expense, net..............      19,274       20,102       26,711       27,923       16,079       12,210       19,327
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting for income
  taxes............................       1,393       (5,755)      (5,605)      (2,810)       4,650(3)      9,211       4,244(2)
Net income (loss)..................   $   1,393    $  (5,755)   $  (5,605)   $  (2,810)   $   3,744    $   9,211    $ (14,581)
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------

Other Data:
Depreciation and amortization......   $  12,370       12,378    $  16,536    $  17,702    $  17,626    $  15,690    $  18,294
Compensation expense stock options
  (4)..............................      --           --           --           --            1,518       --           --
Nonrecurring charge (6)............      --            8,949        8,949       --           --           --           --
Cash interest......................      15,816       16,083       25,366       26,484       15,558       12,143       18,680

Basic Income (Loss) Per Share:
Before extraordinary items.........   $    0.17    $   (0.73)   $   (0.71)   $   (0.36)   $    0.32    $    0.55    $    0.30
Net income (loss)..................        0.17        (0.73)       (0.71)       (0.36)        0.26         0.55        (1.03)
Weighted average shares
  outstanding......................       8,201        7,918        7,921        7,814       14,457(5)     16,763      14,139

Diluted Income (Loss) Per Share:
  (7)
Before extraordinary items.........   $    0.16    $   (0.73)   $   (0.71)   $   (0.36)   $    0.31    $    0.53    $    0.29
Net income (loss)..................        0.16        (0.73)       (0.71)       (0.36)        0.25         0.53        (1.01)
Weighted average shares
  outstanding......................       8,517        7,918        7,921        7,814       15,112       17,233       14,435

Financial Position:
Total assets.......................   $ 319,909    $ 323,805    $ 315,466    $ 330,844    $ 336,620    $ 326,369    $ 308,912
Long-term debt, excluding current
  maturities.......................     211,066      219,481      215,421      227,640      234,740      136,339      137,456
Stockholders' equity...............      26,702       24,164       24,314       29,598       32,302      112,636      113,366
Capital expenditures...............       7,832        3,192        7,010        4,390       16,660       26,473       27,949

Other Period-end Statistics:
Number of stores...................          49           45           45           42           39           36           33
Number of employees................       3,170        3,049        3,040        3,243        3,568        3,597        3,525

------------------------------

(1) Reclassifications have been made to fiscal years 1993 through 1995. During these years, warehousing, transportation and the related occupancy costs were originally reported as operating and administrative expenses. For the current presentation, these expenses have been classified as cost of merchandise sold.

(2) In fiscal year 1993 extraordinary item consisted of a $21,100 charge resulting from early retirement of debt.

(3) In fiscal year 1995, extraordinary item consisted of a $906 charge resulting from early retirement of debt.

(4) In fiscal year 1995, CGF recognized a one time pre-tax charge of $1.5 million for non-cash expenses associated with the restructuring of a management stock option incentive plan.

(5) On November 15, 1995 CGF repurchased and retired 7,500 shares of Common Stock. This repurchase reduced the weighted average shares for fiscal year 1995 by approximately 800 shares.

(6) In fiscal year 1997, CGF recognized a non-recurring charge of $8.9 million for expenses principally associated with its decision to close its YES foods institutional food service business and discontinue wholesaling services to a Russian export business.

(7) Diluted earnings per share data for fiscal years 1993 through 1996 have been restated to conform with Statement of Financial Accounting Standard No. 128, Earnings Per Share.

FOURTH QUARTER 1998 RESULTS

    On February 17, 1999, CGF announced selected financial information for the fourth quarter and fiscal year ended January 3, 1999. Sales for the fourth quarter increased $17.3 million, or 12.1 percent, from $143.8 million in 1997 to $161.1 million in 1998. Sales for the fiscal year ended January 3, 1999 increased $12.6 million, or 2.1 percent, from $589.3 million in 1997 to $601.9 million in 1998. Sales for the 1998 fourth quarter included one additional week as compared to the prior year's quarter. Excluding the impact of the 53rd week, sales for the quarter and year improved $6.2 million or 4.3 percent and $1.5 million or 0.3 percent, respectively. Excluding the impact of the 53rd week and the effect of CGF's decision to close its YES Foods institutional food service business and discontinue its wholesaling service to a Russian export business, sales for year ended January 3, 1999 increased $17.4 million or 3.0 percent.

    Net income for the fourth quarter increased $0.6 million to net earnings of $0.7 million, or $0.09 per share, versus net income of $0.2 million, or $0.02 per share, in the same quarter of 1997. The increase in earnings for the 1998 quarter reflects improvements in gross margin dollars coupled with a reduction in the operating expense rate and lower interest expenses due to lower average debt balances in the quarter versus the prior year quarter. Net income for the fiscal year ended January 3, 1999 excluding a 1997 one-time charge improved by $2.4 million to net earnings of $2.1 million, or $0.26 per share, versus a net loss of $0.3 million, or $0.04 per share, in the prior year.

    Excluding the impact of the 53rd week, total retail comparable store sales for the fourth quarter and fiscal year ended January 3, 1999, increased by 2.9 percent and 1.8 percent, respectively.

    The Company's capital investment program continued as planned during the quarter with total capital spending for the fiscal year ended January 3, 1999 of $10.1 million.

                                                       4TH QUARTER ENDED         YEAR ENDED
                                                      --------------------  --------------------
                                                       JAN. 3,   DEC. 28,    JAN. 3,   DEC. 28,
                                                        1999       1997       1999       1997
                                                      ---------  ---------  ---------  ---------
Sales...............................................  $ 161,100  $ 143,771  $ 601,869  $ 589,274
Cost of sales and related occupancy costs...........    114,424    101,259    426,452    418,639
                                                      ---------  ---------  ---------  ---------
  Gross profit......................................     46,676     42,512    175,417    170,635

Selling, general and administrative expenses........     38,319     35,002    143,984    142,156
                                                      ---------  ---------  ---------  ---------
Operating income....................................      8,357      7,510     31,433     28,479

Other expenses:
  Interest expense, net.............................      6,537      6,609     25,811     26,711
  Other expense.....................................         42        155          7        373
  Non-recurring charge..............................     --         --          8,949
Net income (loss) before taxes......................      1,778        746      5,615     (7,554)

Income tax expense (benefit)........................      1,047        596      3,491     (1,949)
                                                      ---------  ---------  ---------  ---------
Net income (loss)...................................  $     731  $     150  $   2,124  $  (5,605)
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Net income (loss) per share before
Non-recurring charge................................  $    0.09  $    0.02  $    0.26  $   (0.04)
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Net income (loss) per share before
Non-recurring charge................................  $    0.09  $    0.02  $    0.26  $   (0.71)
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

Weighted average common shares outstanding..........      8,245      7,939      8,212      7,923
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

                 TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING

    This proxy statement and the accompanying proxy card are solicited by the Board. These proxies will be used at the Special Meeting to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8, 1999 at 10:00 A.M., local time, and at any and all adjournments or postponements thereof. The purpose of the Special Meeting is to consider and vote on a proposal to adopt and approve the Merger Agreement and the Merger, pursuant to which Acquisition will be merged into CGF with CGF continuing as the Surviving Corporation. The Board approved the Merger Agreement. THE BOARD OF DIRECTORS OF CGF RECOMMENDS THAT CGF STOCKHOLDERS VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                     RECORD DATE AND VOTING OF COMMON STOCK

    Stockholders of record at the close of business on March 5, 1999 (the "Record Date") will be entitled to vote at the Special Meeting. On the Record Date, there were outstanding 8,248,052 shares of Common Stock. The presence, in person or by proxy, of the holders of shares representing at least a majority of the outstanding shares of Common Stock at the Special Meeting shall constitute a quorum. Shares represented by proxies that reflect abstentions or "broker non-votes" (I.E., shares held by a broker or nominee that are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

    All shares represented by properly executed and unrevoked proxies will be voted at the Special Meeting. Each share of Common Stock is entitled to one vote. You may revoke your proxy before it is voted by executing another proxy at a later date, by notifying the secretary of CGF in writing of your revocation, or by attending the Special Meeting in person and voting in person.

    At the Special Meeting, holders of Common Stock will vote on the proposal to adopt and approve the Merger Agreement and the Merger (the "Proposal"). Holders of a majority of all the outstanding shares of Common Stock must vote in favor of adopting and approving the Merger Agreement and the Merger in order for the Proposal to be adopted. Votes withheld, abstentions and "broker non-votes" will not be counted as votes cast and will not be voted. A failure to vote, a vote to abstain or a broker non-vote will have the same legal effect as a vote cast against adoption of the Merger Agreement and the Merger.

    GEI, owner of approximately 35% of the Common Stock, has agreed, among other things, pursuant to the Stockholder Support Agreement, to vote all shares of Common Stock owned by it in favor of adopting and approving the Merger Agreement and the Merger. See "The Stockholder Support Agreement." In addition, all directors and executive officers of CGF, owners of approximately 2% of the outstanding shares Common Stock collectively (excluding shares owned by GEI that may be attributable to Messrs. Leonard I. Green, Jonathan D. Sokoloff and Gregory J. Annick as a result of their affiliation with GEI and excluding shares that may be acquired upon the exercise of stock options exercisable prior to the Merger), have advised CGF that they intend to vote all shares of Common Stock owned by them in favor of adopting and approving the Merger Agreement and the Merger.

    If the enclosed proxy is duly executed and received in time for the Special Meeting, and if no contrary instructions are included on the proxy, it is the intention of the persons named as proxies to vote the shares of Common Stock represented thereby in favor of the Proposal to adopt and approve the Merger Agreement and the Merger, and in the discretion of the persons named as proxies in connection with any other business that may properly come before the Special Meeting or any adjournment or postponement thereof.

    At this time, CGF knows of no other matters that may be presented for stockholder action at the Special Meeting. However, if any matters, other than the Proposal, should properly come before the

Special Meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.

    In the event that there are not sufficient votes to adopt the Proposal, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by CGF.

    The delivery of this proxy statement shall not, under any circumstances, create any implication that the information contained herein is correct after the date hereof.

    THE BOARD RECOMMENDS A VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

                            SOLICITATION OF PROXIES

    Officers and regular employees of CGF may solicit proxies from stockholders by telephone, telegram, facsimile or in person. CGF will not pay these individuals any additional compensation for such services, except for the reimbursement of any reasonable out-of-pocket expenses that they incur. CGF will pay all additional expenses of the solicitation of proxies for the Special Meeting, including the cost of mailing.

    NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH CGF'S SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CGF OR ANY OTHER PERSON.

                                   THE MERGER

BACKGROUND OF THE MERGER

    The Board and management have, from time to time, considered strategic alternatives for CGF, including acquisitions, diversification of its business into strategically complementary areas and other courses of action. At a Board meeting held on March 19, 1998, the Board discussed potential benefits of strategic alternatives, including a possible recapitalization of CGF or a possible sale, merger, consolidation or other business combination involving all or a substantial amount of the business, securities or assets of CGF. In its discussions, the Board considered the recent consolidation experienced in the supermarket industry and its possible impact on competitive conditions in CGF's market. Additionally, the Board considered the fact that CGF has had to manage its expansion plans and capital expenditures due to CGF's historic leverage and that CGF's operations are conducted in one market, Alaska, which, due to its geographic location, restricts CGF's growth potential. At this meeting, the Board authorized the retention of DLJ as its exclusive financial adviser with respect to potential Transactions, authorized the preparation and circulation of a confidential information memorandum and authorized negotiations with third parties regarding a potential Transaction. On March 20, 1998, CGF engaged DLJ as its exclusive financial adviser to assist in the review of potential Transactions. CGF's decision to engage DLJ was based, among other factors, on DLJ's performance in connection with investment banking and other services rendered to CGF by DLJ in the past and on DLJ's reputation in the investment banking community.

    Over the next several weeks, CGF and DLJ prepared a confidential information memorandum regarding CGF, and DLJ contacted eight potential partners identified by DLJ and CGF's management. Confidentiality agreements were negotiated with five of those entities in March and April 1998. Thereafter, information about CGF was provided to those interested entities. In May 1998, DLJ requested that such entities provide non-binding indications of interest, specifying the price ranges within which such parties believe they might be able to pursue a transaction. Preliminary, non-binding letters of interest were received from certain of the entities which had expressed an interest in evaluating a possible transaction with CGF. Such parties conducted due diligence with respect CGF and met with management in May and

June 1998. At the end of June, the interested parties were invited to submit firm offers to acquire CGF on or before July 8, 1998.

    On July 8, 1998, in response to the process established by DLJ, DLJ received two responses to the bid invitation, including a formal proposal from Safeway, providing for the cash purchase of all of the outstanding Common Stock for $11.50 per share. Over the next several days, DLJ engaged in discussions with Safeway regarding its proposal, as a result of which Safeway ultimately increased its cash bid to $12.50 per share and submitted a written response to the draft Merger Agreement previously presented to Safeway. From mid-July through the signing of the Merger Agreement on August 6, 1998, representatives of CGF and Safeway met and had telephone discussions to provide Safeway with information about CGF and to negotiate the terms and conditions of the Merger Agreement. The principal issues negotiated in connection with the Merger Agreement included the scope of representations and warranties, payment of certain fees and expenses, the conditions to Safeway's obligations to consummate the Merger, the circumstances under which a termination fee would be payable to Safeway and the amount thereof.

    The Board was kept informed of the status of the negotiations with potential partners throughout the process, and, at a telephonic Board meeting held on July 30, 1998, was presented with a report by management of the status of negotiations with Safeway and open issues being negotiated. Thereafter, on August 5, 1998, the Board met to consider the Safeway proposal and the proposed Merger Agreement. Management presented a report on the final negotiations of open issues. DLJ presented a summary of the Safeway proposal and a valuation analysis of CGF. At the meeting, DLJ discussed the financial aspects of the proposed transaction and the procedures it had undertaken to evaluate the proposal from a financial point of view to the Public Stockholders and addressed questions from members of the Board. Counsel made a presentation regarding the structure of the proposed transaction and the negotiations surrounding the Merger Agreement and then discussed the Merger Agreement and related agreements with the Board. DLJ delivered its oral opinion to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the Merger Consideration to be received by the Public Stockholders pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. Following such discussion, the members of the Board discussed the terms and conditions of the proposed transaction. After discussion, the Board concluded that the Safeway transaction was an attractive alternative to remaining independent and in the best interests of CGF's stockholders. Thereafter, the members of the Board present at the meeting, Messrs. Sokoloff, Annick, Cairns, Hayward, Werries and Gallegos, unanimously approved the Merger Agreement and the Merger. Over the next day, representatives of CGF finalized the Merger Agreement and related documents with representatives of Safeway, and on August 6, 1998, the Merger Agreement was signed.

RECOMMENDATION OF THE BOARD OF DIRECTORS

    At a meeting of the Board held on August 5, 1998 to consider the Merger, the members of the Board present at the meeting unanimously determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interest of, CGF's stockholders, and the Board recommends that the stockholders vote to adopt and approve the Merger Agreement and the Merger. In reaching these conclusions, the Board was favorably influenced by the following factors:

        1. The analysis presented by DLJ and the opinion of DLJ to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Public Stockholders of CGF pursuant to the Merger Agreement is fair to such stockholders from a financial point of view;

        2. The targeted solicitation process conducted by DLJ in seeking a strategic partner for CGF;

        3. The fact that the cash merger price of $12.50 per share represented a premium of 59% over the price of CGF's Common Stock on the day before the announcement of the Merger;

        4. The fact that the Common Stock has not traded at the cash merger price of $12.50 per share since 1993;

        5. The fact that the cash merger price of $12.50 per share is substantially above the Common Stock's historical trading range;

        6. Safeway's (i) experience in the Alaska market, where it has operated supermarkets since 1960, (ii) expanded geographic presence and related operating synergies, and (iii) favorable operating results trend; and

        7. The principal terms of the Merger Agreement which included: (i) the ability of the Board to respond to alternative proposals to acquire CGF;
    (ii) the size of the breakup fee payable under the Merger Agreement and
    (iii) the fact that the transaction is subject to the approval of a majority of CGF's outstanding shares.

    The Board did not assign relative weights to the factors discussed above.

    In approving the transaction, the Board was aware of and considered as a negative factor that as a result of the Merger, stockholders would no longer participate in the future growth and earnings of CGF. It considered the possibility that the Common Stock could significantly increase in value if CGF's financial performance were to continue to improve as it has in the recent past. However, the Board believed that a sale of CGF would achieve greater value at this time for stockholders as compared with remaining a public company.

CERTAIN INFORMATION PROVIDED TO SAFEWAY BY CGF

    In connection with the discussions between CGF and Safeway described above under "Background of the Merger," CGF provided to Safeway certain confidential financial projections (the "Projections"). The Projections were developed for internal use only, were not prepared with the intent that they would be publicly distributed, were based on numerous assumptions, many of which are beyond the control of CGF, and are not necessarily indicative of future results. See "Forward-Looking Statements."

    In preparing the Projections, CGF assumed the following store additions: one new Carrs Store in each of 1998 and 1999; two new Eagle Stores in each of 1999 and 2000; one new Oaken Keg Store in each of 1998 and 1999; and one new Tobacco Store in each of 1998 through 2000. CGF also assumed comparable store sales growth per year after 1998 of 1.0% for Carrs Stores, 2.0% for Eagle Stores, 1.0% for Oaken Keg Stores and 5.0% for Tobacco Stores, assuming the current competitive environment remains relatively stable. The Projections do not take into account the potential effects of the transactions contemplated by the Merger.

    The Projections included (a) projected sales of $601.7 million in 1998, $661.7 million in 1999 and $691.5 million in 2000, (b) projected EBITDA (as defined below) of $8.0 million in 1998, $8.1 million in 1999 and $8.0 million in 2000, and (c) projected net income of $0.4 million in 1998, $0.9 million in 1999 and $1.2 million in 2000. For purposes of the Projections, CGF defined EBITDA as earnings before interest, taxes, depreciation, amortization, non-recurring charges, pre-opening expenses and management fees payable to Leonard Green & Partners.

    As a matter of course, CGF does not disclose projections as to future revenues, earnings or other financial information. In addition, the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Projections were based upon a variety of estimates and assumptions that involve judgments with respect to, among other things, future economic and competitive conditions, financial market conditions and future business decisions, which, though considered reasonable by CGF, may not be realized, and are inherently subject to significant economic, competitive and business uncertainties, all of which are difficult to predict and many of which are beyond the control of CGF. While CGF believes that the estimates and assumptions relating to the Projections are reasonable, there can be no assurance that the Projections will be realized, and actual results may vary materially from those indicated in the Projections. See "Forward Looking Statements." In light of the uncertainties inherent in any projected data, CGF stockholders are cautioned not to place undue reliance on the Projections. The Projections are not being included herein to induce any CGF stockholder to vote in favor of the Merger.

OPINION OF FINANCIAL ADVISER TO CGF

    In its role as financial advisor to CGF, DLJ was asked by CGF to render an opinion as to the fairness from a financial point of view to the Public Stockholders of the Merger Consideration (as defined below) to be received by the Public Stockholders pursuant to the terms of the Merger Agreement. Pursuant to the Merger Agreement, each share of Common Stock held by CGF stockholders will be converted into the right to receive a cash payment per share equal to $12.50 (the "Merger Consideration"). On August 5, 1998. DLJ delivered its oral opinion, and on August 6, 1998 DLJ delivered its written opinion (the "DLJ Opinion"), to the effect that, as of such dates and based upon and subject to the assumptions, limitations and qualifications set forth in such opinions, the Merger Consideration to be received by the Public Stockholders pursuant to the terms of the Merger Agreement is fair to the Public Stockholders from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX B. CGF STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW MADE BY DLJ IN CONNECTION WITH SUCH OPINION.

    The DLJ Opinion was prepared for the Board and addresses only the fairness of the Merger Consideration to be received by the Public Stockholders from a financial point of view. The DLJ Opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Merger. DLJ was not retained as an adviser or agent to CGF stockholders or any other person, other than as an advisor to CGF. DLJ advised CGF in arm's length negotiations of the Merger Consideration. No restrictions or limitations were imposed by CGF upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering the DLJ Opinion. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In arriving at its opinion, DLJ reviewed the Merger Agreement and the schedules thereto. DLJ also reviewed financial and other information that was publicly available or furnished to it by CGF, including information provided during discussions with CGF's management. Included in the information provided during discussions with CGF's management were certain financial projections of CGF prepared by the management of CGF. In addition, DLJ compared certain financial and securities data of CGF with similar data of various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of rendering its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by CGF or its representatives, or that was otherwise reviewed by it. With respect to the financial projections supplied to it, DLJ assumed that management's projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of CGF as to the future operating and financial performance of CGF. DLJ did not assume any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by it. DLJ relied as to certain legal matters on advice of counsel to CGF.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

    The following is a summary of the presentation made by DLJ to the Board at its August 5, 1998 board meeting, setting forth certain factors and the principal financial analyses performed by DLJ to arrive at its opinion. This summary does not purport to be a complete description of the analyses performed by DLJ. DLJ drew no specific conclusions from any of these analyses but subjectively factored its observations from these analyses into its qualitative assessment of the relevant facts and circumstances.

    HISTORICAL STOCK PRICE PERFORMANCE. To provide comparative market data, DLJ examined CGF's historical Common Stock performance. DLJ's analysis consisted of a historical analysis of closing prices and trading volumes (i) from CGF's initial public offering on July 2, 1993 through July 31, 1998 and (ii) for the twelve months ended July 31, 1998. DLJ also examined trading volumes at specified prices of the Common Stock from November 17, 1995, the first Monday following the close of CGF's leveraged recapitalization, which consisted of a self tender offer for 7.5 million shares of Common Stock at $11.50 per share financed in part through the issuance of $100 million of senior subordinated notes of CGF, through July 31, 1998. In addition, DLJ compared the performance of the Common Stock for the twelve months ended July 31, 1998 to (i) the S&P 500 Composite, and (ii) an index comprised of seven publicly traded regional supermarket retailers deemed to be reasonably comparable to CGF because they possess general business, operating and financial characteristics similar to CGF (the "Regional Supermarket Comparable Companies"). The Regional Supermarket Comparable Companies consisted of Giant Foods, Inc., Dominick's Supermarkets, Inc., Eagle Food Centers Inc., Hannaford Brothers Co., Ingles Markets Inc., Marsh Supermarkets Inc. and Weis Markets Inc. Since CGF's initial public offering on July 2, 1993, the Common Stock reached a high of $15.00 per share and a low of $3.38 per share with a historical mean of $6.56 per share. Since the leveraged recapitalization, the Common Stock reached a high of $8.75 share and a low of $3.38 per share with a historic mean of $5.05 per share. In the twelve months ended July 31, 1998, the Common Stock reached a high of $8.75 per share and a low of $4.75 per share with a historical mean of $5.66 per share. On July 31, 1998, the closing price of the Common Stock was $8.75 per share. During the twelve months ended July 31, 1998, 100% of the trading volume in the Common Stock was below the acquisition offer of $12.50. During the twelve months ended July 31, 1998, the Common Stock performed comparably to the S&P 500 Index and the Regional Supermarket Comparable Companies index through the week of April 24, 1998. Beginning the week of May 1, 1998 CGF substantially outperformed the S&P 500 Index and the Regional Supermarket Comparable Companies index. DLJ's review of the data showed that a $100.00 investment on August 1, 1997 in each of the Common Stock, the S&P 500 Index, and the Regional Supermarket Comparable Companies index (assuming that all dividends were reinvested), would have amounted on July 31, 1998 to $184.21 for the Common Stock, $118.32 for the S&P 500 Index and $123.30 for the Regional Supermarket Comparable Companies index.

    PREMIUM ANALYSIS. DLJ reviewed publicly available information to determine the premiums paid in (i) 10 selected comparable supermarket merger and acquisition transactions completed between January 1, 1990 and July 31, 1998 (the "Selected Supermarket Transactions") and (ii) 180 mergers and acquisitions transactions ranging in size from approximately $200 million to approximately $500 million completed between January 1, 1996 and July 31, 1998 (the "Selected M&A Transactions"). None of the preceding merger and acquisition transactions are directly comparable to the Merger. For the Selected Supermarket Transactions, DLJ reviewed the percentage premium in each transaction represented by the transaction price over the trading price one day, one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the transaction price exceeded the closing stock price one day, one week and one month prior to the announcement date for the Selected Supermarket Transactions was approximately 24.7%, 28.5% and 31.8%, respectively. For the Selected M&A Transactions, DLJ reviewed the percentage premium in each transaction represented by the transaction price over the trading price one day, one week and one month prior to the announcement date of each respective transaction. The mean percentage amount by which the transaction prices exceeded the closing stock prices one day, one week and one month prior to the announcement date for the Selected M&A Transactions was approximately 27.2%, 33.2% and 39.6%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of the Common Stock one day, one week and one month prior to August 6, 1998, the date of the press release announcing that CGF and Safeway had entered into the Merger Agreement, was approximately 58.7%, 48.2% and 70.9%, respectively. The percentage amount by which the Merger Consideration exceeded the closing stock price of the Common Stock one day, one week and one month prior to July 31, 1998, the date of the end of the evaluation period analyzed by DLJ and presented to the Board, was approximately 48.2%, 51.5% and 66.7%, respectively.

    COMPARISON OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. DLJ analyzed the operating performance of CGF relative to the Regional Supermarket Comparable Companies. DLJ compared certain market trading statistics for CGF with the Regional Supermarket Comparable Companies, including total enterprise value (defined as market value of common equity plus book value of total debt less cash and cash equivalents) (based on reported closing prices for the Regional Supermarket Comparable Companies on July 31, 1998) as a multiple of latest twelve months ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT") and price to estimated calendar year ending 1998 EPS (as estimated by First Call Corporation) and book value of common equity per share. As of July 31, 1998, this analysis resulted in (i) a range of 0.2x to 0.7x, a median of 0.6x and a mean (excluding high and low) of 0.5x total enterprise value to LTM revenues compared to 0.6x for CGF based on the Merger Consideration, (ii) a range of 4.4x to 10.9x, a median of 8.1x and a mean (excluding high and low) of 7.9x total enterprise value to LTM EBITDA compared to 7.1x for CGF based on the Merger Consideration, (iii) a range of 10.1x to 19.2x, a median of 12.6x and a mean (excluding high and low) of 12.8x total enterprise value to LTM EBIT compared to 11.1x for CGF based on the Merger Consideration, (iv) a range of 8.4x to 32.9x, a median of 18.1x and a mean (excluding high and low) of 18.2x P/E based on calendar year 1998 EPS estimates compared to 48.1x for CGF based on the Merger Consideration, and (v) a range of 1.0x to 7.5x, a median of 1.7x and a mean (excluding high and low) of 2.0x price to book value of common equity per share compared to 4.5x for CGF based on the Merger Consideration.

    No company used in this analysis is identical to CGF. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the Regional Supermarket Comparable Companies and CGF and other factors that could affect the public trading value of the Regional Supermarket Comparable Companies. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable company data.

    ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS IN THE SUPERMARKET SECTOR. Using publicly available information for the Selected Supermarket Transactions, DLJ reviewed the consideration paid in such transactions in terms of the total enterprise value as a multiple of LTM revenues, EBITDA and EBIT of the acquired entity prior to its acquisition as well as the equity value (defined as market value of common equity) as a multiple of book value of common equity of the acquired entity prior to its acquisition. The analysis resulted in
(i) a range of 0.2x to 0.9x and a median and a mean (excluding high and low) of 0.4x total enterprise value to LTM revenues compared to 0.6x for CGF based on the Merger Consideration, (ii) a range of 5.1x to 13.1x, a median of 7.1x and a mean (excluding high and low) of 7.5x total enterprise value to LTM EBITDA compared to 7.1x for CGF based on the Merger Consideration, (iii) a range of 7.5x to 17.2x, a median of 12.2x and a mean (excluding high and low) of 12.3x total enterprise value to LTM EBIT compared to 11.1x for CGF based on the Merger Consideration, and (iv) a range of 0.6x to 35.1x, a median of 3.5x and a mean (excluding high and low) of 5.2x equity value to book value of common equity compared to 4.5x for CGF based on the Merger Consideration.

    No transaction used in this analysis is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of CGF and the companies involved in the selected transactions and other factors that could affect the acquisition value of the companies to which CGF is being compared. Mathematical analysis such as determining the mean is not in itself a meaningful method of using comparable transactions data.

    DISCOUNTED CASH FLOW ANALYSIS. For purposes of this analysis, DLJ performed a discounted cash flow analysis for CGF on a stand-alone basis using management's estimates of future performance and future results of operations. In performing its analysis, DLJ calculated the estimated "Free Cash Flow" based on stand-alone projected unleveraged operating income adjusted for: (i) taxes;
(ii) certain projected non-cash items (E.G.,depreciation and amortization);
(iii) projected changes in working capital; and (iv) projected capital expenditures. DLJ analyzed the projections and discounted the stream of Free Cash Flows from fiscal 1999 to fiscal 2002 provided in such projections, back to March 29, 1998 using discount rates ranging from 11.0% to 15.0%. Although DLJ estimated CGF's weighted average cost of capital at approximately 12%, DLJ believes that the appropriate discount rate is somewhat higher (approximately 14
- 15%) due to CGF's limited growth prospects and the uncertainty of achieving its projected financial results. These judgments are based in part on CGF's historically heavy competition, which may increase in the near future, and its operation based in Alaska, which may curtail CGF's growth. To estimate the terminal value of CGF on a stand-alone basis at the end of the forecast period, DLJ applied terminal multiples of 6.0x to 8.0x projected fiscal 2002 EBITDA and discounted such value estimates back to March 29, 1998 using discount rates ranging from 11.0% to 15.0%. DLJ then aggregated the present values of the Free Cash Flows and the present values of the residual values to derive a range of implied enterprise values for CGF on a stand-alone basis. The range of stand-alone implied enterprise values were then adjusted for CGF's net debt to yield implied equity values of CGF on a stand-alone basis. The range of equity values were then divided by the number of fully diluted shares to determine a range of equity values per share for CGF on a stand-alone basis. At a discount rate of 14% to 15%, the analysis indicated a range of implied equity values of $7.49 to $13.21 per share.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ, but describes, in summary form, the principal elements of the presentation made by DLJ to the Board on August 5, 1998. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter dated March 20, 1998 (the "DLJ Engagement Letter"), CGF agreed to pay DLJ (i) a fee of $450,000 upon notification that DLJ was prepared to deliver the DLJ Opinion and an additional fee of $25,000 for each update of a prior opinion delivered by DLJ with respect to a transaction (the "DLJ Opinion Fee"), and (ii) a fee payable upon consummation of any transaction (the "Transaction Fee"), less the DLJ Opinion Fee. The Transaction Fee equals the sum of $1,000,000, PLUS

2.25% of CGF's equity value based upon the consideration paid in a transaction (up to and including a transaction consideration of $10.00 per share) in excess of CGF's equity value based upon $7.50 per share, PLUS 7.71725% of CGF's equity value based upon consideration paid in the transaction in excess of CGF's equity value based upon $10.00 per share. The amount of the Transaction Fee increases based upon the amount by which the per share consideration paid in a transaction is in excess of $7.50. Pursuant to the terms of the DLJ Engagement Letter and based on the Merger Consideration, the total Transaction Fee payable to DLJ upon consummation of the Merger equals approximately $3.3 million. CGF also agreed to reimburse DLJ promptly for all reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and CGF believe are customary in transactions of this nature, were negotiated at arm's length between CGF and DLJ, and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

    DLJ has performed investment banking and other services for CGF and Safeway in the past and has been compensated for such services. DLJ lead-managed CGF's initial public offering in 1993 and a $100 million offering of senior subordinated notes of CGF in 1995 for which DLJ received usual and customary compensation. DLJ co-managed Safeway's $1.4 billion secondary common stock offering in 1997 and co-managed Safeway's $1.1 billion secondary common stock offering in 1998 for which DLJ received usual and customary compensation. In the ordinary course of business, DLJ may actively trade the securities of CGF and Safeway for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

SAFEWAY'S REASONS FOR THE MERGER

    At a meeting held on July 8, 1998, the Board of Directors of Safeway unanimously approved Safeway's acquisition of CGF and authorized management to negotiate and enter into the Merger Agreement. Neither the DGCL nor the NYSE requires that Safeway stockholders approve the Merger Agreement or the Merger, and Safeway is not seeking approval of its stockholders.

    In reaching its conclusion to approve the Merger Agreement and the Merger, Safeway's Board of Directors was favorably influenced by the following factors:

        1. A component of Safeway's long-term business strategy is growth through acquisition. Safeway has identified certain criteria for considering acquisition targets, which include strong market share and the potential for improving EBITDA margin. Safeway believes that the Merger is consistent with and in furtherance of this strategy;

        2. The continuing trend of consolidation in the grocery retailing industry and the importance of operational scale and geographic diversity in remaining competitive in the long term;

        3. The opportunities presented by the Merger to enhance Safeway's presence in Alaska and to leverage Safeway's cost structure in Alaska;

        4. Safeway's familiarity with many of CGF's operating territories which Safeway believes will enhance its ability to operate effectively CGF, as well as Safeway, stores after the Merger; and

        5. The terms and conditions of the Merger Agreement and the agreements contemplated by the Merger Agreement, including the form and amount of consideration and the representations, warranties, covenants and conditions contained in those agreements.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the Merger, stockholders should be aware that certain directors and officers of CGF have interests in the Merger, as described below.

    1998 SPECIAL BONUS PLAN. The Compensation Committee of the Board proposed, and on August 5, 1998, the Board unanimously adopted and approved, the 1998 Special Bonus Plan in connection with CGF's review of strategic alternatives, including the Merger. The 1998 Special Bonus Plan provides that upon closing of the Merger or any other change of control on or before June 30, 1999, three executive officers of CGF, Lawrence H. Hayward, Donald J. Anderson and Jeffry L. Philipps, will be entitled to receive special bonuses in recognition of the extraordinary services rendered by them in connection with CGF's exploration of strategic alternatives. Lump sum payments will be made in the amount of $225,000 to Mr. Hayward and $150,000 to each of Messrs. Anderson and Philipps, assuming that each is still employed by CGF at the Effective Time. In addition, in connection with the transactions associated with the Merger and in recognition of their contributions to CGF, the Board approved a one-time special bonus of $47,400 for each of the non-employee directors of CGF, E. Dean Werries and Donald Gallegos.

    SEVERANCE ARRANGEMENTS. On August 5, 1998, the Board unanimously adopted and approved the 1998 Severance Plan and amendments to employment agreements with three executive officers. The purpose of the 1998 Severance Plan is to provide severance bonuses to certain employees of CGF in the event their employment is terminated by reason of the Merger. Under the 1998 Severance Plan, any eligible employee (other than hourly (non-salaried) employees) who is not a party to a written employment agreement that provides for severance benefits and who is either (i) notified prior to the Effective Time that he or she will not be retained in a comparable position, or that his or her employment will be terminated, as of the Effective Time or (ii) terminated by the Surviving Corporation or its parent or subsidiaries on or before the first anniversary of the Effective Date, shall receive, subject to certain other conditions, a severance bonus.

    If the terminated employee is an officer, he or she will receive a severance bonus equal to twice his or her annual base salary. If the terminated employee is a store, merchandising, operations or administrative director, he or she will receive a severance bonus equal to his or her annual base salary, plus the applicable target bonus. If the terminated employee is a manager, he or she will receive a severance bonus equal to one-half his or her annual base salary. If the terminated employee is any other salaried employee, he or she will receive a severance bonus equal to one week of his or her annual base salary for each full year of service, but he or she will receive not less than ten weeks of such annual base salary.

    In conjunction with the adoption of the 1998 Severance Plan, on August 5, 1998 the Board also approved amendments to the existing employment agreements with Messrs. Hayward, Anderson and Phillips to provide for severance payments to each of these executives equal to twice his annual base salary in the event that such executive is terminated or terminates his employment as a result of the Merger.

    OPTIONS. Certain of CGF's Board members and executive officers own Common Stock or stock options and, to that extent, their interest in the Merger is the same as yours. Immediately prior to the consummation of the Merger, all unvested stock options issued under the 1991 Stock Option Plan will become vested, and upon consummation of the Merger all outstanding options under the 1991 Stock Option Plan will be exercisable for a per share cash amount equal to the Merger Consideration minus the per share exercise price. With the consent of the optionholders, such options will be canceled following the Merger and each optionholder will receive a per share cash payment equal to the difference between the Merger Consideration and the per share exercise price. Stock options held by non-employee directors will be canceled in exchange for a per share cash payment equal to the difference between the Merger Consideration and the per share exercise price. See "The Merger--The Merger Agreement--Treatment of Stock Options." For information concerning management's ownership of Common Stock or stock options, see "Security Ownership of Beneficial Owners and Management."

    INDEMNIFICATION. The Merger Agreement provides that all rights to indemnification or exculpation existing in favor of any directors or officers of CGF, as provided in CGF's certificate of incorporation or bylaws as in effect on the date of the Merger Agreement, shall survive the Merger with respect to matters occurring at or prior to the Effective Time. Acquisition and Safeway have agreed to maintain the existing CGF policy of directors' and officers' liability and fiduciary insurance for a period of six years after the Effective Time, subject to certain premium limitations.

THE MERGER AGREEMENT

    The following summary of the material terms of the Merger Agreement is subject to, and qualified in its entirety by, the complete text of the Merger Agreement which is attached to this proxy statement as APPENDIX A. The terms of the Merger Agreement are the result of arm's-length negotiations between CGF on the one hand and Acquisition and Safeway on the other hand.

    TERMS OF THE MERGER. Subject to and immediately following the receipt of the requisite vote of stockholders of CGF and the satisfaction or waiver of the conditions to the consummation of the Merger set forth in the Merger Agreement, the parties shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL. The Merger shall be effective at the time the certificate of merger is filed with the Delaware Secretary of State (the "Effective Time").

    At the Effective Time, subject to the terms and conditions set forth in the Merger Agreement and the DGCL, Acquisition will be merged with and into CGF, the separate corporate existence of Acquisition will cease, and CGF will continue as the Surviving Corporation.

    The Merger Agreement provides that the certificate of incorporation and the bylaws of Acquisition, as in effect at the Effective Time, shall be the certificate of incorporation and the bylaws of the Surviving Corporation immediately after the Effective Time. The Merger Agreement further provides that the directors and officers of Acquisition at the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

    CONVERSION OF SECURITIES. At the Effective Time, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares held in CGF's treasury or by any of CGF's subsidiaries, (ii) shares held by Safeway, Acquisition or any other subsidiary of Safeway and (iii) shares as to which appraisal rights have been demanded and perfected in accordance with Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive, in cash and without interest, the Merger Consideration. Except for the right to receive the Merger Consideration, from and after the Effective Date, all such shares, by virtue of the Merger and without any action on the part of the holders, will no longer be outstanding and will be canceled and retired and will cease to exist. Each holder of a certificate formerly representing any such shares will after the Effective Date cease to have any rights with respect to such shares other than the right to receive the Merger Consideration for such shares upon surrender of such certificate. At the Effective Time, each share of Common Stock held in the treasury of CGF and each share of Common Stock held by Safeway, Acquisition or any of Safeway's other subsidiaries immediately prior to the Effective Time shall be canceled and cease to exist, and no payment shall be made with respect thereto.

    APPRAISAL RIGHTS. Notwithstanding any provision of the Merger Agreement to the contrary, any shares of Common Stock held by a holder who has demanded and perfected the right of appraisal of those shares in accordance with the provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement, but the holder shall only be entitled to such rights as are granted by the DGCL. If a holder of shares of Common Stock who demands appraisal of such shares under the DGCL effectively withdraws or becomes ineligible for (through failure to perfect or otherwise) the right of appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Merger Consideration upon compliance with the provisions, and subject to the limitations, of the Merger Agreement. The Merger Agreement requires that CGF shall give Safeway (a) prompt notice of any written demands for appraisal of any shares of Common Stock and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Merger Agreement further provides that CGF shall not, except with the prior written consent of Safeway, make any payment with respect to any demands for appraisal of Common Stock or offer to settle or settle any such demands.

    TREATMENT OF STOCK OPTIONS. Each outstanding option to purchase shares of Common Stock that was granted under CGF's 1991 Stock Option Plan, as amended (a "1991 Stock Option"), will, to the extent not previously vested, become fully vested immediately prior to the Effective Time, will remain outstanding after the Effective Time and will be exercisable for cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1991 Stock Option, multiplied by (y) the number of shares of Common Stock subject to such 1991 Stock Option (subject to any tax withholding obligations). Pursuant to the terms of the Merger Agreement, CGF has agreed to use its commercially reasonable efforts to obtain the consent of each holder of a 1991 Stock Option to the cancellation of such 1991 Stock Option on the business day following the Effective Time and the payment by CGF to each such holder of cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1991 Stock Option, multiplied by (y) the number of shares of Common Stock subject to such 1991 Stock Option (subject to any tax withholding obligations).

    On the business day following the Effective Time, each outstanding option to purchase shares of Common Stock that was granted under CGF's 1994 Outside Directors Stock Option Plan, as amended (a "1994 Stock Option"), will be canceled and CGF will pay to each holder of a 1994 Stock Option cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1994 Stock Option, multiplied by
(y) the number of shares of Common Stock subject to such 1994 Stock Option (subject to any tax withholding obligations).

    PAYMENT FOR SHARES. At the Effective Time, Safeway will deposit with ChaseMellon Shareholder Services or such other agent or agents as may be appointed by Safeway and Acquisition (the "Payment Agent"), cash in U.S. dollars in an amount equal to the Merger Consideration multiplied by the aggregate outstanding shares of Common Stock (such sum being hereinafter referred to as the "Merger Fund"). Out of the Merger Fund, the Payment Agent will, pursuant to instructions from the holders of Common Stock, make the payments of the Merger Consideration referred to in the Merger Agreement. Any amount remaining in the Merger Fund six months after the Effective Time will be refunded to Safeway upon demand, and Safeway will remain liable for payment of the Merger Consideration for two years after the Effective Time.

    In the event any certificate or certificates representing Common Stock are lost, stolen or destroyed, then the person claiming such fact must provide (i) an affidavit to that effect and (ii) as may be required by Safeway or the Payment Agent in its discretion, a suitable bond or indemnity. Upon receipt and processing of such documents, the Merger Consideration owing to such person will be paid to such person.

    Upon surrender of a certificate representing Common Stock for cancellation to the Payment Agent in accordance with the Merger Agreement, such certificate will be canceled and cease to exist, and each such holder of a certificate or certificates that represented shares of Common Stock issued and outstanding immediately prior to the Effective Time will cease to have any rights as a stockholder of CGF with respect to the shares of Common Stock represented by such certificate or certificates, except for the right to receive the payment provided pursuant to the Merger Agreement. Until so surrendered, each certificate will be deemed after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No transfer of shares of Common Stock issued and outstanding immediately prior to the Effective Time will be made on the stock transfer books of CGF after the Effective Time.

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF COMMON STOCK FOR THE MERGER CONSIDERATION. STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES OF COMMON STOCK TO THE PAYMENT AGENT OR CGF PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

    REPRESENTATIONS AND WARRANTIES. CGF has made various representations and warranties in the Merger Agreement, in respect of itself and its subsidiaries, including those relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization and qualification; (ii) capitalization; (iii) authority;
(iv) Securities and Exchange Commission ("SEC") reports and financial statements; (v) information provided in this proxy statement; (vi) consents, approvals and absence of violations; (vii) absence of defaults; (viii) absence of undisclosed liabilities and certain changes; (ix) litigation; (x) compliance with applicable law; (xi) employee benefit plans and labor matters; (xii) environmental laws and regulations; (xiii) taxes; (xiv) intellectual property and software; (xv) vote required to adopt the Merger Agreement; (xvi) opinion of financial adviser as to the Merger Consideration; (xvii) absence of brokers; (xviii) related party transactions; (xix) assets of CGF and its subsidiaries;
(xx) contracts; (xxi) certain agreements of CGF; and (xxii) absence of unlawful payments.

    Safeway and Acquisition have made various representations and warranties in the Merger Agreement including those relating to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) organization and qualification; (ii) authority; (iii) SEC reports and financial statements; (iv) information supplied in this proxy statement; (v) consents, approvals and absence of violations; (vi) absence of defaults; (vii) litigation; (viii) absence of brokers; (ix) absence of prior activities of Acquisition; and (x) financing to effect the Merger.

    None of the representations or warranties of CGF, Safeway or Acquisition survive the consummation of the Merger.

    CONDUCT OF BUSINESS PENDING THE MERGER. The Merger Agreement provides that except as described therein or in the schedules thereto, from the date of the Merger Agreement through the Effective Time, CGF will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business consistent with past practices and seek to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as described therein or in the schedules thereto, the Merger Agreement provides that, from the date of the Merger Agreement through the Effective Time, neither CGF nor any of its subsidiaries will do any of the following without the prior written consent of Safeway and Acquisition:

        (i) amend its certificate of incorporation or bylaws;

        (ii) authorize for issuance, issue, sell or agree or commit to issue or sell or deliver any stock of any class or other equity equivalents except for the issuance and sale of Common Stock pursuant to the exercise of previously granted 1991 Stock Options or 1994 Stock Options;

       (iii) split, combine or reclassify, declare, set aside or pay any dividends on or make a distribution on, redeem or otherwise acquire its capital stock;

        (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

        (v) alter through merger, liquidation, reorganization or restructuring the corporate structure or ownership of any of CGF's subsidiaries;

        (vi) incur or assume any long-term or short-term debt or sell any debt securities except for borrowings under existing credit facilities in the ordinary course of business;

       (vii) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person (other than obligations of subsidiaries of CGF incurred in the ordinary course of business) except pursuant to existing credit facilities;

      (viii) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of CGF in the ordinary course of business consistent with past practice);

        (ix) pledge or otherwise encumber shares of capital stock of CGF or any of its subsidiaries;

        (x) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than tax liens for taxes not yet due);

        (xi) except as may be required by law and except for certain specified exceptions, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, or other similar compensation plan or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits payable or to become payable to any director, officer or employee;

       (xii) sell, lease or dispose of any assets in any single transaction or series of related transactions for consideration in excess of $250,000, other than in the ordinary course of business;

      (xiii) except as may be required as a result of a change in law or generally accepted accounting principles, change any of its accounting principles or practices;

       (xiv) revalue in any material respect any of its assets;

       (xv) acquire any corporation, partnership or other business organization or equity interest therein;

       (xvi) enter into any contract or agreement that requires annual expenditures by CGF or its subsidiaries in excess of $500,000 or which has a term in excess of one year or is not cancelable (without material penalty, cost or liability) within one year;

      (xvii) enter into, renew or modify any agreement or collective bargaining agreement relating to its business except for routine employee grievance matters;

      (xviii) make any material modifications to certain contracts;

       (xix) make any payment to certain related parties, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business;

       (xx) authorize any new capital expenditures that in the aggregate are in excess of $5,000,000, subject to certain exceptions;

       (xxi) make any material tax election or settle or compromise any income tax liability involving cost or liability to CGF in excess of $250,000;

      (xxii) settle or compromise any pending or threatened suit, action or claim disclosed to Safeway or relating to the Merger or which could have a material adverse effect on CGF; or

      (xxiii) take or agree in writing to take any of the actions described above or any actions that would make any of CGF's representations or warranties untrue or incorrect as of the date when made.

    OTHER POTENTIAL ACQUIRERS. CGF has agreed that neither it, nor any of its subsidiaries, nor any of their respective officers, directors, or employees will, and that it will use its best efforts to cause its and its subsidiaries' agents and representatives not to, solicit, initiate or encourage or participate in any discussions or negotiations with or provide non-public information to any person or group concerning a Third Party Acquisition. Notwithstanding the foregoing, the Board may take and disclose to CGF's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. The Board, however, may not recommend that CGF's stockholders tender their shares of Common Stock in connection with such tender offer unless the Board by majority vote determines in its good faith judgment, after consultation with and based on the advice of legal counsel, that there is a substantial likelihood that the Board is required to do so in order to comply with its fiduciary duties. In addition, the Board may, or may permit others on its behalf, to enter into negotiations or supply non-public information to any other person in connection with a Third Party Acquisition if the Board by majority vote determines in good faith, after consultation with and based on advice of legal counsel, that there is a substantial likelihood that the Board is required to do so in order to comply with its fiduciary duties. In the event that CGF receives any proposal or inquiry concerning Third Party Acquisition, CGF will promptly notify Safeway of the identity of the party and the terms and conditions of such proposal or inquiry.

    Except as described in this paragraph, the Board has agreed not to withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause CGF to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel, that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal. CGF is not entitled to enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated and CGF has paid all amounts due to Safeway thereunder.

    "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of CGF by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange
Act) other than Safeway, Acquisition or any affiliate thereof (a "Third Party");
(ii) the acquisition by a Third Party of more than 35% of the total assets of CGF and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of beneficial ownership of 35% or more of the outstanding shares of Common Stock; (iv) the adoption by CGF of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by CGF or any of its subsidiaries of more than 35% of the outstanding shares of Common Stock; or (vi) the acquisition by CGF or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which is equal or greater than 35% of the annual revenues, net income or assets of CGF.

    "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the shares of Common Stock then outstanding or all or substantially all the assets of CGF which otherwise is on terms which the Board by a majority vote determines in its good faith judgment (taking into consideration advice of a financial adviser of nationally recognized reputation) to be more favorable to CGF's stockholders than the Merger.

    ADDITIONAL COVENANTS. Pursuant to the Merger Agreement, CGF has covenanted, among other things, to: (i) prepare and file with the SEC this proxy statement and to use its reasonable best efforts to have this proxy statement cleared by the SEC and thereafter mailed to its stockholders; (ii) use all reasonable efforts to cause KPMG Peat Marwick LLP to deliver a customary agreed-upon procedures letter dated not more than five days prior to the date on which this proxy statement shall be mailed to stockholders; (iii) take all action necessary to convene a special meeting of its stockholders as soon as practicable to vote upon adoption of the Merger Agreement; (iv) permit Safeway and its authorized representatives to have access to CGF's officers, employees, agents, independent auditors, representatives, properties, books and records; (v) cooperate with Safeway's efforts to negotiate and enter into written agreements affecting CGF's real estate, as Safeway may deem necessary or desirable; (vi) cause each of its and each of its subsidiaries' officers and directors to tender their resignations effective on or before the Effective Time; and (vii) comply with the terms, conditions and provisions of certain other agreements.

    Safeway and Acquisition have covenanted, among other things to: (i) hold in confidence all documents and information concerning CGF and its subsidiaries furnished to Safeway or Acquisition in connection with the transactions contemplated by the Merger Agreement; (ii) provide the eligible employees of CGF and its subsidiaries from the Effective Time to the first anniversary thereof with compensation and employee benefits (other than stock option plans) that, in the aggregate, are at least as favorable as those currently provided by CGF and its subsidiaries and to cause the Surviving Corporation to honor all "change of control" or similar provisions relating to employees or executive officers contained in any existing contracts; and (iii) cause the Surviving Corporation to maintain all rights to indemnification or exculpation now existing in favor of the directors, officers or other employees and agents of CGF and its subsidiaries as provided in their respective certificates of incorporation or bylaws with respect to matters occurring prior to the Effective Time, and to cause the Surviving Corporation to maintain in effect for at least six years following the Effective Time (within certain premium limits), the policies of the directors' and officers' liability insurance most recently maintained by CGF with respect to matters occurring prior to the Effective Time.

    CGF, Safeway and Acquisition each have covenanted to: (i) notify each other after the receipt of any written or oral comments by the SEC and promptly provide copies of all correspondence between itself or its representative and the SEC with respect to this proxy statement; (ii) use all commercially reasonable efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by the Merger Agreement; (iii) cooperate in preparing and filing this proxy statement and any filings required by the HSR Act; (iv) use all commercially reasonable efforts to obtain consents of all third parties or governmental entities necessary or advisable for the consummation of the transactions contemplated by the Merger Agreement; (v) contest any legal proceeding relating to the Merger; (vi) execute any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement; (vii) consult with one another before issuing any press release or otherwise making any public announcement; (viii) give prompt notice to one another concerning breaches of its own representations and warranties under the Merger Agreement; and (ix) promptly notify one another concerning any notice or other communication (a) alleging that consent of such person to the transactions contemplated by the Merger Agreement may be required, (b) from any governmental or regulatory agency in connection with the transactions contemplated by the Merger Agreement or (c) with respect to any actions, suits, claims or investigations against CGF, in each case, which relates to the consummation of the transactions contemplated by the Merger Agreement.

    CONDITIONS TO THE MERGER. The obligations of CGF, Safeway and Acquisition to complete the Merger are subject to the fulfillment of the following conditions: (i) the Merger Agreement shall have been adopted by the stockholders of CGF; (ii) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, promulgated, entered, or enforced by any court or governmental authority that prohibits, restrains, enjoins or restricts the consummation of the Merger and no legal proceeding shall be pending in which a governmental authority seeks to prohibit, restrain, enjoin or restrict the consummation of the Merger; and (iii) any applicable waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other required governmental or regulatory notices or approvals shall have been either filed or received.

    The obligations of Safeway and Acquisition to complete the Merger are further subject to the fulfillment of the following conditions: (i) the representations and warranties of CGF set forth in the Merger Agreement or in any other document delivered pursuant thereto are true and correct at and as of the Effective Time; (ii) CGF has performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under the Merger Agreement; (iii) CGF has obtained required consents and approvals to permit succession by the Surviving Corporation pursuant to the Merger to any rights or obligations of CGF under certain third-party agreements and instruments; (iv) the termination without continuing liability or obligation of the MSA between CGF and LGA except for the unpaid pro rata portion of the annual $450,000 fee payable under the MSA through the Effective

Time; (v) the Stockholder Support Agreement between Safeway and Green Equity Investors, L.P. is in full force and effect; and (vi) the absence of any occurrence or development that individually or in the aggregate has had, or would be reasonably be expected to have, a material adverse effect on CGF.

    The obligations of CGF to complete the Merger are further subject to the fulfillment of the following conditions: (i) the representations and warranties of Safeway and Acquisition set forth in the Merger Agreement or in any other document delivered pursuant thereto are true and correct at and as of the Effective Time; (ii) Safeway and Acquisition have performed and complied with, in all material respects, all obligations and covenants required to be performed or complied with by either under the Merger Agreement; and (iii) Safeway has obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger Agreement under any agreements or contracts, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CGF, individually or in the aggregate, have a material adverse effect on Safeway.

    TERMINATION OF MERGER AGREEMENT. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time in the event of any of the following:

        (i) by mutual written consent of CGF, Safeway and Acquisition;

        (ii) by CGF or Safeway and Acquisition if there is any law or regulation that makes consummation of the Merger illegal or otherwise prohibited, or any court of competent jurisdiction or other governmental authority shall have issued a final order, decree or ruling or taken other final action restraining, enjoining or prohibiting the Merger and such order, decree, ruling or other action is nonappealable;

       (iii) by CGF or Safeway and Acquisition if the Merger has not been consummated by January 31, 1999 (or, if as of January 31, 1999, all necessary approvals or consents under the HSR Act or any other antitrust statute, law, rule or regulation required for the consummation of the Merger have not been obtained, May 31, 1999) (unless the terminating party's failure to fulfill any of its obligations under the Merger Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date);

        (iv) by CGF if Safeway or Acquisition shall have materially breached any representation or warranty set forth in the Merger Agreement or if any representation or warranty of Safeway or Acquisition shall have become untrue in any material respect, in either case such that the conditions of CGF to consummating the Merger would be incapable of being satisfied by January 31, 1999 (or such extended later date);

        (v) by CGF if Safeway or Acquisition shall have breached any of its covenants or agreements set forth in the Merger Agreement and such breach would have a material adverse effect on Safeway or materially adversely affect (or materially delay) consummation of the Merger, and if Safeway or Acquisition has not cured such breach prior to twenty business days following written notice by CGF (provided that CGF has not breached any of its obligations under the Merger Agreement in any material respect);

        (vi) by CGF if the Board determines by a majority vote in its good faith judgment, after consultation with and taking into consideration advice of legal counsel, that it is likely to be required in order to comply with its fiduciary duties, and does, withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend a Superior Proposal;

       (vii) by Safeway and Acquisition if CGF's stockholders shall have failed to adopt the Merger;

      (viii) by Safeway and Acquisition if the Board withdraws, modifies or changes its approval or recommendation of the Merger or the Merger Agreement or shall not have opposed a Third Party Acquisition in a 14D-9 filing;

        (ix) by Safeway and Acquisition if CGF has entered into a definitive agreement with respect to a Third Party Acquisition;

        (x) by Safeway and Acquisition if CGF shall have breached any of its representations or warranties set forth in the Merger Agreement or any representation or warranty of CGF shall have become untrue in any material respect, in either case such that the conditions of Safeway and Acquisition to consummating the Merger would be incapable of being satisfied by January 31, 1999 (or such extended date);

        (xi) by Safeway and Acquisition if CGF shall have breached any of its covenants or agreements set forth in the Merger Agreement having a material adverse effect on CGF or materially adversely affecting (or materially delaying) consummation of the Merger, and CGF has not cured such breach prior to twenty business days following written notice by Safeway or Acquisition (provided that neither Safeway nor Acquisition has breached any of their respective obligations under the Merger Agreement in any material respect); or

       (xii) by Safeway or Acquisition if the Board shall have recommended to the holders of the Common Stock a Superior Proposal.

    TERMINATION FEE AND PAYMENT OF EXPENSES. In the event that the Merger Agreement is terminated pursuant to clauses (vi), (viii), (ix) or (xii) as set forth in the immediately preceding paragraph or, if another bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Common Stock then outstanding or all or substantially all of CGF's assets is outstanding on the date of the Special Meeting and CGF's stockholders fail to adopt the Merger Agreement at the Special Meeting, CGF shall pay $4,000,000 as a termination fee to Safeway within five business days of such termination. In addition, in such event, within five business days of presentation of statements therefor, CGF shall pay Safeway's reasonable out-of-pocket expenses incurred in connection with the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, no amount described in this paragraph shall be payable by CGF if Safeway shall have materially breached its obligations under the Merger Agreement.

    In all other circumstances, CGF, Safeway and Acquisition shall pay their own fees and expenses in connection with the Merger Agreement and the Merger.

    AMENDMENT. CGF, Safeway and Acquisition may amend the Merger Agreement in writing at any time before or after approval of the Merger by CGF's stockholders, but, after such stockholder approval, no amendment shall be made that requires the approval of such stockholders under applicable law without such approval.

    ACCOUNTING TREATMENT. The Merger will be treated as a "purchase" for accounting purposes.

REGULATORY COMPLIANCE

    A certificate of merger must be filed on behalf of CGF, Safeway and Acquisition with the Secretary of State of Delaware in order to effect the Merger.

    Under Alaska state law, a transfer of controlling interest of a holder of a liquor license constitutes a transfer of that license, which requires application to and the approval of the Alaska Alcoholic Beverage Control Board. The Alaska Alcoholic Beverage Control Board has approved CGF's liquor license transfer pending consummation of the Merger.

    CGF is party to various other federal, state and local operating permits, none of which individually is material to its business that, in the event of a change of control, require notification and reissuance of the permit in question. CGF has initiated the notification and reissuance processes with the various federal, state and local agencies.

    CONSENT DECREE. On February 9, 1999, Safeway, CGF and Acquisition entered into a Consent Decree with the State of Alaska (the "Consent Decree"), in connection with settling a lawsuit filed by the State of Alaska in the Superior Court for the State of Alaska, Third Judicial District at Anchorage (the "Court"), with respect to the Merger (a copy of the Consent Decree may be obtained from the Court). The Consent Decree, which is subject to court approval, requires Safeway and CGF to sell seven stores (the "Stores")-- four Safeway stores located in Anchorage, one Safeway store located in each of Eagle River and Wasilla and the CGF store in Fairbanks. Each of these Stores is required to be sold to operating supermarket companies that will be approved by the Attorney General.

    The Consent Decree provides for a 60-day public comment period following which the Court will conduct a hearing on the comments, if any, and will determine whether to approve the Consent Decree. The parties have scheduled a hearing before the Court for April 13, 1999. The Merger may not be consummated prior to the entry of an order by the Court approving the Consent Decree, and upon the approval and entry of the Consent Decree by the Court, Safeway and CGF anticipate consummating the Merger shortly thereafter.

    Following the Court's approval of the Consent Decree, Safeway and CGF will have six months to obtain approval from the Attorney General of the State of Alaska (the "Attorney General") of signed purchase agreements and proposed transactions to sell the Stores and an additional two months to complete the sales, subject to extensions approved by the Attorney General. The Consent Decree contains provisions for payments by Safeway of up to $1 million for each Store for which it is unable to meet those deadlines. In addition, if the deadlines are not met, the State of Alaska may seek the appointment of a trustee to effect the divestiture of the remaining Stores.

    Pursuant to the Consent Decree, until Safeway and CGF have sold the Stores, they have agreed to operate and conduct the business of the Stores in the ordinary course, maintain existing business relationships with each Store's suppliers, customers and employees, maintain inventory levels and selections at each Store and limit increases in the gross profit margins for supermarkets that they operate in the geographic areas in which the Stores are located.

    HSR ACT. The Merger is subject to review by the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") under the HSR Act. The parties have apprised the FTC of the Consent Decree. The staff of the FTC's Seattle Regional Office has indicated to Safeway and CGF that it is prepared to recommend that the Bureau of Competition grant early termination of the waiting period under the HSR Act, provided that the Court enters the Consent Decree, in substantially the same form as agreed to by the parties, and that the Bureau of Competition is in agreement with this position.

    AKPIRG LITIGATION. In late October 1998, an Alaska consumer group, Alaska Public Interest Research Group ("AKPIRG"), and five individuals filed a purported class-action lawsuit in Alaska state court seeking an injunction to prevent the Merger. In February 1999, Safeway and CGF settled with AKPIRG and the individual plaintiffs. The settlement provides that AKPIRG and the individual plaintiffs will no longer oppose the Merger or the Consent Decree and will dismiss the lawsuit.

    Except as described above, CGF is not aware of any licenses or regulatory permits that are material to its business that might be adversely affected by the Merger, or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required prior to the Effective Time.

FINANCING FOR THE MERGER

    The total amount required to pay the aggregate Merger Consideration to CGF's stockholders, including amounts payable with respect to outstanding stock options, and to pay related fees, expenses and other transaction costs of Safeway and Acquisition, will be approximately $112 million. Safeway intends to finance these amounts through borrowings under its existing bank credit agreement and/or the issuance of commercial paper. In addition, following the Merger, Safeway anticipates that it will refinance all or a portion of CGF's long-term debt. Safeway has adequate capacity under either its bank credit agreement or commercial paper program to fund these amounts. The Merger is not conditioned on obtaining financing.

THE STOCKHOLDER SUPPORT AGREEMENT

    The following summary of the Stockholder Support Agreement is subject to, and qualified in its entirety by, the complete text of the Stockholder Support Agreement which is attached to this proxy statement as APPENDIX C. The terms of the Stockholder Support Agreement are the result of arm's-length negotiations between Safeway and GEI. Pursuant to the Stockholder Support Agreement, GEI has agreed, among other things, (i) to vote all of its shares of Common Stock in favor of adopting the Merger Agreement and approving the Merger and to vote all of its shares against any other merger agreement, consolidation, recapitalization, sale of assets or similar extraordinary transaction involving CGF or any Third Party Acquisition; (ii) that it will not offer to sell, sell, assign, transfer or otherwise dispose of any of its shares of Common Stock;
(iii) that it will not directly or indirectly solicit, encourage, enter into or conduct discussions with or provide any non-public information to any person or group concerning a Third Party Acquisition; and (iv) in the event that the Merger Agreement is terminated pursuant to clauses (vi), (viii), (ix) or (xii) set forth in the subsection entitled "Termination of Merger Agreement" contained herein, or because CGF's stockholders failed to adopt the Merger Agreement and CGF paid a termination fee to Safeway as a result, that GEI will pay to Safeway 50% of the "profit" (as defined below) resulting from the sale or other disposition of any of GEI's shares of Common Stock pursuant to a Third Party Acquisition or at such time as a Third Party Acquisition is pending, within 18 months of such termination. For the purposes of the Stockholder Support Agreement, "profit" equals (A) the aggregate consideration received by GEI for the shares of Common Stock that it sold or disposed of less (B) $12.50 per share multiplied by the number of shares disposed of or sold.

APPRAISAL RIGHTS

    If the Merger is consummated, a holder of record of shares of Common Stock who objects to the terms of the Merger may seek an appraisal under Section 262 of the Delaware General Corporation Law of the "fair value" of such holder's shares. The following is a summary of the principal provisions of Section 262 and does not purport to be a complete description. A copy of Section 262 is attached to this proxy statement as APPENDIX D. Failure to take any action required by Section 262 will result in a termination or waiver of a stockholder's rights under Section 262.

    1. A stockholder electing to exercise Appraisal Rights must (a) deliver to CGF, before the CGF stockholders vote on the Merger Agreement, a written demand for appraisal that is made by or on behalf of the person who is the holder of record of Common Stock for which appraisal is demanded and (b) not vote in favor of adopting the Merger Agreement. The demand must be delivered to Carr-Gottstein Foods Co. at 6411 A Street, Anchorage, Alaska 99518, Attention: Donald J. Anderson, Chief Financial Officer. A proxy or vote against adopting the Merger Agreement does not constitute a demand. A stockholder electing to take such action must do so by a separate written demand that reasonably informs CGF of the identity of the holder of record and of such stockholder's intention to demand appraisal of such holder's Common Stock. Because a proxy left blank will, unless revoked, be voted FOR adoption of the Merger Agreement, a stockholder electing to exercise Appraisal Rights who votes by proxy must not leave the proxy blank but must vote AGAINST adoption of the Merger Agreement or ABSTAIN from voting for or against adoption of the Merger Agreement.

    2. Only the holder of record of Common Stock is entitled to demand Appraisal Rights for Common Stock registered in that holder's name. The demand must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

    A holder of record, such as a broker, who holds Common Stock as nominee for beneficial owners may exercise a holder's right of appraisal with respect to Common Stock held for all or less than all of such beneficial owners. In such case, the written demand should set forth the number of shares of Common Stock covered by the demand. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock standing in the name of the holder of record.

    3. Within 10 days after the Effective Time, CGF will send notice of the effectiveness of the Merger to each person who prior to the Effective Time satisfied the foregoing conditions.

    4. Within 120 days after the Effective Time, CGF or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Common Stock. Stockholders seeking to exercise Appraisal Rights should not assume that CGF will file a petition to appraise the value of their Common Stock or that CGF will initiate any negotiations with respect to the "fair value" of such Common Stock. Accordingly, holders of Common Stock should initiate all necessary action to perfect their Appraisal Rights within the time periods prescribed in Section 262.

    5. Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of Appraisal Rights, as discussed above, is entitled, upon written request, to receive from CGF a statement setting forth the aggregate number of shares of Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been made and the aggregate number of holders of such Common Stock. CGF is required to mail such statement within 10 days after it receives a written request to do so.

    6. If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to Appraisal Rights and will appraise the Common Stock owned by such stockholders, determining its "fair value" exclusive of any element of value arising from the accomplishment or expectation of the Merger and will determine the amount of interest, if any, to be paid upon the value of the Common Stock of the stockholders entitled to appraisal. Any such judicial determination of the "fair value" of Common Stock could be based upon considerations other than or in addition to the price paid in the Merger and the market value of Common Stock, including asset values, the investment value of the Common Stock and any other valuation considerations generally accepted in the investment community. The value so determined for Common Stock could be more than, less than or the same as the consideration paid pursuant to the Merger Agreement. The Court may also order that all or a portion of any stockholder's expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all Common Stock entitled to appraisal.

    7.  Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to dividends or other distributions on that Common Stock (other than those payable or deemed to be payable to stockholders of record as of a date prior to the Effective Time).

    8. Holders of Common Stock lose the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if a stockholder delivers to CGF a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires CGF's written approval. If Appraisal

Rights are not perfected or a demand for Appraisal Rights is withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the Merger Agreement.

    9. If an appraisal proceeding is timely instituted, such proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Delaware Court of Chancery.

FEDERAL INCOME TAX CONSEQUENCES

    Upon consummation of the Merger each outstanding share of Common Stock (except for those shares with respect to which statutory appraisal rights are exercised, those shares which are held in CGF's treasury or by any of CGF's subsidiaries and those shares held by Safeway, Acquisition or any other subsidiary of Safeway) will be converted into the right to receive the Merger Consideration. The following discussion is a summary of the principal federal income tax consequences of the Merger to stockholders of CGF whose shares of Common Stock are surrendered pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of Common Stock are capital assets and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation or to stockholders who are not citizens or residents of the United States.

    THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER IS URGED TO CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISER TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

    The receipt of cash pursuant to the Merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of Appraisal Rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"). In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the Merger Agreement and the stockholder's adjusted tax basis in the shares of Common Stock surrendered pursuant to the Merger Agreement. Such gain or loss will be a capital gain or loss. The rate at which any such gain will be taxed to non-corporate stockholders (including individuals, estates and trusts) will, as a general matter, depend upon each stockholder's holding period in the shares of Common Stock at the Effective Time. If a non-corporate stockholder's holding period for the shares of Common Stock is more than 12 months, either a 20 percent or a 10 percent capital gains rate generally will apply to such gain, depending on the amount of taxable income of such stockholder for such year. If the stockholder's holding period for the shares of Common Stock is one year or less, such gain will be taxed at the same rates as ordinary income. Capital loss generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

    For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

    Payments in connection with the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number ("TIN"), or furnishes an incorrect TIN. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Stockholders should consult with their own tax advisers as to the qualifications and procedures for exemption from backup withholding.

CERTAIN EFFECTS OF THE MERGER

    Upon consummation of the Merger, Acquisition will be merged with and into CGF, the separate corporate existence of Acquisition will cease, and CGF will continue as the Surviving Corporation. After the Effective Time, the present holders of Common Stock will no longer have any equity interest in CGF, will not share in the future earnings or growth of CGF and will no longer have rights to vote on corporate matters. CGF is currently subject to the information filing requirements of the Exchange Act, and in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial statements and other matters. As a result of the Merger, there will cease to be any public market for Common Stock, and, after the Effective Time, Common Stock will be delisted from the New York Stock Exchange. Upon such event, CGF will apply to the SEC for the deregistration of Common Stock under the Exchange Act. The termination of the registration of Common Stock under the Exchange Act would make certain provisions of the Exchange Act (including the proxy solicitation provisions of Section 14(a) and the short-swing trading provisions of Section 16(b)) no longer applicable to CGF.

                           INFORMATION REGARDING CGF

    CGF is the leading food and drug retailer in Alaska, with 49 stores primarily located in Anchorage, as well as in Fairbanks, Juneau, Kenai and other Alaska communities. CGF operates a chain of 16 super-combination food, drug and general merchandise stores under the name Carrs Quality Centers (the "Carrs Stores"). CGF also operates nine smaller stores, four under the name Eagle Quality Centers, two under other trade names and three neighborhood food stores located in smaller Alaskan communities (collectively, the "Eagle Stores"). CGF is Alaska's highest-volume alcoholic beverage retailer through its chain of 17 wine and liquor stores operated under the name Oaken Keg Spirit Shops (the "Oaken Keg Stores"). CGF also runs seven specialty tobacco stores under the name The Great Alaska Tobacco Company (the "Tobacco Stores"). In addition, CGF's vertically integrated organization, which includes freight transportation operations and Alaska's only full-line food warehouse and distribution center, provides CGF retail and wholesale operations important merchandising benefits, cost advantages and operating efficiencies not available to its competitors. CGF's principal executive offices are located at 6411 A Street, Anchorage, Alaska 99518, (907) 561-1944.

    CGF's predecessor (the "Predecessor") was formed in 1986 as a result of the merger of J.B. Gottstein & Co., a retail grocery and wholesale grocery distributor founded in 1915, and Carrs Quality Centers, an Alaska grocery store company that commenced operations in 1950. CGF was formed in 1990 by Leonard Green & Partners, for the purpose of acquiring, through Green Equity Investors and with certain members of CGF's senior management, assets of the Predecessor, including real property, and certain subsidiaries used or held for use in the business and operation of retail food and liquor stores, food wholesaling and freight operations, and assumed certain liabilities, pursuant to an acquisition agreement among CGF, the Predecessor, Laurence J. Carr and Barnard J. Gottstein. During 1993, CGF undertook an initial public offering of its common stock. In 1995, CGF completed a leveraged recapitalization consisting of a self tender offer for 7.5 million shares of common stock financed in part through the issuance of $100.0 million of 12% senior subordinated notes of CGF.

                 INFORMATION REGARDING SAFEWAY AND ACQUISITION

    Safeway is one of the largest food and drug chains in North America based on sales, with 1,497 stores as of January 2, 1999. Safeway's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona, Illinois and the Mid-Atlantic region. Safeway's Canadian retail operations are located primarily in British Columbia, Alberta and Manitoba/ Saskatchewan. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities. Safeway also holds a 49% interest in Casa Ley, S.A. de C.V., which, as of January 2, 1999, operated 77 food and general merchandise stores in western Mexico. Safeway's principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, California 94588-3229, (925) 467-3000.

    Acquisition is a newly formed, wholly owned subsidiary of Safeway formed for the purpose of being merged with and into CGF pursuant to the terms and conditions of the Merger Agreement. At the Effective Time, subject to the terms and conditions of the Merger Agreement and the DGCL, Acquisition will be merged with and into CGF, the separate corporate existence of Acquisition will cease, and CGF will continue as the Surviving Corporation. Acquisition's principal executive offices are located at 5918 Stoneridge Mall Road, Pleasanton, CA 94588-3229, (925) 467-3000.

                        SELECTED FINANCIAL DATA FOR CGF

    The following table presents certain summary selected consolidated financial data of CGF as of and for each of the five fiscal years in the period ended December 28, 1997 and for the thirty-nine week periods ended September 27, 1998 and September 28, 1997. This financial data was derived from audited and unaudited historical consolidated financial statements of CGF and should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement and the financial statements and notes thereto incorporated herein by reference.

    The selected financial data set forth below do not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, CGF's interim unaudited financial statements and annual audited financial statements, including the notes thereto, which are incorporated herein by reference.

                                       39 WEEKS     39 WEEKS
(AMOUNTS IN THOUSANDS, EXCEPT            ENDED        ENDED
FOR PER SHARE AND STORE                SEPT. 27,    SEPT. 28,   FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR  FISCAL YEAR
INFORMATION)                             1998         1997         1997         1996         1995         1994         1993
------------------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      (UNAUDITED)  (UNAUDITED)
Operating Results:
Sales...............................   $ 440,769    $ 445,503    $ 589,274    $ 612,576    $ 601,322    $ 577,063    $ 555,266

Cost of merchandise sold, including
  warehousing and transportation
  expenses (1)......................     312,028      317,380      418,639      442,996      431,230      417,183      396,080
Gross profit........................     128,741      128,123      170,635      169,580      170,092      159,880      159,186
Operating and administrative
  expenses (1,4,6)..................     105,665      107,154      151,105      144,525      141,884      130,255      131,313
Operating income (4,6)..............      23,076       12,020       19,530       25,055       28,208       29,625       27,873
Interest expense, net...............      19,274       20,102       26,711       27,923       16,079       12,210       19,327
Income (loss) before extraordinary
  item and cumulative effect of
  change in accounting for income
  taxes.............................       1,393       (5,755)      (5,605)      (2,810)       4,650(3)      9,211       4,244(2)
Net income (loss)...................   $   1,393    $  (5,755)   $  (5,605)   $  (2,810)   $   3,744    $   9,211    $ (14,581)
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------

Other Data:
Depreciation and amortization.......   $  12,370       12,378    $  16,536    $  17,702    $  17,626    $  15,690    $  18,294
Compensation expense stock options
  (4)...............................      --           --           --           --            1,518       --           --
Nonrecurring charge (6).............      --            8,949        8,949       --           --           --           --
Cash interest.......................      15,816       16,083       25,366       26,484       15,558       12,143       18,680

Basic Income (Loss) Per Share:
Before extraordinary items..........   $    0.17    $   (0.73)   $   (0.71)   $   (0.36)   $    0.32    $    0.55    $    0.30
Net income (loss)...................        0.17        (0.73)       (0.71)       (0.36)        0.26         0.55        (1.03)
Weighted average shares
  outstanding.......................       8,201        7,918        7,921        7,814       14,457(5)     16,763      14,139

Diluted Income (Loss) Per Share: (7)
Before extraordinary items..........   $    0.16    $   (0.73)   $   (0.71)   $   (0.36)   $    0.31    $    0.53    $    0.29
Net income (loss)...................        0.16        (0.73)       (0.71)       (0.36)        0.25         0.53        (1.01)
Weighted average shares
  outstanding.......................       8,517        7,918        7,921        7,814       15,112       17,233       14,435

Financial Position:
Total assets........................   $ 319,909    $ 323,805    $ 315,466    $ 330,844    $ 336,620    $ 326,369    $ 308,912
Long-term debt, excluding current
  maturities........................     211,066      219,481      215,421      227,640      234,740      136,339      137,456
Stockholders' equity................      26,702       24,164       24,314       29,598       32,302      112,636      113,366
Capital expenditures................       7,832        3,192        7,010        4,390       16,660       26,473       27,949

Other Period-end Statistics:
Number of stores....................          49           45           45           42           39           36           33
Number of employees.................       3,170        3,049        3,040        3,243        3,568        3,597        3,525

------------------------------

(1) Reclassifications have been made to fiscal years 1993 through 1995. During these years, warehousing, transportation and the related occupancy costs were originally reported as operating and administrative expenses. For the current presentation, these expenses have been classified as cost of merchandise sold.

(2) In fiscal year 1993 extraordinary item consisted of a $21,100 charge resulting from early retirement of debt.

(3) In fiscal year 1995, extraordinary item consisted of a $906 charge resulting from early retirement of debt.

(4) In fiscal year 1995, CGF recognized a one time pre-tax charge of $1.5 million for non-cash expenses associated with the restructuring of a management stock option incentive plan.

(5) On November 15, 1995 CGF repurchased and retired 7,500 shares of Common Stock. This repurchase reduced the weighted average shares for fiscal year 1995 by approximately 800 shares.

(6) In fiscal year 1997, CGF recognized a non-recurring charge of $8.9 million for expenses principally associated with its decision to close its YES foods institutional food service business and discontinue wholesaling services to a Russian export business.

(7) Diluted earnings per share data for fiscal years 1993 through 1996 have been restated to conform with Statement of Financial Accounting Standard No. 128, Earnings Per Share.

FOURTH QUARTER 1998 RESULTS

    On February 17, 1999, CGF announced selected financial information for the fourth quarter and fiscal year ended January 3, 1999. Sales for the fourth quarter increased $17.3 million, or 12.1 percent, from $143.8 million in 1997 to $161.1 million in 1998. Sales for the fiscal year ended January 3, 1999 increased $12.6 million, or 2.1 percent, from $589.3 million in 1997 to $601.9 million in 1998. Sales for the 1998 fourth quarter included one additional week as compared to the prior year's quarter. Excluding the impact of the 53rd week, sales for the quarter and year improved $6.2 million or 4.3 percent and $1.5 million or 0.3 percent, respectively. Excluding the impact of the 53rd week and the effect of CGF's decision to close its YES Foods institutional food service business and discontinue its wholesaling service to a Russian export business, sales for year ended January 3, 1999 increased $17.4 million or 3.0 percent.

    Net income for the fourth quarter increased $0.6 million to net earnings of $0.7 million, or $0.09 per share, versus net income of $0.2 million, or $0.02 per share, in the same quarter of 1997. The increase in earnings for the 1998 quarter reflects improvements in gross margin dollars coupled with a reduction in the operating expense rate and lower interest expenses due to lower average debt balances in the quarter versus the prior year quarter. Net income for the fiscal year ended January 3, 1999 excluding a 1997 one-time charge improved by $2.4 million to net earnings of $2.1 million, or $0.26 per share, versus a net loss of $0.3 million, or $0.04 per share, in the prior year.

    Excluding the impact of the 53rd week, total retail comparable store sales for the fourth quarter and fiscal year ended January 3, 1999, increased by 2.9 percent and 1.8 percent, respectively.

    The Company's capital investment program continued as planned during the quarter with total capital spending for the fiscal year ended January 3, 1999 of $10.1 million.

                                                                     4TH QUARTER ENDED           YEAR ENDED
                                                                   ----------------------  ----------------------
                                                                    JAN. 3,     DEC. 28,    JAN. 3,     DEC. 28,
                                                                      1999        1997        1999        1997
                                                                   ----------  ----------  ----------  ----------
Sales............................................................  $  161,100  $  143,771  $  601,869  $  589,274
Cost of sales and related occupancy costs........................     114,424     101,259     426,452     418,639
                                                                   ----------  ----------  ----------  ----------
  Gross profit...................................................      46,676      42,512     175,417     170,635

Selling, general and administrative expenses.....................      38,319      35,002     143,984     142,156
                                                                   ----------  ----------  ----------  ----------
Operating income.................................................       8,357       7,510      31,433      28,479

Other expenses:
  Interest expense, net..........................................       6,537       6,609      25,811      26,711
  Other expense..................................................          42         155           7         373
  Non-recurring charge...........................................      --          --                       8,949
                                                                                                       ----------
Net income (loss) before taxes...................................       1,778         746       5,615      (7,554)
Income tax expense (benefit).....................................       1,047         596       3,491      (1,949)
                                                                   ----------  ----------  ----------  ----------

Net income (loss)................................................  $      731  $      150  $    2,124  $   (5,605)
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Net income (loss) per share before
Non-recurring charge.............................................  $     0.09  $     0.02  $     0.26  $    (0.04)
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Net income (loss) per share before
Non-recurring charge.............................................  $     0.09  $     0.02  $     0.26  $    (0.71)
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

Weighted average common shares outstanding.......................       8,245       7,939       8,212       7,923
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the "Selected Financial Data of CGF" presented elsewhere in this proxy statement.

GENERAL

    In recent years, Alaska, primarily the greater Anchorage area, has attracted an increased presence of existing and new competitors, including supermarkets, general merchandisers, discount retailers and warehouse membership club stores. CGF has addressed the competition by remerchandising certain general merchandise categories and by continuing its aggressive capital expenditure program to remodel existing stores and establish additional stores in new regions of Alaska. From 1992 through 1997, 11 of the 15 Carrs Stores were remodeled or expanded, and two new Carrs Stores and four new Eagle Stores have been added.

    The table below sets forth certain income statement components as a percentage of sales.

                                                 39 WEEKS     39 WEEKS              FISCAL YEAR
                                                ENDED SEPT.  ENDED SEPT.  -------------------------------
                                                 27, 1998     28, 1997      1997       1996       1995
                                                -----------  -----------  ---------  ---------  ---------
Sales.........................................       100.0%       100.0%      100.0%     100.0%     100.0%
Cost of merchandise sold, including
  warehousing and transportation expenses.....        70.8         71.2        71.0       72.3       71.7
Gross profit..................................        29.2         28.8        29.0       27.7       28.3
Operating and administrative expenses.........        24.0         26.1        25.7       23.6       23.6
                                                     -----        -----   ---------  ---------  ---------
Operating income..............................         5.2          2.7         3.3        4.1        4.7
                                                     -----        -----   ---------  ---------  ---------
                                                     -----        -----   ---------  ---------  ---------

RESULTS OF OPERATIONS

    13 WEEKS ENDED SEPTEMBER 27, 1998 COMPARED TO 13 WEEKS ENDED SEPTEMBER 28,
     1997

    SALES. Sales for the 13 weeks ended September 27, 1998 were $155.4 million compared to $152.0 million for the 13 weeks ended September 28, 1997. The 2.25% increase was due primarily to improvements at the retail locations partially offset by the reduction in sales due to the closure of YES Foods, which closed in the third quarter of 1997. Excluding the impact of YES Foods, sales improved by $7.9 million, or 5.3%. Retail comparable store sales for the 13 weeks of 1998, improved 3.7% from the 13 week period in 1998.

    GROSS PROFIT. Gross profit for the 13 weeks ended September 27, 1998 was $45.1 million compared to $43.3 million for the 13 weeks ended September 28, 1997. The improvement in gross margin dollars is primarily attributable to the increase in sales at the retail locations as compared to the prior year. As a percentage of sales, gross profit was 29.0% for the 13 weeks 1998 compared to 28.6% for the 13 weeks 1997. Gross profit as a percentage of sales for the 13 weeks 1998 increased primarily due to the closure of YES Foods, which was operating at lower average gross margins during the 1997 period.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses for the 13 weeks ended September 27, 1998 were $36.1 million compared to $35.5 million for the 13 weeks ended September 28, 1997. Operating and administrative expenses as a percentage of sales were 23.2% for the 13 weeks 1998 compared to 23.3% for the 13 weeks 1997.

    OPERATING INCOME. Operating income for the 13 weeks ended September 27, 1998 increased $1.0 million from $8.0 million in the third quarter of 1997 to $9.0 million in the third quarter of 1998. The increase in operating income was due to improvements in gross profit and effective expense control.

    OTHER INCOME AND EXPENSE. Net interest expense was $6.3 million for the 13 weeks ended September 27, 1998 compared to $6.9 million for the 13 weeks ended September 28, 1997. The decrease in interest expense was due primarily to lower average debt balances in the quarter versus the prior year's period.

    INCOME TAXES. Income tax expense for the 13 weeks ended September 27, 1998 was $1.4 million compared to $0.7 million benefit for the 13 weeks ended September 28, 1997.

    NET INCOME. Net income for the 13 weeks ended September 27, 1998 was $1.3 million, or $0.16 per share, versus net income of $0.3 million, or $0.04 per share for the 13 weeks ended September 28, 1997.

    39 WEEKS ENDED SEPTEMBER 27, 1998 COMPARED TO 39 WEEKS ENDED SEPTEMBER 28,
     1997

    SALES. Sales for the 39 weeks ended September 27, 1998 were $440.8 million compared to $445.5 million for the 39 weeks ended September 28, 1997. The decrease in sales for the 39 weeks of 1998 reflects an increase of 1.4% in total retail comparable store sales.

    GROSS PROFIT. Gross profit for the 39 weeks ended September 27, 1998 was $128.7 million compared to $128.1 million for the 39 weeks ended September 28, 1997. The decrease in gross margin dollars is primarily attributable to the closure of YES Foods. As a percentage of sales, gross profit was 29.2% for the 39 weeks 1998 compared to 28.8% for the 39 weeks 1997.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating and administrative expenses for the 39 weeks ended September 27, 1998 were $105.7 million compared to $107.2 million for the 39 weeks ended September 28, 1997. Operating and administrative expenses as a percentage of sales were 24.0% for the 39 weeks 1998 compared to 24.1% for the 39 weeks 1997. The decrease in operating expense dollars is due primarily to the reduction in expenses from the closure of YES Foods.

    OPERATING INCOME. Operating income for the 39 weeks ended September 27, 1998 increased $11.1 million from $12.0 million, or 2.7% of sales, in 1997 to $23.1 million, or 5.2% of sales in 1998. This increase in operating income was due to improvements in gross profit margin, effective expense control and the non-recurring pre-tax charge taken in the second quarter of 1997 for expenses primarily associated with the closure of YES Foods and the discontinuance of service to a Russian export business.

    OTHER INCOME AND EXPENSE. Net interest expense was $19.2 million for the 39 weeks ended September 27, 1998 compared to $20.3 million for the 39 weeks ended September 28, 1997. The decrease in interest expense is due to lower average debt balances during 1998.

    INCOME TAXES. The Company recognized an income tax expense for the 39 weeks ended September 27, 1998 of $2.4 million compared to a $2.5 million benefit for the 39 weeks ended September 28, 1997.

    NET INCOME (LOSS). Net income for the 39 weeks ended September 27, 1998 was $1.4 million or $0.17 per share, versus a net loss of $5.8 million, or $0.73 per share for the 39 weeks ended September 28, 1997.

    FISCAL 1997 COMPARED TO FISCAL 1996

    SALES. Sales for fiscal 1997 were $589.3 million compared to $612.6 million for fiscal 1996. The 3.8% decrease was due primarily to CGF's decision to close its YES Foods institutional food service business and discontinue its wholesaling services to a Russian export business as well as generally softer comparable store sales at the retail division during the first half of 1997. The decrease in sales for 1997 reflects a 1.4% decrease in total retail comparable store sales. Sales at the retail division were impacted by increased competitive activity and less promotional spending by CGF.

    GROSS PROFIT. Gross profit for fiscal 1997 was $170.6 million compared to $169.6 million for fiscal 1996. The increase in gross margin dollars is primarily attributable to improved buying practices, reductions in promotional spending as well as improved gross margins achieved at the wholesale and freight divisions. As a percentage of sales, gross profit was 29.0% for fiscal 1997 as compared to 27.7% for fiscal 1996. Gross profit as a percentage of sales for fiscal 1997 increased as a result of improved buying practices, reductions in promotional spending during 1997 and the closure of YES Foods which operated at lower gross margin rates.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating expenses for fiscal 1997, before a one time pre-tax non-recurring charge of $8.9 million for expenses principally associated with CGF's decision to close its YES Foods institutional food service business and discontinue its wholesaling services to a Russian export business, were $142.2 million compared to $144.5 million for fiscal 1996. Excluding the non-recurring charge, operating expenses as a percentage of sales were 24.1% for fiscal 1997 and 23.6% for fiscal 1996. Including the non-recurring charge, operating expenses were $151.1 million, or 25.7% of sales.

    OPERATING INCOME. Operating income for fiscal 1997, before the non-recurring pre-tax charge of $8.9 million recognized in June 1997, increased $3.4 million from $25.1 million, or 4.1% of sales, in 1996 to $28.5 million, or 4.8% in 1997. The dollar increase was due primarily to the improved gross margin rate during 1997.

    OTHER INCOME AND EXPENSE. Net interest expense was $26.7 million for fiscal 1997 compared to $27.9 million for fiscal 1996. The decrease in interest expense reflects the lower average debt balances during 1997. See "Liquidity and Capital Resources."

    INCOME TAXES. CGF recognized an income tax benefit for fiscal 1997 of $1.9 million compared to an expense of $30,000 for fiscal 1996.

    NET LOSS. Net loss was $5.6 million, or $0.71 per share, for fiscal 1997 compared to a net loss of $2.8 million, or $0.36 per share, for fiscal 1996. The net loss for fiscal 1997 reflects a $8.9 million pre-tax non-recurring charge ($5.3 million, or $0.67 per share on an after-tax basis) for expenses principally associated with CGF's decision to close its YES Foods institutional food service business and discontinue its wholesaling services to a Russian export business.

    FISCAL 1996 COMPARED TO FISCAL 1995

    SALES. Sales for fiscal 1996 were $612.6 million compared to $601.3 million for fiscal 1995. The 1.9% increase was due primarily to increases in Eagle Stores sales as well as sales improvements from the wholesale and freight divisions. The increase in sales for 1996 reflects a 0.5% increase in total retail comparable store sales.

    GROSS PROFIT. Gross profit for fiscal 1996 was $169.6 million compared to $170.1 million for fiscal 1995. The decrease in gross margin dollars is primarily attributable to the increased promotional spending associated with the kickoff of the Carrs Plus "Swipe the Gold, Save the Green" electronic marketing campaign which impacted the first three quarters of 1996. As a percentage of sales, gross profit was 27.7% for fiscal 1996 as compared to 28.3% for fiscal 1995. Gross profit as a percentage of sales for fiscal 1996 decreased as a result of the increased promotional spending during the first three quarters of 1996 and an overall increase in third party wholesale and freight business sales mix, generating a lower gross profit margin.

    OPERATING AND ADMINISTRATIVE EXPENSES. Operating expenses for fiscal 1996 were $144.5 million compared to $141.9 million for fiscal 1995. Operating expenses as a percentage of sales were 23.6% for each of fiscal 1996 and fiscal 1995. The increase in operating expenses reflects expenses associated with the new Carrs Store opened in March 1995, as well as increased expenses associated with CGF's "Fusion" corporate reengineering project which was designed to bring operating efficiencies and improvements to the backstage side of the business.

    OPERATING INCOME. Operating income for fiscal 1996 was $25.1 million compared to $28.2 million for fiscal 1995. The decrease was due primarily to the increased promotional expenses associated with the Carrs Plus electronic marketing campaign, increased expenses associated with CGF's "Fusion" project and increases in depreciation and amortization.

    OTHER INCOME AND EXPENSE. Net interest expense was $27.9 million for fiscal 1996 compared to $16.1 million for fiscal 1995. The increase in interest expense reflects increased borrowings associated with the financing of CGF's tender offer for approximately 50% of its outstanding stock in November 1995. See "Liquidity and Capital Resources."

    INCOME TAXES. Income tax expense for fiscal 1996 was $30,000 compared to $5.2 million (a 52.8% effective tax rate) for fiscal 1995. The high effective tax rate in 1995 resulted from the amortization of intangible assets for which no tax benefit was available.

    NET INCOME (LOSS). Net loss was $2.8 million, or $0.36 per share, for fiscal 1996, compared to net income before extraordinary items of $4.7 million, or $0.32 per share, for fiscal 1995. An extraordinary charge of $1.5 million ($0.9 million, or $0.06 per share, on an after-tax basis) was recorded during 1995 as a result of the early retirement of debt. After giving effect to the extraordinary charge, net income for 1995 was $3.7 million, or $0.26 per share. The net income for fiscal 1995 reflects a $2.2 million pre-tax non-recurring charge (or $0.09 per share on an after-tax basis) for expenses associated with a sale/ leaseback transaction that CGF elected not to pursue.

LIQUIDITY AND CAPITAL RESOURCES

    CGF's primary sources of liquidity are cash flows from operations and its working capital revolving credit facility, which are considered to be adequate for anticipated cash needs. Primary uses are capital expenditures, debt service, and lease payments.

    Net cash provided by operating activities was $22.2 million for fiscal 1997 compared to $22.2 million for fiscal 1996 and $17.1 million for fiscal 1995. The fiscal 1996 increase compared to fiscal 1995 was due primarily to the one-time charge in 1995 for expenses associated with a sale/leaseback transaction that CGF elected not to pursue. The balance of the changes is due to higher inventory balances offset by increases in accrued payables and expenses.

    Net cash provided by operating activities was $16.4 million for the 39 weeks ended September 27, 1998 compared to net cash provided by operating activities of $13.6 million for the same period in 1997. The change in the 39 weeks 1998 compared to 1997 was due primarily to the increased net earnings recorded during this period.

    Net cash used by financing activities was $14.0 million for fiscal 1997. The cash used was principally for scheduled debt amortization payments and payments against CGF's working capital revolver.

    Net cash used by financing activities for the 39 weeks ending September 27, 1998 was $5.3 million. During this time period, the Company had no increased borrowings under its revolving line of credit and made payments against its long-term debt in the amount of $8.2 million. The level of borrowings under the Company's revolving debt is dependent primarily upon cash flows from operations, the timing of disbursements, long-term borrowing activity and capital expenditures.

    CGF spent an aggregate of $7.0 million, $4.4 million and $16.7 million on capital expenditures during fiscal 1997, 1996 and 1995, respectively. During fiscal 1997 CGF completed one major remodel and substantially completed the remodels at two additional Carrs locations and added two Great Alaska Tobacco Company stores.

    Capital expenditures for the 26 weeks ending June 28, 1998 were $6.3 million. Capital expenditures are expected to range between $8.0 and $12.0 million for fiscal 1998. It is anticipated that the balance of

1998 capital expenditures will be funded out of cash provided by operations and borrowings under the working capital revolver.

    On April 9, 1998, CGF completed a transaction whereby it purchased the fixtures, equipment and inventory of the three retail locations of Market Basket, Inc. located in Fairbanks and North Pole, Alaska. The transaction also included the purchase of certain real estate in Fairbanks. As part of the agreement, CGF entered into a long-term lease for the store in North Pole, Alaska.

    The table below summarizes year-end historical remodels, expansions and new store information, as well as added selling square footage resulting from expansions and new stores, for the period from 1990 through December 1997.

                                                         NUMBER OF STORES
                           ----------------------------------------------------------------------------
                                                                                                            TOTAL SELLING
                                   REMODELS                 EXPANSIONS                NEW STORES          SQUARE FEET ADDED
                           ------------------------  ------------------------  ------------------------  --------------------
YEAR                          CARRS        EAGLE        CARRS        EAGLE        CARRS        EAGLE       CARRS      EAGLE
-------------------------     -----        -----        -----        -----        -----        -----     ---------  ---------
1990.....................           3            1       --           --           --           --          --         --
1991.....................           7       --           --                1       --           --          --          5,240
1992.....................      --           --                2       --           --           --          38,581     --
1993.....................           5            2            2       --                1       --          50,450     --
1994.....................           3       --                2       --           --                3       5,320     67,184
1995.....................      --           --                1       --                1       --          43,976     --
1996.....................      --           --           --           --           --           --          --         --
1997.....................           3       --           --           --           --                1         520      2,255


                              TOTAL SELLING
                               SQUARE FEET
                           --------------------
YEAR                         CARRS      EAGLE
-------------------------  ---------  ---------
1990.....................    407,446     62,572
1991.....................    407,446     62,572
1992.....................    446,027     62,572
1993.....................    496,477     62,572
1994.....................    501,797    129,756
1995.....................    543,725    129,756
1996.....................    543,725    129,756
1997.....................    544,245    132,011

    On November 15, 1995 CGF completed a cash tender offer in which it purchased
7.5 million shares of previously outstanding common stock at $11.50 per share. In conjunction with the tender offer, CGF completed the issuance of $100 million principal amount of unsecured senior subordinated notes. In addition to financing the tender offer, the net proceeds from the sale of the notes were used to repay a portion of the debt outstanding under CGF's existing credit facility and to pay fees and expenses associated with the offering of the notes, the tender offer and the amendment and restatement of CGF's existing credit facility.

    CGF is a party to a credit facility (the "Credit Facility") which provides for (i) two term loan facilities, a $35.0 million facility maturing on June 30, 2001 ("Term A Facility") and a $60.0 million facility maturing on December 31, 2002 ("Term B Facility"), and (ii) a revolving credit facility of $35.0 million expiring on June 30, 2001. The revolving credit facility and the $35.0 million term loan bears interest at an annual rate equal to the lender's base rate plus 1.0% or the reserve-adjusted Eurodollar rate plus 2.0%, at CGF's option, and the $60.0 million term loan bears interest at an annual rate equal to the lender's base rate plus 1.25% or the reserve-adjusted Eurodollar rate plus 2.25%, at CGF's option. Interest rates on the revolving credit facility and the Term A Facility are subject to reduction by up to 0.75% in the event CGF meets certain financial tests. On April 17, 1998, CGF amended the Credit Facility. The amendment reduced CGF's borrowing rates by 50 basis points on its $35.0 working capital revolver and Term A Facility, and by 75 basis points on its Term B Facility. The amendment also modified certain financial covenants and restrictions.

    The principal amounts of the Term A Facility and the Term B Facility are required to be amortized commencing on June 30, 1996. Remaining scheduled amortization payments under the Term A Facility are $7.0 million in each of 1998 and 1999, $5.0 million in 2000 and $4.0 million in 2001. Remaining scheduled amortization payments under the Term B Facility are $600,000 in each of 1998, 1999 and 2000, $15.0 million in 2001 and $42.0 million in 2002. Availability under the revolver will be reduced by $5.0 million on each of December 31, 1999 and 2000.

    At June 28, 1998, there were no borrowings outstanding on the revolving debt. CGF had available unused credit of $35.0 million. Funds borrowed under the revolving credit portion of the Credit Facility are restricted to working capital and general corporate purposes. The level of borrowings under CGF's revolving debt is dependent primarily upon cash flows from operations, the timing of disbursements, long-term borrowing activity and capital expenditure requirements. Upon consummation of the Merger, the Credit Facility will be repaid and terminated.

    YEAR 2000 ISSUE. The year 2000 issue stems from the fact that many computer programs were written using two, rather than four, digits to identify the applicable year. As a result, computer programs with time-sensitive software may recognize a two-digit code for any year in the next century as related to this century. For example, "00" entered in a date-field for the year 2000, may be interpreted as the year 1900, resulting in system failures or miscalculations and disruptions of operations, including, among other things, a temporary inability to process transactions or engage in other normal business activities.

    In order to improve operating efficiencies and to help streamline CGF's administrative operations, CGF installed its new purchasing and financial system, Project Fusion, in 1996. An ancillary benefit of Project Fusion is that the majority of the resulting systems are Year 2000 compliant. Based upon a recent assessment, CGF has determined that the incremental cost of ensuring that its remaining computer systems are Year 2000 compliant is not expected to have a material adverse effect on CGF. CGF has completed a preliminary assessment of each of its operations and their Year 2000 readiness, believes that appropriate actions are being taken, and expects to complete its overall Year 2000 remediation prior to any anticipated impact on its operations. CGF believes that, with modifications to existing software and conversions to new systems, the Year 2000 issue will not pose significant operational problems for its computer systems and that costs associated with Year 2000 remediation will not be material. However, if such modifications and conversations are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of this Company. CGF expended approximately $250,000 in 1998 and expects to expend approximately $500,000 in 1999 addressing Year 2000 issues. CGF currently expects that the total incremental cost of ensuring that its remaining computer systems are Year 2000 complaint will not exceed $1,000,000. The potential impact of the Year 2000 issue on significant customers, vendors and suppliers has not yet been assessed and cannot be reasonably estimated at this time. Further, while CGF has initiated formal communications with a number of its significant suppliers to determine the extent to which CGF's interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues, and has initiated similar communication with the balance of its major suppliers, there is no guarantee that the systems of other companies on which CGF's systems rely will be timely converted and would not have an adverse effect on CGF's systems.

    INFLATION. As is typical of the supermarket industry, CGF has adjusted its retail prices in response to inflationary trends. Competitive conditions may from time to time limit CGF's ability to increase its prices as a result of inflation.

    NEW ACCOUNTING PRONOUNCEMENTS. In February 1997, the Financial Accounting Standards Board (SFAS) issued SFAS No. 128, "Earnings Per Share." This new standard simplifies the earnings per share (EPS) calculation and makes the U.S. standard for computing EPS more consistent with international accounting standards. CGF adopted SFAS 128 at year-end 1997. EPS for prior years has been restated where necessary to comply with SFAS 128.

    Under SFAS 128, primary EPS was replaced with a simpler calculation called basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average common shares outstanding. Previously, primary EPS was based on the weighted average of both outstanding and issuable shares assuming all dilutive options had been exercised. Under SFAS 128, fully diluted EPS has not changed significantly, but has been renamed diluted EPS. Diluted EPS includes the effect of all potentially dilutive securities, such as options. CGF's basic and diluted EPS are materially the same.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income includes all changes in equity during a period except those due to owner investments and distributions. It includes items such as foreign currency translation adjustments, and unrealized gains and losses on available-for-sale securities. This standard does not changes the display or components of present-day net income. CGF began presenting the required disclosures in its financial statements beginning in the 1998 first quarter. This statement does not have a material impact on CGF.

    Also in June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This new standard requires companies to disclose segment data based on how management makes decisions about allocating resources to segments and how it measures segment performance. SFAS 131 requires companies to disclose a measure of segment profit or loss (operating income, for example), segment assets, and reconciliations to consolidated totals. It also requires entity-wide disclosures about a company's products and services, its major customers and the material countries in which it holds assets and reports revenues. If the Merger does not occur, CGF will adopt SFAS 131 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on CGF's financial statements.

    In February 1998, the FASB issued SFAS No 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS 132 standardizes the disclosure requirements for pensions and postretirement benefits where practical. It also eliminates certain disclosures and requires additional information on changes in benefit obligations and the values of plan assets. If the Merger does not occur, CGF will adopt SFAS 132 in its 1998 year-end financial statements. This statement is not expected to have a significant effect on CGF's pension plan disclosures.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICES FOR COMMON STOCK AND DIVIDENDS

    CGF's Common Stock is listed on the New York Stock Exchange under the symbol "CGF". The following tables present historical trading information about CGF's Common Stock high and low closing sales prices:

PERIOD                                                                           HIGH        LOW
-----------------------------------------------------------------------------  ---------  ---------
1996
  First Quarter..............................................................       5.63       4.50
  Second Quarter.............................................................       5.13       4.13
  Third Quarter..............................................................       4.38       3.63
  Fourth Quarter.............................................................       4.13       3.38

1997
  First Quarter..............................................................       5.88       3.63
  Second Quarter.............................................................       5.38       4.75
  Third Quarter..............................................................       5.44       4.75
  Fourth Quarter.............................................................       5.31       4.75

1998
  First Quarter..............................................................       5.75       4.81
  Second Quarter.............................................................       7.50       5.31
  Third Quarter..............................................................      11.25       7.13
  Fourth Quarter.............................................................      11.63      10.75

1999
  First Quarter (through March 3, 1999)......................................      12.06      10.88

    On August 5, 1998 (the last trading day before the announcement of the Merger Agreement) the high and low sale prices of the Common Stock were $8 1/16 and $7 3/4, respectively, and the closing sales price was $7 7/8. No cash dividends have been paid on the Common Stock by CGF since its shares were publicly distributed in 1993, and CGF does not currently intend to pay cash dividends on its Common Stock.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth stock ownership information as of the Record Date with respect to (i) all persons known to be the beneficial owner of more than five percent of CGF's Common Stock, (ii) the directors and executive officers of CGF, and (iii) all directors and executive officers of CGF as a group.

                                                                                                     PERCENT OF
                                                                                       NUMBER OF       SHARES
NAME AND ADDRESS                                                                         SHARES      OUTSTANDING
-------------------------------------------------------------------------------------  ----------  ---------------
Green Equity Investors, L.P. (13)....................................................   2,869,592          35.1%

Leonard I. Green (13)................................................................   2,879,614(1)         35.2%

Jonathan D. Sokoloff (13)............................................................   2,872,089(1)         35.1%

Gregory J. Annick (13)...............................................................   2,870,093(1)         35.1%

Jennifer A. Holden Dunbar (13).......................................................   2,869,843(1)         35.1%

John J. Cairns, Chairman (14)........................................................     333,991(2)          4.1%

E. Dean Werries......................................................................      25,000(3)        *
  Fleming Companies, Inc.
  P.O. Box 26647
  Oklahoma City, Oklahoma 73126-0647

Donald Gallegos......................................................................      20,000(4)        *
  King Soopers
  P.O. Box 5567
  Denver, Colorado 80217

Lawrence H. Hayward, Chief Executive Officer (14)....................................     300,000(5)          3.7%

Donald J. Anderson, Chief Financial Officer (14).....................................      96,000(6)          1.2%

Jeffry Philipps, Senior Vice President--Store Operations (14)........................      65,000(5)        *

Tammy L. Jerry, Vice President--Perishables (14).....................................      15,505(7)        *

J. Michael Moxness, General Counsel (14).............................................      30,400(8)        *

Dimensional Fund Advisors, Inc.......................................................     661,441(9)          8.1%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

First Manhattan Co...................................................................     446,025    11)          5.5%
  437 Madison Avenue
  New York, NY 10022

All directors and officers as a group (10 persons)...................................   3,737,068   12)         45.7%

------------------------

 (1) The shares shown as beneficially owned by Messrs. Green, Sokoloff, and Annick and Ms. Holden Dunbar include 2,869,592 shares owned of record by GEI. These individuals, or corporations owned solely by each of them, are general partners of Leonard Green & Associates, L.P., general partner of GEI. As such, they have shared voting and investment power with respect to all shares held by GEI. However, such individuals disclaim beneficial ownership of the securities held by GEI except to the extent of their respective pecuniary interests therein.

 (2) The shares shown as beneficially owned by Mr. Cairns include 158,368 shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (3) The shares shown as beneficially owned by Mr. Werries include 20,000 shares of Common Stock which may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (4) The shares shown as beneficially owned by Mr. Gallegos consist solely of shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (5) The shares shown as beneficially owned by Mr. Hayward and Mr. Philipps consist solely of shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (6) The shares shown as beneficially owned by Mr. Anderson include 90,000 shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (7) The shares shown as beneficially owned by Ms. Jerry include 13,500 shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (8) The shares shown as beneficially owned by Mr. Moxness include 23,800 shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (9) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 661,441 shares, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA 3 Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power as to 661,441 shares and shared voting power as to no shares. Dimensional has sole dispositive power as to 661,441 shares and shared dispositive power as to no shares. This information is as of February 11, 1999 and is derived solely from public filings by Dimensional Fund Advisors, Inc.

 (10) This information is as of February 11, 1999 and is derived solely from public filings by First Manhattan Co. First Manhattan Co. has sole voting power as to no shares and shared voting power as to 445,025 shares. First Manhattan Co. has sole dispositive power as to no shares and shared dispositive power as to 446,025 shares.

 (11) The aggregate amount of 446,025 shares includes 352,255 shares owned by family members of general partners of First Manhattan Co. which are being reported for informational purposes. First Manhattan Co. disclaims dispositive power as to 35,000 of such shares and beneficial ownership as to 317,255 of such shares.

 (12) The shares shown as beneficially owned by all officers and directors as a group include 675,668 shares of Common Stock that may be acquired upon the exercise of stock options which will be exercisable immediately prior to the Merger.

 (13) The address of such person is c/o Leonard Green & Associates, L.P., 11111 Santa Monica Blvd., Suite 2000, Los Angeles, California 90025.

 (14) The address of such person is c/o Carr-Gottstein Foods, 6411 A Street, Anchorage, Alaska 99518.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    Representatives of KPMG Peat Marwick LLP, CGF's independent public accountants, are expected to be present at the Special Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.

                             ADDITIONAL INFORMATION

    As required by law, CGF files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about CGF. You can inspect and copy these materials at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

    The SEC allows CGF to "incorporate by reference" information into this proxy statement, which means that CGF can disclose important information by referring you to another document filed separately with the SEC. Information incorporated by reference is considered part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement. This proxy statement incorporates by reference the information contained in the following documents previously filed by CGF with the SEC:

        (a) CGF's Annual Report on Form 10-K for the fiscal year ended December 28, 1997;

        (b) CGF's Quarterly Reports on Form 10-Q for the periods ended March 29, 1998 and June 28, 1998; and September 27, 1998.

        (c) CGF's Current Reports on Form 8-K dated August 19, 1998 and February 23, 1999.

    CGF also incorporates by reference the information contained in all other documents CGF files with the SEC after the date of this proxy statement and before the Special Meeting. The information contained in any such document will be considered part of this proxy statement from the date the document is filed.

    If you are a stockholder of CGF and would like to receive a copy of any document incorporated by reference into this proxy statement (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this proxy statement), you should write to Carr-Gottstein Foods Co. at 6411 A Street, Anchorage, Alaska 99518, Attention: Donald J. Anderson, Chief Financial Officer. In order to ensure timely delivery of the documents you request, you should make your request by March 22, 1999.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. CGF HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY LATER DATE THAN THE DATE HEREOF, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

                                 OTHER BUSINESS

    CGF knows of no other matter to be presented at the Special Meeting. However, if other matters should properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Donald J. Anderson
                                          --------------------------------------
                                          Donald J. Anderson,
                                          SECRETARY, SENIOR VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER

March 10, 1999

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                           DATED AS OF AUGUST 6, 1998
                                     AMONG
                           CARR-GOTTSTEIN FOODS CO.,
                                  SAFEWAY INC.
                                      AND
                              ACG MERGER SUB, INC.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
ARTICLE 1 THE MERGER.......................................................................................           1

        SECTION 1.1. The Merger............................................................................           1
        SECTION 1.2. Effective Time........................................................................           1
        SECTION 1.3. Closing of the Merger.................................................................           1
        SECTION 1.4. Effects of the Merger.................................................................           1
        SECTION 1.5. Certificate of Incorporation and Bylaws...............................................           1
        SECTION 1.6. Directors.............................................................................           2
        SECTION 1.7. Officers..............................................................................           2
        SECTION 1.8. Conversion of Shares..................................................................           2
        SECTION 1.9. Appraisal Rights......................................................................           2
        SECTION 1.10. Payment of Merger Consideration......................................................           3
        SECTION 1.11. Stock Options........................................................................           4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................           4

        SECTION 2.1. Organization and Qualification; Subsidiaries..........................................           4
        SECTION 2.2. Capitalization of the Company and its Subsidiaries....................................           5
        SECTION 2.3. Authority Relative to this Agreement; Recommendation..................................           5
        SECTION 2.4. SEC Reports; Financial Statements.....................................................           6
        SECTION 2.5. Information Supplied..................................................................           6
        SECTION 2.6. Consents and Approvals; No Violations.................................................           6
        SECTION 2.7. No Default............................................................................           7
        SECTION 2.8. No Undisclosed Liabilities; Absence of Changes........................................           7
        SECTION 2.9. Litigation............................................................................           8
        SECTION 2.10. Compliance with Applicable Law.......................................................           8
        SECTION 2.11. Employee Benefit Plans; Labor Matters................................................           9
        SECTION 2.12. Environmental Laws and Regulations...................................................          10
        SECTION 2.13. Taxes................................................................................          12
        SECTION 2.14. Intellectual Property; Software......................................................          13
        SECTION 2.15. Vote Required........................................................................          14
        SECTION 2.16. Opinion of Financial Adviser.........................................................          14
        SECTION 2.17. Brokers..............................................................................          14
        SECTION 2.18. Related Party Transactions...........................................................          14
        SECTION 2.19. Assets...............................................................................          14
        SECTION 2.20. Contracts............................................................................          15
        SECTION 2.21. Shared Appreciation Agreement........................................................          16
        SECTION 2.22. Payments.............................................................................          16

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION.........................................          16

        SECTION 3.1. Organization..........................................................................          16
        SECTION 3.2. Authority Relative to this Agreement..................................................          16
        SECTION 3.3. SEC Reports; Financial Statements.....................................................          17
        SECTION 3.4. Information Supplied..................................................................          17
        SECTION 3.5. Consents and Approvals; No Violations.................................................          17
        SECTION 3.6. No Default............................................................................          18
        SECTION 3.7. Litigation............................................................................          18
        SECTION 3.8. Brokers...............................................................................          18
        SECTION 3.9. No Prior Activities...................................................................          18

                                                                                                                PAGE
                                                                                                                -----
        SECTION 3.10. Financing............................................................................          18

ARTICLE 4 COVENANTS........................................................................................          18

        SECTION 4.1. Conduct of Business...................................................................          18
        SECTION 4.2. Preparation of the Proxy Statement....................................................          20
        SECTION 4.3. Other Potential Acquirers.............................................................          20
        SECTION 4.4. Comfort Letter........................................................................          21
        SECTION 4.5. Meeting of Stockholders...............................................................          21
        SECTION 4.6. Access to Information.................................................................          22
        SECTION 4.7. Additional Agreements; Commercially Reasonable Efforts................................          22
        SECTION 4.8. Employee Benefits.....................................................................          23
        SECTION 4.9. Public Announcements..................................................................          23
        SECTION 4.10. Indemnification......................................................................          23
        SECTION 4.11 Resignation of Officers and Directors.................................................          24
        SECTION 4.12 Notice of Certain Events..............................................................          24
        SECTION 4.13 SAA...................................................................................          24

ARTICLE 5 CONDITIONS TO CONSUMMATION OF THE MERGER.........................................................          25

        SECTION 5.1. Conditions to Each Party's Obligations to Effect the Merger...........................          25
        SECTION 5.2. Conditions to the Obligations of the Company..........................................          25
        SECTION 5.3. Conditions to the Obligations of Parent and Acquisition...............................          25

ARTICLE 6 TERMINATION; AMENDMENT; WAIVER...................................................................          26

        SECTION 6.1. Termination...........................................................................          26
        SECTION 6.2. Effect of Termination.................................................................          27
        SECTION 6.3. Fees and Expenses.....................................................................          27
        SECTION 6.4. Amendment.............................................................................          28
        SECTION 6.5. Extension; Waiver.....................................................................          28

ARTICLE 7 MISCELLANEOUS....................................................................................          28

        SECTION 7.1. Nonsurvival of Representations and Warranties.........................................          28
        SECTION 7.2. Entire Agreement; Assignment..........................................................          28
        SECTION 7.3. Validity..............................................................................          28
        SECTION 7.4. Notices...............................................................................          29
        SECTION 7.5. Governing Law.........................................................................          29
        SECTION 7.6. Descriptive Headings..................................................................          29
        SECTION 7.7. Parties in Interest...................................................................          29
        SECTION 7.8. Certain Definitions...................................................................          29
        SECTION 7.9. Personal Liability....................................................................          30
        SECTION 7.10. Counterparts.........................................................................          30

                               TABLE OF CONTENTS
                                       TO
                          COMPANY DISCLOSURE SCHEDULE

SCHEDULE     TITLE
-----------  ---------------------------------------------------------------------------------
      1.11   Amendment to Company Plans
      2.1    Company Subsidiaries
      2.2    Limitations or Restrictions on Transfer of Subsidiary Stock
      2.6    Consents and Approvals; Conflicts
      2.7    Defaults
      2.8    Undisclosed Liabilities; Absence of Changes
      2.9    Litigation
      2.11   Employee Benefit Plans; Labor Matters
      2.12   Environmental Matters
      2.18   Related Party Transactions
      2.19   Real Property; Leases
      2.20   Contracts
      4.1    Conduct of Business

                             TABLE OF DEFINED TERMS

                                                                        CROSS REFERENCE
TERM                                                                      IN AGREEMENT                         PAGE
----------------------------------------------------  ----------------------------------------------------     -----
1991 Stock Option...................................  Section 1.11 .......................................           5
1991 Stock Options..................................  Section 1.11 .......................................           5
1994 Stock Option...................................  Section 1.11 .......................................           5
1994 Stock Options..................................  Section 1.11 .......................................           5
Acquisition Board...................................  Section 3.2 ........................................          22
Acquisition.........................................  Preamble ...........................................           1
affiliate...........................................  Section 7.8(a) .....................................          38
beneficial owner....................................  Section 7.8(b) .....................................          38
beneficial ownership................................  Section 7.8(b) .....................................          38
business day........................................  Section 7.8(c) .....................................          38
capital stock.......................................  Section 7.8(d) .....................................          38
Certificates........................................  Section 1.10(b) ....................................           4
Closing Date........................................  Section 1.3 ........................................           2
Closing.............................................  Section 1.3 ........................................           2
Code................................................  Section 7.8(e) .....................................          38
Company Board.......................................  Section 2.3(a) .....................................           7
Company Disclosure Schedule.........................  Section 1.11 .......................................           5
Company Financial Adviser...........................  Section 2.16 .......................................          18
Company Intellectual Property.......................  Section 2.14(a) ....................................          17
Company Permits.....................................  Section 2.10 .......................................          11
Company Plans.......................................  Section 1.11 .......................................           5
Company.............................................  Preamble ...........................................           1
Company SEC Reports.................................  Section 2.4(a) .....................................           7
Company Securities..................................  Section 2.2(a) .....................................           6
Company Stock Options...............................  Section 1.11 .......................................           5
Contracts...........................................  Section 2.20 .......................................          19
Current Premium.....................................  Section 4.10(b) ....................................          31
D&O Insurance.......................................  Section 4.10(b) ....................................          31
DCMI................................................  Section 2.2(c) .....................................           7
DGCL................................................  Section 1.1 ........................................           1
Dissenting Shares...................................  Section 1.9 ........................................           3
Effective Time......................................  Section 1.2 ........................................           2
Employee Plans......................................  Section 2.11(a) ....................................          12
ERISA Affiliate.....................................  Section 2.11(a) ....................................          12
ERISA...............................................  Section 2.11(a) ....................................          12
Exchange Act........................................  Section 2.4(a) .....................................           7
Facility............................................  Section 2.12(b) ....................................          14
Facility............................................  Section 2.19(b) ....................................          19
Form 10-K...........................................  Section 3.3 ........................................          22
Governmental Entity.................................  Section 2.6 ........................................           8
HSR Act.............................................  Section 2.6 ........................................           8
Indemnified Liabilities.............................  Section 4.10(a) ....................................          30
Indemnified Persons.................................  Section 4.10(a) ....................................          30
IRS.................................................  Section 2.11(a) ....................................          12
knowledge...........................................  Section 7.8(f) .....................................          38
known...............................................  Section 7.8(f) .....................................          38
LGA.................................................  Section 5.3(f) .....................................          34

                                                                        CROSS REFERENCE
TERM                                                                      IN AGREEMENT                         PAGE
----------------------------------------------------  ----------------------------------------------------     -----
Lien................................................  Section 2.2(b) .....................................           6
Material Adverse Effect.............................  Section 2.1(b) .....................................           6
Material Adverse Effect.............................  Section 3.1(b) .....................................          21
Merger Certificate..................................  Section 1.2 ........................................           1
Merger Consideration................................  Section 1.8(a) .....................................           3
Merger Fund.........................................  Section 1.10(a) ....................................           3
Merger..............................................  Section 1.1 ........................................           1
MSA.................................................  Section 5.3(f) .....................................          34
officer.............................................  Section 7.8(g) .....................................          38
Parent Board........................................  Section 3.2 ........................................          22
Parent Disclosure Schedule..........................  Section 3 ..........................................          21
Parent..............................................  Preamble ...........................................           1
Parent SEC Reports..................................  Section 3.3 ........................................          22
Payment Agent.......................................  Section 1.10(a) ....................................           3
Permitted Liens.....................................  Section 7.8(h) .....................................          38
person..............................................  Section 7.8(i) .....................................          39
Property............................................  Section 2.19(b) ....................................          19
Proxy Statement.....................................  Section 2.5 ........................................           8
Related Parties.....................................  Section 2.18 .......................................          18
reporting tail coverage.............................  Section 4.10(b) ....................................          31
SAA.................................................  Section 2.21 .......................................          20
SEC.................................................  Section 2.4(a) .....................................           7
Securities Act......................................  Section 2.4(a) .....................................           7
Share...............................................  Section 1.8(a) .....................................           2
Shares..............................................  Section 1.8(a) .....................................           2
Stockholder.........................................  Preamble ...........................................           1
subsidiaries........................................  Section 7.8(j) .....................................          39
subsidiary..........................................  Section 7.8(j) .....................................          39
Superior Proposal...................................  Section 4.3(b) .....................................          27
Surviving Corporation...............................  Section 1.1 ........................................           1
Tax Return..........................................  Section 2.13(a)(ii) ................................          16
Taxes...............................................  Section 2.13(a)(i) .................................          16
Third Party Acquisition.............................  Section 4.3(b) .....................................          27
Third Party.........................................  Section 4.3(b) .....................................          27

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 6, 1998, is among CARR-GOTTSTEIN FOODS CO., a Delaware corporation (the "Company"), SAFEWAY INC., a Delaware corporation ("Parent"), and ACG MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition").

    WHEREAS the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger (as defined below) is fair and in the best interests of their respective stockholders and (ii) approved the Merger in accordance with this Agreement; and

    WHEREAS, as a condition of Parent's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Stockholder Support Agreement with Green Equity Investors, L.P., a Delaware limited partnership (the "Stockholder"), pursuant to which, among other things, the Stockholder has agreed, subject to the terms thereof, to vote all shares of capital stock owned by it in favor of this Agreement, the Merger and the transactions contemplated thereby;

    NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

    SECTION 1.1. THE MERGER. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Acquisition shall be merged with and into the Company (the "Merger"). Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Acquisition shall cease.

    SECTION 1.2. EFFECTIVE TIME. Subject to the terms and conditions set forth in this Agreement, a Certificate of Merger (the "Merger Certificate") shall be duly executed by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as the Merger Certificate is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as Parent and the Company may agree upon and set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the "Effective Time").

    SECTION 1.3. CLOSING OF THE MERGER. The closing of the Merger (the "Closing") will take place at a time and on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Section 5.1, and which shall be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

    SECTION 1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the rights, privileges, powers, franchises and properties of the Company and Acquisition shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5. CERTIFICATE OF INCORPORATION AND BYLAWS. The certificate of incorporation of Acquisition in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law. The bylaws of Acquisition in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 1.6. DIRECTORS. The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

    SECTION 1.7. OFFICERS. The officers of Acquisition at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

    SECTION 1.8.  CONVERSION OF SHARES.

    (a) At the Effective Time, each share of common stock, par value $.01 per share, of the Company (individually a "Share" and collectively the "Shares") issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company's treasury or by any of the Company's subsidiaries,
(ii) Shares held by Parent, Acquisition or any other subsidiary of Parent and
(iii) Dissenting Shares (as defined in Section 1.9)) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and represent the right to receive $12.50 in cash, without interest (the "Merger Consideration"). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration contemplated by the Merger shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) At the Effective Time, each outstanding share of the common stock, par value $.01 per share, of Acquisition shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

    (c) At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent, Acquisition or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled and cease to exist and no payment shall be made with respect thereto.

    SECTION 1.9. APPRAISAL RIGHTS. Notwithstanding any provision of this Agreement to the contrary, Shares with respect to which appraisal rights have been demanded and perfected in accordance with Section 262(d) of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Notwithstanding the preceding sentence, if any holder of Shares who demands appraisal of such Shares under the DGCL shall effectively withdraw such holder's demand for appraisal in accordance with Section 262(k) of the DGCL or becomes ineligible for such appraisal through failure to perfect or otherwise, then, as of the Effective Date or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any written demands for appraisal and any other instrument received by the Company in connection therewith, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    SECTION 1.10.  PAYMENT OF MERGER CONSIDERATION.

    (a) Concurrent with the Effective Time, Parent shall deposit with ChaseMellon Shareholder Services or such other agent or agents as may be appointed by Parent and Acquisition (the "Payment Agent") for the benefit of the holders of Shares cash in the aggregate amount necessary to pay the Merger Consideration (such cash is hereinafter referred to as the "Merger Fund") payable pursuant to Section 1.8 in respect of outstanding Shares.

    (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Payment Agent together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article I and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.10.

    (c) In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to this Agreement; PROVIDED, HOWEVER, that Parent or its Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

    (d) All Merger Consideration paid upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason they shall be canceled and exchanged as provided in this Article I.

    (e) Any portion of the Merger Fund that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder's Shares for the Merger Consideration in accordance with this Section 1.10 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such holder's Shares. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of Shares two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

    (f) Parent shall have the right to demand that the Payment Agent return to Parent such portion of the Merger Fund that represents the Merger Consideration payable for Shares for which appraisal rights have been perfected and for which payment has been made pursuant to Section 262 of the DGCL.

    SECTION 1.11. STOCK OPTIONS. On the business day following the Effective Time, each outstanding option to purchase Shares (a "1994 Stock Option" or collectively "1994 Stock Options") issued pursuant to the Company's 1994 Outside Directors Stock Option Plan as amended as of August 5, 1998 to the extent vested in accordance with its terms shall be canceled and the Company shall pay to each holder of a 1994 Stock Option in exchange therefor cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1994 Stock Option, multiplied by (y) the number of Shares subject to such 1994 Stock Option (subject to any tax withholding obligations). Pursuant to the terms of the Company's 1991 Stock Option Plan, each outstanding option to purchase Shares (a "1991 Stock Option" and collectively, the "1991 Stock Options") issued pursuant to the 1991 Stock Option Plan or any amendment thereto shall remain outstanding after the Effective Time and shall be exercisable for the Merger Consideration the holder would have received had such 1991 Stock Option been exercised prior to the Effective Time. In connection with the transactions contemplated by this Agreement, the Company will use its commercially reasonable efforts to obtain consent from each holder of a 1991 Stock Option to the cancellation of such 1991 Stock Option on the business day following the Effective Time and the payment by the Company to each such holder of a 1991 Stock Option cash in an amount equal to the product of (x) the difference between the Merger Consideration and the exercise price of such 1991 Stock Option, multiplied by (y) the number of Shares subject to such 1991 Stock Option (subject to any tax withholding obligations). The 1991 Stock Options and the 1994 Stock Options are referred to collectively as the "Company Stock Options." The 1991 Stock Option Plan and the 1994 Outside Directors Stock Option Plan are referred to collectively as the "Company Plans." Prior to the Effective Time, the Company shall cause to be effected amendments to the Company Plans consistent with Section 1.11 of the Disclosure Schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the "Company Disclosure Schedule").

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to each of Parent and Acquisition as follows:

    SECTION 2.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Section 2.1 of the Company Disclosure Schedule identifies each subsidiary of the Company as of the date hereof and its respective jurisdiction of incorporation or organization, as the case may be. Each of the Company and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. The Company has heretofore delivered to Acquisition or Parent accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of the Company and its subsidiaries.

    (b) Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect (as defined below) on the Company. When used in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which the Company is engaged, or (ii) that would, or would be reasonably likely to, impair or materially delay the ability of the Company to consummate the transactions contemplated hereby.

    SECTION 2.2.  CAPITALIZATION OF THE COMPANY AND ITS SUBSIDIARIES.

    (a) The authorized capital stock of the Company consists of 25,000,000 Shares, of which, as of June 20, 1998, 8,241,152 Shares were issued and outstanding and 1,439,094 Shares were held as treasury stock, and 10,000,000 shares of preferred stock, par value $.01 per share, no shares of which are outstanding. All of the outstanding Shares have been validly issued and are fully paid, nonassessable and free of preemptive rights. As of June 20, 1998, 909,270 Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Since June 20, 1998 no shares of the Company's capital stock have been issued other than pursuant to Company Stock Options already in existence on such date, and since June 20, 1998 no stock options have been granted. Except as set forth above, as of the date hereof there are outstanding (i) no shares of capital stock of the Company, (ii) no securities of the Company or its subsidiaries convertible into or exchangeable for shares of capital stock of the Company, (iii) no options or other rights to acquire from the Company or its subsidiaries and no obligations of the Company or its subsidiaries to issue any capital stock or securities convertible into or exchangeable for capital stock of the Company and (iv) no equity equivalent interests in the ownership or earnings of the Company or its subsidiaries or other similar rights (collectively "Company Securities"). There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto.

    (b) Except as set forth in Section 2.2 of the Company Disclosure Schedule, all of the outstanding capital stock of the Company's subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). For purposes of this Agreement, "Lien"means, with respect to any asset (including without limitation any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

    (c) The Company owns 10,000 shares of common stock of Denali Commercial Management Inc., an Alaska corporation ("DCMI"), representing 33 1/3% of the outstanding shares of DCMI. The owner of the remaining shares of capital stock of DCMI is identified on Section 2.2 of the Company Disclosure Schedule. Except as set forth on Section 2.2 of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its subsidiaries is a party relating to DCMI or obligations or liabilities of the Company or any of its subsidiaries to DCMI.

    SECTION 2.3.  AUTHORITY RELATIVE TO THIS AGREEMENT; RECOMMENDATION.

    (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the "Company Board") and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. The Company Board has taken all necessary corporate actions to render the provisions of Section 203 of the DGCL inapplicable to this Agreement, the Merger, the Stockholder Support Agreement and the other transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company enforceable against the Company in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    (b) The Company Board has resolved to recommend that the stockholders of the Company approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

    SECTION 2.4.  SEC REPORTS; FINANCIAL STATEMENTS.

    (a) The Company has filed all required forms, reports and documents ("Company SEC Reports") with the Securities and Exchange Commission (the "SEC") since January 1, 1995, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Reports are in accordance with the books and records of the Company and its subsidiaries and fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements which would not be material in amount or effect).

    (b) The Company has heretofore made available or promptly will make available to Acquisition or Parent a complete and correct copy of any amendments or modifications to any Company SEC Reports filed prior to the date hereof which are required to be filed with the SEC but have not yet been filed with the SEC.

    SECTION 2.5. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (including any amendments and supplements thereto, the "Proxy Statement") will, at the date mailed to stockholders of the Company and at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    SECTION 2.6.  CONSENTS AND APPROVALS; NO VIOLATIONS.  Except as set forth in
Schedule 2.6 of the Company Disclosure Schedule and for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any court or tribunal, or federal, state or local administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Assuming compliance with the matters referred to in the preceding sentence, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) except as set forth in Section 2.6 of the Company Disclosure Schedule, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound,
(iii) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) except as set forth in Section 2.6 of the Company Disclosure Schedule, violate any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, including, without limitation, the Alaska Takeover Bid Disclosure Act except, in the case of clause
(ii) or (iv), for violations, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company.

    SECTION 2.7. NO DEFAULT. None of the Company or its subsidiaries is in breach, default or violation (and no event has occurred or not occurred through the Company's action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, (iii) any order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (iv) any law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or (iv), for violations, breaches or defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 2.8.  NO UNDISCLOSED LIABILITIES; ABSENCE OF CHANGES.

    (a) Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or disclosed or reserved against in, a consolidated balance sheet of the Company and its subsidiaries or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) debts, liabilities and obligations that were so reserved on, or disclosed or reflected in, the consolidated balance sheet of the Company and its subsidiaries as of March 29, 1998 and the notes thereto, included in the Quarterly Report on Form 10-Q of the Company for the quarter then ended and (ii) debts, liabilities or obligations arising in the ordinary course of business since March 29, 1998.

    (b) Except as set forth in Section 2.8 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, since March 29, 1998 there has not been:

        (i) any damage, destruction or loss to any of the assets or properties of the Company or any of its subsidiaries that, individually or in the aggregate, has a Material Adverse Effect on the Company;

        (ii) any declaration, setting aside or payment of any dividend or distribution or capital return in respect of any shares of the Company's capital stock or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any shares of the Company's capital stock;

       (iii) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its subsidiaries for consideration in the aggregate in excess of $500,000 or other than in the ordinary course of business;

        (iv) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration or any loans or advances to any people in excess of $50,000 in the aggregate;

        (v) any incurrence of or guarantee with respect to any indebtedness for borrowed money by the Company or any of its subsidiaries other than pursuant to the Company's existing credit facilities in the ordinary course of business;

        (vi) any material change in any method of accounting or accounting practice used by the Company or any of its subsidiaries, other than such changes required by a change in law or generally accepted accounting principles;

       (vii) any events with respect to the Company or its subsidiaries which, individually or in the aggregate, have or which would reasonably be expected to have, a Material Adverse Effect on the Company;

      (viii) (A) any employment, deferred compensation, severance or similar agreement entered into or amended by the Company or any of its subsidiaries and any employee, (B) any increase in the compensation payable or to become payable by it to any of its directors, officers or employees, (C) any increase in the coverage or benefits available under any vacation pay, company awards, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees or (D) severance pay arrangements made to, for or with such directors, officers or employees other than, in the case of (B) and (C) above, increases in the ordinary course of business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company or any of its subsidiaries;

        (ix) revaluing in any material respect any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (x) any loan or advance made by the Company or any of its subsidiaries to any officer or director of the Company or any of its subsidiaries, other than loans and advances of the Company made in the ordinary course of business consistent with past practices;

        (xi) any material transaction with a Related Party (other than compensation for services rendered in the ordinary course of business); or

       (xii) any agreement to take any actions specified in this Section 2.8, except for this Agreement.

    SECTION 2.9. LITIGATION. Except as disclosed in the Company SEC Reports and as set forth in Section 2.9 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Company SEC Reports and as set forth in Section 2.9 of the Company Disclosure Schedule, none of the Company or its subsidiaries nor any of their respective properties is subject to any outstanding order, writ, injunction or decree which individually or in the aggregate insofar as can be reasonably foreseen in the future would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

    SECTION 2.10. COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in the Company SEC Reports, the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except in cases in which failures to hold such permits, licenses, variances, exemptions, orders and approvals individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 2.10 with respect to Environmental Laws (as defined in Section 2.12 below) and except for violations which individually or in the aggregate would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or, to the knowledge of the Company, threatened nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 2.11.  EMPLOYEE BENEFIT PLANS; LABOR MATTERS.

    (a) Section 2.11 of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise, maintained or contributed to or with respect to which there is any obligation or liability for the benefit of or relating to any employee or former employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company within the meaning of
Section 414 of the Code (an "ERISA Affiliate"), excluding former agreements or plans under which the Company has no remaining obligations (together, the "Employee Plans"). The Company has made available to Parent a copy of (i) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the "IRS") for each disclosed Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan, and (iii) the latest determination letter from the IRS with respect to each Employee Plan which is intended to be qualified under Section 401(a) of the Code. No event has occurred, and to the Company's knowledge, there exists no condition or set of conditions, in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of any Employee Plans, ERISA, the Code or any other applicable law, including, without limitation, any liability under Title IV of ERISA, which would individually or in the aggregate have a Material Adverse Effect on the Company. Except as set forth in Section 2.11(a) of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) all payments required to be made by or under any Employee Plan, any related trusts or any collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and all amounts required to be reflected in the Company's financial statements have been properly accrued to date as liabilities under or with respect to each Employee Plan, (ii) the Company has performed all obligations required to be performed by it under any Employee Plan, (iii) each Employee Plan has been administered in compliance with its terms and the requirements of applicable law, (iv) each Employee Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and the Company knows of no fact which would adversely affect the qualified status of any such Employee Plan, and
(v) if as of the Effective Time the Company were to suffer a "complete withdrawal" under all Employee Plans which are "multiemployer plans" as defined in Section 3(37) of ERISA, the Company would not incur a material liability until Title IV of ERISA.

    (b) Section 2.11 of the Company Disclosure Schedule sets forth a list of (i) all employment agreements with employees of the Company; (ii) all agreements with consultants obligating the Company to make annual cash payments in an amount exceeding One Hundred Thousand Dollars ($100,000) or that have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year; (iii) all severance agreements, programs and policies of the Company with or relating to its employees except programs and policies required to be maintained by law; and
(iv) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions. The Company has made available to Parent copies (or descriptions in detail reasonably satisfactory to Parent) of all such agreements, plans, programs and other arrangements.

    (c) Except as disclosed in Section 2.11 of the Company Disclosure Schedule, there will be no payment, accrual of additional benefits, acceleration of payments or vesting in any benefit under any Employee Plan or any agreement or arrangement disclosed under this Section 2.11 solely by reason of the Company's entering into this Agreement or in connection with the transactions contemplated by this Agreement.

    (d) No Employee Plan that is a welfare benefit plan within the meaning of
Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code.

    (e) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its subsidiaries and any of their respective employees, which controversies have or would reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries except as disclosed in Section 2.11 of the Company Disclosure Schedule. There are no strikes, slowdowns, work stoppages, lockouts or, to the Company's knowledge, threats thereof by or with respect to any employees of the Company or any of its subsidiaries.

    (f) There are no pending or, to the knowledge of the Company, threatened charges or complaints against the Company or its subsidiaries by the National Labor Relations Board or any comparable state agency which, if adversely determined, would have a Material Adverse Effect on the Company.

    SECTION 2.12.  ENVIRONMENTAL LAWS AND REGULATIONS.

    (a) DEFINITIONS. The following terms, when used in this Section 2.12, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

        (i) "COMPANY." For purposes of this Section 2.12, the term "Company" shall include all of its subsidiaries.

        (ii) "RELEASE" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Substance, and as otherwise defined in any Environmental Law.

       (iii) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives. radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

        (iv) "ENVIRONMENTAL LAWS" means all laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any foreign, federal, state or local government and any governmental department or agency which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, and Rodenticide Act, Resource Conservation and Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local laws, each as amended.

        (iv) "ENVIRONMENTAL CONDITIONS" means the introduction into the environment of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Facility or former Facility or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law) as a result of which the Company has or may become liable to any person or by reason of which any Facility, former Facility or any of the Company's assets may suffer or be subjected to any lien, whether under any Environmental Law or common law.

    (b) FACILITIES. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, each store, office, plant or warehouse currently owned, operated or leased by the Company (a "Facility") is, and at all times while owned, operated or leased by the Company, has been, and each Facility formerly owned, operated or leased by the Company was, at all times when so owned, operated or leased, owned, leased and operated in compliance with all applicable Environmental Laws and in a manner that will not give rise to liability under any applicable Environmental Laws or common law, except in any such case which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Without limiting the foregoing, except as set forth in Section 2.12(b) of the Company Disclosure Schedule, in the Company SEC Reports or in the audits and assessments referred to in paragraph (d) of this
Section 2.12, during such times as the Company owned, leased or operated the Facilities or Facilities formerly owned, operated or leased by the Company, (i) there is not and has not been any Hazardous Substance used, generated, created, stored, transported, disposed of at, or handled on, under, or about any Facility or any Facility formerly owned, operated or leased by the Company, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Facility in compliance with all applicable Environmental Laws,
(ii) the Company has at all times used, generated, treated, stored, transported, disposed of or otherwise handled Hazardous Substances in compliance with all applicable Environmental Laws and in a manner that will not result in liability of the Company under any Environmental Law or common law, and (iii) there is not now and has not been at any time in the past during the Company's ownership, operation or tenancy any underground or above-ground storage tank or pipeline at any Facility or Facility formerly owned, operated or leased by the Company where the installation, use, maintenance, repair, testing, closure or removal of such tank or pipeline was not in compliance with all applicable Environmental Laws, except in the case of each of clauses (i), (ii) or (iii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) NOTICE OF VIOLATION. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, (i) since July 31, 1993 the Company has not received any written notice of alleged, actual or potential responsibility for, or any written inquiry or investigation regarding any Release or threatened Release of any Hazardous Substance at any Facilities or any Facilities formerly owned, operated or leased by the Company or at any offsite location where Hazardous Substances generated by the Company have been disposed, which notice, investigation or inquiry has not been withdrawn or terminated and (ii) the Company has received no written notice of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Facilities or any Facilities formerly owned, operated or leased by the Company, or in connection with any operations or activities of the Company, except in the case of each of clauses (i) and (ii) which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (d) ENVIRONMENTAL AUDITS OR ASSESSMENTS. True, complete and correct copies of the written reports of all environmental audits or assessments which have been conducted since January 1, 1993 at any Facility or any Facility formerly owned, operated or leased by the Company on behalf of the Company and which are in the possession or control of the Company have been delivered to Parent and Acquisition, and a list of all such reports is set forth in Section 2.12 of the Company Disclosure Schedule.

    (e) ENVIRONMENTAL CONDITIONS. Except as disclosed in Schedule 2.12 of the Company Disclosure Schedule, in the Company SEC Reports or in the reports referred to in paragraph (d) of this Section 2.12, there are no present or past Environmental Conditions in any way relating to the Company's business or, to the Company's knowledge, at any Facility or former Facility, except in any such case which would not, individually or in the aggregate, have a Material Adverse Effect.

    (f) RELEASES OR WAIVERS. The Company has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition, except in any such case which would not, individually or in the aggregate, have a Material Adverse Effect.

    SECTION 2.13.  TAXES.

    (a)  DEFINITIONS.  For purposes of this Agreement:

        (i) the term "Tax" (including "Taxes") means all federal, state, local, foreign and other net income, net worth, gross income, gross receipts, value added, sales, use, ad valorem, transfer and gains, capital stock, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security, workers or unemployment compensation, excise, severance, stamp, utility, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and

        (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with any Tax authority or agency.

    (b) The Company and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Such Tax Returns are true and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). The Company and its subsidiaries have paid all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other material Taxes as are due from the Company and its subsidiaries or for which they could be liable (whether to taxing authorities or to other persons or entities), except Taxes that are being contested in good faith by appropriate proceedings and for which the Company has established and is maintaining reserves to the extent currently required by GAAP.

    (c) No material claim for assessment or collection of Taxes is presently being asserted against the Company or its subsidiaries and neither the Company nor any of its subsidiaries is a party to any pending action, proceeding, or investigation by any governmental or other taxing authority nor does the Company have knowledge of any such threatened action, proceeding or investigation. There are no other material Taxes that would be due from the Company or its subsidiaries if assessed by a taxing authority, except Taxes with respect to which the Company has established and is maintaining reserves to the extent required by GAAP.

    (d) Except as set forth in Schedule 2.13, neither the Company nor any of its subsidiaries has (i) granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax, or (ii) requested any extension of time within which to file any federal income Tax Return or any state income or franchise Tax Return, which Tax Return has not been filed as of the date hereof,

    (e) The Tax Returns of the Company and its subsidiaries have been audited or settled or are closed to assessment for the periods and to the extent set forth in Schedule 2.13(e).

    (f) Neither the Company nor any of its subsidiaries (i) is a party to or bound by (nor will it become a party to or become bound by) any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement (or administrative or accounting practice having substantially the same effect);
(ii) has filed a consent under section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it; (iii) has agreed to make or is required to make any material adjustment under section 481(a) of the Code; (iv) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (other than the affiliated group of which the Company is the common parent corporation); (v) owns material assets that directly; indirectly secure debt the interest on which is tax-exempt under section 103(a) of the Code, (vi) is obligated under any agreements in connection with industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder, or (vii) owns any property of a character, the indirect transfer of which pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

    (g) Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, and, to the knowledge of the Company, no foreign person directly or indirectly holds (within the meaning of section 897(c)(3) of the Code) more than five percent of the stock of the Company.

    (h) All material Taxes that the Company is required by law to withhold and collect have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

    (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its subsidiaries, in the payment of any material "excess parachute payments" within the meaning of Section 28OG of the Code.

    SECTION 2.14.  INTELLECTUAL PROPERTY; SOFTWARE.

    (a) Each of the Company and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on the Company.

    (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any subsidiary, as the case may be, is not being questioned in any pending litigation proceeding to which the Company or any subsidiary is a party nor, to the knowledge of the Company, is any such litigation proceeding threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and except as set forth in Section
2.14 of the Company Disclosure Schedule, the conduct of the business of the Company and its subsidiaries as now conducted does not, to the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks or copyrights of others, and the consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Company Intellectual Property Rights.

    SECTION 2.15. VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

    SECTION 2.16. OPINION OF FINANCIAL ADVISER. Donaldson, Lufkin & Jenrette Securities Corporation (the "Company Financial Adviser") has delivered to the Company Board its written opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair to the holders of Shares from a financial point of view.

    SECTION 2.17. BROKERS. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has made available to Parent a true and complete copy of the letter agreement dated March 20, 1998 between the Company and the Company Financial Advisor, which is the only agreement pursuant to which the Company is obligated to make payments to the Company Financial Advisor in connection with the transactions contemplated by this Agreement.

    SECTION 2.18. RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports or Section 2.18 of the Company Disclosure Schedule, no beneficial owner of 5% or more of the Company's outstanding capital stock or officer or director of the Company or any person (other than the Company) in which any such beneficial owner owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) (collectively, "Related Parties") has any interest in: (i) any contract, arrangement or understanding with, or relating to, the business or operations of, the Company or any of its subsidiaries; (ii) any loan, arrangement, understanding. agreement or contract for or relating to indebtedness of the Company or any of its subsidiaries; or
(iii) any property (real, personal or mixed), tangible or intangible, used in the business or operations of the Company or any of its subsidiaries, excluding any such contract, arrangement, understanding or agreement constituting an Employee Plan. Following the Effective Time, except for obligations set forth in this Agreement, neither the Company nor any of its subsidiaries will have any obligations to any Related Party except for (i) accrued salary for the pay period commencing immediately prior to the Effective Time and (ii) the obligations set forth in the Company SEC Reports and Section 2.18 of the Company Disclosure Schedule.

    SECTION 2.19.  ASSETS.

    (a) The assets and properties of the Company and its subsidiaries, considered as a whole, constitute all of the assets and properties which are reasonably required for the business and operations of the Company and its subsidiaries as presently conducted. The Company and its subsidiaries have good and marketable title to or a valid leasehold estate in (i) all personal properties and assets reflected on the Company's balance sheet at March 29, 1998 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice), except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and (ii) (A) all Carrs Quality Centers (other than the Carrs Quality Center located in Kenai),
(B) the distribution center owned by the Company located in Anchorage, Alaska and (C) other stores operated by the Company and its subsidiaries which accounted for not less than 90% of the revenues generated by all such other stores for the twelve month period ended June 30, 1998, in each case, free and clear of all Liens (other than Permitted Liens and rights, obligations and encumbrances arising under the SAA).

    (b) Section 2.19 of the Company Disclosure Schedule sets forth (i) a complete and accurate list of each improved and unimproved real property (a "Property") and Facility owned or leased by the Company or any of its subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased, (ii) a complete and accurate list of all leases pursuant to which the Company or any of its subsidiaries lease personal property and which require an annual expenditure by the Company or any of its subsidiaries individually in excess of $250,000 or which are not cancelable (without material penalty, cost or other liability) within one year and (iii) with respect to each lease for real property, the term (including renewal options) and current fixed rent.

    (c) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings relating to any of the Properties or Facilities of the Company and its subsidiaries, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 2.20. CONTRACTS. Section 2.20 of the Company Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), undertakings, commitments or agreements (other than contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 2.11 of the Company Disclosure Schedule and real property leases set forth in Section
2.19 of the Company Disclosure Schedule) of the following categories to which the Company or any of its subsidiaries is a party or by which any of them is bound (collectively, and together with the contracts, undertakings, commitments or agreements for employee benefit matters set forth in Section 2.11 of the Company Disclosure Schedule and the real property leases set forth in Section
2.19 of the Company Disclosure Schedule, the "Contracts"):

        (a) Contracts made in the ordinary course of business requiring annual expenditures by or liabilities of the Company and its subsidiaries in excess of $500,000 which have a remaining term in excess of one hundred eighty
    (180) days or are not cancelable (without material penalty, cost or other liability) within one hundred eighty (180) days;

        (b) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $250,000.

        (c) Contracts containing covenants limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or compete with any person or operate at any location;

        (d) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of the Company or its subsidiaries;

        (e) Contracts with any federal, state or local government which have a remaining term in excess of one year or are not cancelable (without material penalty, cost or other liability) within one year; and

        (f) any other Contract that is material to the Company and its subsidiaries, taken as a whole.

    Except as set forth in Schedule 2.20 of the Company Disclosure Schedule, true and complete copies of the written Contracts and descriptions of verbal Contracts, if any, have been delivered or made available to Parent. Each of the Contracts is a valid and binding obligation of the Company and, to the Company's knowledge without any investigation, the other parties thereto, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar laws affecting creditors' rights generally and by general principles of equity. To the knowledge of the Company, except for the execution of this Agreement and the Stockholder Support Agreement and the consummation of the transactions contemplated hereby and thereby, no event has occurred which would, on notice or lapse of time or both, entitle the holder of any indebtedness issued pursuant to a Contract identified in Schedule 2.20 of the Company Disclosure Schedule in response to paragraph (b) above to accelerate, or which does accelerate, the maturity of any such indebtedness.

    SECTION 2.21.  SHARED APPRECIATION AGREEMENT.

    (a) The Company has delivered to Parent a true and complete copy of the Shared Appreciation Agreement (the "SAA") referred to in the Company SEC Reports and has made available to Parent books and records of the Company reflecting the information required by Section 1.3 of the SAA and the draft appraisals prepared in 1994, which are the most recent appraisals undertaken on behalf of the Company with respect to the Properties (as defined in the SAA).

    (b) Neither the Company nor its Affiliates (as defined in the SAA) has paid or has been obligated to pay any amounts pursuant to Section 1.2 of the SAA and no amount shall be due or payable pursuant to Section 1.2 of the SAA as a result of consummation of the transactions contemplated by this Agreement.

    SECTION 2.22. PAYMENTS. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any of their respective representatives acting on their behalf, have paid or delivered any fee, commission or other sum of money or property to any finder, agent, government official or other party, in the United States or any other country which the Company has any reason to believe to have been illegal under any federal, state or local laws of the United States or to the Company's knowledge, any other country having jurisdiction. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective representatives acting on their behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures. Neither the Company nor any of its subsidiaries have participated in any boycotts.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                           OF PARENT AND ACQUISITION

    Parent and Acquisition hereby represent and warrant to the Company as follows:

    SECTION 3.1.  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

    (a) Each of Parent and Acquisition is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing document) as currently in effect of Parent and Acquisition.

    (b) Each of Parent and Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent. When used in connection with Parent or Acquisition the term "Material Adverse Effect" means any change or effect that
(i) is or is reasonably likely to be materially adverse to the business, assets, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any business in which Parent, Acquisition or Parent's other subsidiaries are engaged or (ii) that would, or would be reasonably likely to, impair or materially delay the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

    SECTION 3.2. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent (the "Parent Board") and Acquisition (the "Acquisition Board") and by Parent (or a wholly owned subsidiary of Parent) as the sole stockholder of Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, except (i) as rights to indemnity hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors' rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    SECTION 3.3. SEC REPORTS; FINANCIAL STATEMENTS. Parent's most recent annual report on Form 10-K (the "Form 10-K" ) filed with the SEC, including, without limitation, any financial statements or schedules included or incorporated by reference therein, did not contain when filed any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. The audited consolidated financial statements of Parent included in the Form 10-K fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto) the consolidated financial position of Parent and its consolidated subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended.

    SECTION 3.4. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference to the Proxy Statement will, at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

    SECTION 3.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Exchange Act, state securities or blue sky laws, the HSR Act and the filing and recordation of the Merger Certificate as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Acquisition, (ii) to the knowledge of the Parent, result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition or any of their respective properties or assets except, in the case of clause (ii) or (iii), for violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 3.6. NO DEFAULT. None of Parent, Acquisition, or any of Parent's other subsidiaries is in breach, default or violation (and, to the knowledge of the Parent, no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its certificate of incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition, or any of Parent's other subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition, or any of Parent's other subsidiaries or any of their respective properties or assets, except for violations, breaches or defaults that do not and would not, or would not be reasonably likely to, individually or in the aggregate, impair or materially delay the ability of Parent and/or Acquisition to consummate the transactions contemplated hereby.

    SECTION 3.7. LITIGATION. Except as disclosed in the Parent SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent, Acquisition, or any of Parent's other subsidiaries or any of their respective properties or assets before any Governmental Entity which individually or in the aggregate would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Reports, none of Parent, Acquisition, or Parent's other subsidiaries is subject to any outstanding order, writ, injunction or decree which insofar as can be reasonably foreseen in the future would reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

    SECTION 3.8. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

    SECTION 3.9. NO PRIOR ACTIVITIES. Except for obligations incurred in connection with its incorporation or organization of the negotiation and consummation of this Agreement and the transactions contemplated hereby, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

    SECTION 3.10. FINANCING. Parent or Acquisition has sufficient capital resources to enable Acquisition to effect the Merger as contemplated herein at the Effective Time.

                                   ARTICLE 4
                                   COVENANTS

    SECTION 4.1. CONDUCT OF BUSINESS. Except as contemplated by this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time the Company will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past practice and seek to preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent and Acquisition:

        (a) amend its certificate of incorporation or bylaws (or other similar governing instrument);

        (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to options previously granted under the Company Plans;

        (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution or capital return (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any of subsidiaries;

        (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger);

        (e) alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any subsidiary;

        (f) (A) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under the Company's existing credit facilities in the ordinary course of business; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than obligations of subsidiaries of the Company incurred in the ordinary course of business) except pursuant to existing credit facilities; (C) make any loans, advances or capital contributions to or investments in any other person (other than to subsidiaries of the Company in the ordinary course of business consistent with past practice); (D) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (E) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Tax Liens for Taxes not yet due);

        (g) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits payable or to become payable to any director, officer or employee, or increase the coverage or benefits available under any severance pay, termination pay, vacation pay, salary continuation or disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers or employees, or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units); PROVIDED, HOWEVER, that this paragraph (g) shall not prevent the Company or any of its subsidiaries from (A) entering into employment agreements with new officers hired to replace departing employees, provided that any such new officer, upon termination of employment, shall be entitled only to the benefits provided under the Carr-Gottstein Foods Co. 1998 Severance Plan or (B) increasing annual compensation and/or providing for or amending bonus arrangements for employees in connection with promotions or advancements of such employees or the assumption by such employees of significant additional responsibilities, in each case in amounts consistent with past practice;

        (h) sell, assign, transfer, lease or dispose of any assets in any single transaction or series of related transactions for consideration individually in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than in the ordinary course of business;

        (i) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

        (j) revalue in any material respect any of its assets including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

        (k) (A) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (B) enter into any contract or agreement which requires annual expenditures by the Company or its subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) or which has a term in excess of one year or is not cancelable (without material penalty cost or liability) within one year; (C) enter into or renew, without the prior consent of Parent which shall not be unreasonably withheld, or amend or modify, any agreement with any collective bargaining agent relating to its business, except for agreements with respect to routine employee grievance matters in the ordinary course of business; (D) make any material amendments or modifications to any Contract (other than collective bargaining agreements, which shall be covered by clause (k)(C)), any agreement with a Related Party or other agreement filed as an exhibit to any of the Company SEC Reports; (E) make any payment to a Related Party, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business; or (F) authorize any new capital expenditure or expenditures which in the aggregate are in excess of Five Million Dollars ($5,000,000); PROVIDED that the capital expenditures shall be consistent with the capital plans set forth on Section 4.1 of the Company Disclosure Schedule; and PROVIDED FURTHER that the foregoing shall not limit any capital expenditure required pursuant to existing contracts or purchase orders;

        (l) make any tax election or settle or compromise any income tax liability which involves cost or liability to the Company in excess of $250,000;

        (m) settle or compromise any pending or threatened suit, action or claim
    (A) which relates to the transactions contemplated by this Agreement, (B) is listed on Section 2.9 of the Company Disclosure Schedule or (C) the settlement or compromise of which could have a Material Adverse Effect on the Company; or

        (n) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect.

    SECTION 4.2. PREPARATION OF THE PROXY STATEMENT. The Company shall promptly prepare and file with the SEC the Proxy Statement. Parent and Acquisition agree to cooperate in such preparation and to provide promptly to the Company all information with respect to Parent, Acquisition and the transactions contemplated by this Agreement required to be included or incorporated by reference therein. The Company will use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the meeting of its stockholders to consider and vote upon this Agreement. Parent shall have a right to review and comment on the Company Proxy Statement and other proxy materials before filing with the SEC. Each of the Company and Parent shall notify each other after the receipt by it of any written or oral comments of the SEC, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

    SECTION 4.3.  OTHER POTENTIAL ACQUIRERS.

    (a) The Company agrees that neither it nor any of its subsidiaries, nor any officer, director or employee of the Company or its subsidiaries shall, and that it shall direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including investment bankers, attorneys or accountants) not to, directly or indirectly, encourage, solicit, initiate, enter into or conduct discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition or any designees of Parent and Acquisition) concerning any Third Party Acquisition (as defined in Section 4.3(b)); PROVIDED, HOWEVER, that (i) nothing herein shall prevent the Company Board from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer and otherwise complying with such rules, PROVIDED that the Company Board shall not recommend that the stockholders of the Company tender their Shares in connection with such tender offer unless the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties; and (ii) if the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel, that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may, and may authorize or permit any of its or its subsidiaries' respective officers, directors, employees, representatives or agents to respond to inquiries from, discuss with, negotiate with, and provide non-public information to, any other person concerning a Third Party Acquisition. The Company shall promptly notify Parent in the event it receives any proposal or inquiry concerning a Third Party Acquisition including the terms and conditions thereof and the identity of the party submitting such proposal.

    (b) Except as set forth in this Section 4.3(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. Notwithstanding the foregoing, if the Company Board by a majority vote determines in good faith, after consultation with and based upon the advice of legal counsel that there is a substantial likelihood that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 6.1 and the Company has paid all amounts due pursuant to Section 6.3. For the purposes of this Agreement, "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger or otherwise by any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition or any affiliate thereof (a "Third Party"); (ii) the acquisition by a Third Party of more than 35% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of beneficial ownership of 35% or more of the outstanding Shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 35% of the outstanding Shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business the annual revenues, net income or assets of which is equal or greater than 35% of the annual revenues, net income or assets of the Company. For purposes of this Agreement a "Superior Proposal" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (taking into consideration advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

    SECTION 4.4. COMFORT LETTER. The Company shall use all reasonable efforts to cause KPMG Peat Marwick LLP to deliver a letter dated not more than five days prior to the date on which the Proxy Statement shall be mailed to the stockholders of the Company and addressed to itself and Parent and their respective boards of directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

    SECTION 4.5. MEETING OF STOCKHOLDERS. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of this Agreement is the affirmative vote of a majority of the outstanding Shares. The Company will, through the Company Board, recommend to its stockholders approval of such matters; PROVIDED, HOWEVER, that the Company Board may withdraw its recommendation in accordance with the provisions of Section 4.3(b).

    SECTION 4.6.  ACCESS TO INFORMATION.

    (a) Between the date hereof and the Effective Time, the Company will give Parent and its authorized representatives reasonable access to plants, offices, warehouses and other facilities upon reasonable notice and to all books and records of itself and its subsidiaries, will permit the Parent to make such inspections as the Parent may reasonably require and will cause its officers and those of its subsidiaries to furnish the Parent with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as the Parent may from time to time reasonably request; PROVIDED, HOWEVER, the parties hereto agree that no such data or other information shall be made available to Parent or Acquisition to the extent that it is competitively sensitive or the exchange of such information between competitors would result in a violation of any applicable law, rule or regulation.

    (b) Parent and Acquisition will hold and will cause their consultants and advisers to hold in confidence all documents and information furnished to them by or on behalf of the Company in connection with the transactions contemplated by this Agreement in accordance with the terms of that certain letter agreement regarding confidentiality from the Company Financial Advisor dated April 8, 1998 and executed by Parent on April 9, 1998 (the "Confidentiality Agreement"), provided that obligations regarding public disclosures with respect to the transactions contemplated by this Agreement shall be governed by Section 4.9 hereof and Parent, Acquisition and their consultants and advisors may communicate directly with the Company's Chief Executive Officer, Chief Financial Officer and Senior Vice President-Store Operations. The Company will hold and will cause its consultants and advisors to hold in confidence all documents and information furnished to it by or on behalf of Parent in connection with the transactions contemplated by this Agreement, to the extent such documents and information would constitute "Evaluation Material" (as defined in the Confidentiality Agreement) of Parent, in the same manner in which Parent and Acquisition are required to treat Evaluation Material of the Company.

    SECTION 4.7.  ADDITIONAL AGREEMENTS; COMMERCIALLY REASONABLE EFFORTS.

    (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) cooperating in the preparation and filing of the Proxy Statement, any filings that may be required under the HSR Act and any amendments to any thereof; (ii) obtaining consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, estoppel certificates from lessors of the Company and its subsidiaries and the quitclaim deed contemplated by Section 2.9 of the SAA and a certificate in form and substance reasonably satisfactory to Parent with respect to the SAA; PROVIDED THAT neither party shall incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents, certificates or deed; (iii) obtaining consents of any Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iv) contesting any legal proceeding relating to the Merger and (v) executing any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the Company, Parent and Acquisition agree to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

    (b) Between the date hereof and the Effective Time, the Company shall cooperate with Parent's efforts to negotiate and enter into written agreements affecting Company's real estate, as Parent may deem necessary or desirable, including, without limitation, modifications and extensions of real estate leases and other agreements; PROVIDED, HOWEVER, that no such agreements shall be binding on the Company prior to the Effective Time; and provided, further, that Parent's obtaining any such modifications, extensions and agreements shall not be a condition to the obligations of Parent and Acquisition to consummate the Merger and the other transactions contemplated by this Agreement. Parent will, from time to time, upon request of the Company, advise the Company of all material agreements or arrangements entered into in connection with the negotiation of any such modifications, extensions or agreements.

    SECTION 4.8. EMPLOYEE BENEFITS. As of the Closing, employees of the Company will become employees of Parent or a subsidiary of Parent. Parent will or will cause such subsidiary to provide the eligible employees of the Company and its subsidiaries from the Effective Time until the first anniversary of the Effective Time with compensation and employee benefits of the type described in
Section 2.11 of this Agreement (other than stock option or other plans involving the potential issuance or purchase on the open market of securities of the Company or of Parent) which, in the aggregate, are at least as favorable as those currently provided by Parent and its subsidiaries, as the case may be, to their respective employees in the markets in which the Company and its subsidiaries operate. Parent agrees and will cause the Surviving Corporation to agree that all obligations of the Company or any subsidiary under any "change of control" or similar provisions relating to employees contained in any existing contracts and all termination or severance agreements with executive officers identified in Section 2.11 of the Company Disclosure Schedule (subject to
Section 1.11 hereof) will be honored in accordance with their terms as of the date hereof. Notwithstanding the foregoing, except as provided in the preceding sentence nothing contained herein shall be construed as requiring Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

    SECTION 4.9. PUBLIC ANNOUNCEMENTS. Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release without the prior written consent of the other parties, which consent shall not be unreasonably withheld, or make any such public statement prior to consultation, except in each case as may be required by applicable law or by obligations pursuant to any listing agreement with the NYSE as determined by Parent, Acquisition or the Company, as the case may be (provided that such party has used reasonable efforts to consult with and, where necessary, seek the consent of, the other party and allow such other party to comment thereon).

    SECTION 4.10.  INDEMNIFICATION.

    (a) After the Effective Time, the Surviving Corporation shall indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to, upon receipt of an undertaking to repay such advances as required by the DGCL) each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of the Company's subsidiaries (the "Indemnified Persons") against (i) all losses, claims, damages, costs, expenses (including, without limitation, reasonable counsel fees and expenses), settlement payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law or under the Surviving Corporation's certificate of incorporation or bylaws. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's certificate of incorporation or bylaws and from and after the Effective Time, the Surviving Corporation shall fulfill, assume and honor in all respects the obligations of the

Company pursuant to the Company's certificate of incorporation, bylaws and any indemnification agreement between the Company and any of the Company's directors and officers existing and in force as of the date of this Agreement, to the extent permitted under applicable law. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. The Indemnified Persons as a group may retain only one law firm to represent them with respect to any single action unless there are one or more defenses available to an Indemnified Person which may be inconsistent with those of any other Indemnified Person or there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Persons, in which case this limitation shall not apply. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not be unreasonably withheld. Parent hereby guarantees the payment and performance of the Surviving Corporation's obligations in this Section 4.10. Each Indemnified Person (and their respective heirs and estates) is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms.

    (b) Parent or the Surviving Corporation shall purchase a six-year extended reporting period endorsement ("reporting tail coverage") under the Company's existing directors' and officers' liability insurance coverage (or as much coverage as can be obtained for a total not in excess of 150% of the Current Premium), PROVIDED THAT such reporting tail coverage shall extend the director and officer liability coverage in force as of the date hereof from the Effective Time on terms, that in all material respects, are no less advantageous to the intended beneficiaries thereof than the existing officers' and directors' liability insurance. "Current Premium" shall mean the last annual premium paid prior to the date hereof for the existing officers' and directors' liability insurance.

    (c) If the Parent or the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the respective successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations set forth in this Section.

    SECTION 4.11. RESIGNATION OF OFFICERS AND DIRECTORS. Each of the directors and officers of the Company and its subsidiaries shall tender their resignations effective on or before the Effective Time.

    SECTION 4.12. NOTICE OF CERTAIN EVENTS. Each of Parent and the Company shall promptly notify each other of:

        (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) any notice or other communication from any governmental or regulatory agency in connection with the transactions contemplated by this Agreement;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
    Section 2.9 or Section 3.8, as the case may be, or which relate to the consummation of the transactions contemplated by this Agreement; or

        (d) the occurrence or nonoccurrence of any event which would reasonably be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; provided that the delivery of any notice pursuant to this Section 4.13 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 4.13. SAA. The Company will comply with the terms, conditions and provisions of the SAA prior to the Effective Time. In connection therewith, the Company will (a) select appraisers for the

Properties (as defined in the SAA) that are reasonably acceptable to Parent, (b) provide Parent with copies of preliminary appraisals no later than 60 days prior to the Closing, and (c) consult with Parent regarding the contents of the appraisals prior to finalizing such appraisals in order to assure the accuracy, completeness and reasonableness thereof. The Company and Parent will promptly deliver to each other copies of any written communications and reports of any non-written communications received between the date hereof and the Effective Time by the Company or any of its Affiliates on the one hand (as defined in the SAA) or Parent or any of its affiliates on the other hand relating to the SAA.

                                   ARTICLE 5
                    CONDITIONS TO CONSUMMATION OF THE MERGER

    SECTION 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company;

        (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger, and no legal proceeding shall be pending in which a Governmental Entity seeks to prohibit, restrain, enjoin or restrict the consummation of the Merger; and

        (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received.

    SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) the representations and warranties of Parent and Acquisition contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

        (b) each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect;

        (c) Parent shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on Parent.

    SECTION 5.3. CONDITIONS TO THE OBLIGATIONS OF PARENT AND ACQUISITION. The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) the representations of the Company contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

        (b) each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect;

        (c) the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of the Company or any subsidiary of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Parent, individually or in the aggregate, have a Material Adverse Effect on the Company; PROVIDED THAT with respect to real property leases, this condition shall be deemed satisfied only if the Company shall have obtained landlord consents for real property leases with respect to (i) all leased Carrs Quality Centers (other than the Carrs Quality Center located in Kenai) and (ii) other leased stores operated by the Company and its subsidiaries which, together with other owned stores, account for not less than 90% of the revenues generated by all such other stores, based on the twelve month period ended as of the date of the most recent quarter-end as of the date of determination;

        (d) the Stockholder Support Agreement shall be in full force and effect;

        (e) the Management Services Agreement (the "MSA") between the Company and Leonard Green & Associates ("LGA") shall be terminated concurrent with the Effective Time and the Company shall have no liability or obligation of any nature, whether or not accrued, contingent or otherwise under the MSA or otherwise to LGA, or any of its affiliates, except for the unpaid pro rata portion of the annual $450,000 fee payable under the MSA through the Effective Time; and

        (f) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                                   ARTICLE 6
                         TERMINATION; AMENDMENT; WAIVER

    SECTION 6.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company's stockholders:

        (a) by mutual written consent of Parent, Acquisition and the Company;

        (b) by Parent and Acquisition or the Company if (i) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited; (ii) any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or (iii) the Merger has not been consummated by January 31, 1999 (or, if as of January 31, 1999, all necessary approvals or consents of Governmental Entities under the HSR Act or any other antitrust statute, law, rule or regulation required for the consummation of the transactions contemplated by this Agreement have not been obtained, May 31, 1999); PROVIDED that no party may terminate this Agreement pursuant to this clause (b)(iii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Merger shall not have been consummated on or before said date;

        (c) by the Company if (i) there shall have been a material breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement or if any representation or warranty of Parent or Acquisition shall have become untrue in any material respect, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by January 31, 1999 (or such other date to which the date set forth in Section 6.1(b)(iii) may be extended) or (ii) there shall have been a breach by Parent or Acquisition of any of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or materially adversely affecting (or materially delaying) the consummation of the Merger, and, if such breach is capable of being cured, Parent or Acquisition, as the case may be, has not cured such breach within twenty business days after written notice by the Company thereof; PROVIDED that the Company has not breached any of its obligations hereunder in any material respect;

        (d) by the Company, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and taking into consideration the advice of legal counsel, that it is likely to be required to, in order to comply with its fiduciary duties, and does, withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal as provided in Section 4.3(b) of this Agreement; or

        (e) by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in any material respect in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by January 31, 1999 (or such other date to which the date set forth in Section 6.1(b)(iii) may be extended), (ii) there shall have been a breach by the Company of its covenants or agreements hereunder having a Material Adverse Effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Merger, and, if such breach is capable of being cured, the Company has not cured such breach within twenty business days after written notice by Parent or Acquisition thereof, PROVIDED that neither Parent nor Acquisition has breached any of their respective obligations hereunder in any material respect, (iii) the Company Board shall have recommended to the Company's stockholders a Superior Proposal, (iv) the Company Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall not have opposed a Third Party Acquisition in a Schedule 14D-9 filing, (v) the Company shall have entered into a definitive agreement with respect to a Third Party Acquisition, or (vi) the Company shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders.

    SECTION 6.2. EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders other than the provisions of this Section 6.2 and Section 4.6(b). Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

    SECTION 6.3.  FEES AND EXPENSES.

    (a) In the event that this Agreement shall be terminated pursuant to Section 6.1(d) or Section 6.1(e)(iii), (e)(iv), (e)(v) or, if another bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares then outstanding or all or substantially all the assets of the Company is outstanding on the date of the stockholder meeting referred to in Section 6.1(e)(vi), (e)(vi), the Company shall pay to Parent a termination fee in the amount of Four Million Dollars ($4,000,000) within five (5) business days of such a termination and, within five business days of presentation of statements therefor, Parent's reasonable out-of-pocket-expenses incurred in connection with the transactions contemplated by this Agreement, PROVIDED that no such amount shall be payable if Parent shall have materially breached its obligations hereunder.

    (b) Except as otherwise provided in Section 6.3(a), each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

    SECTION 6.4. AMENDMENT. This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement (including the schedules hereto) may be amended only by an instrument in writing signed on behalf of the parties hereto.

    SECTION 6.5. EXTENSION; WAIVER. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7
                                 MISCELLANEOUS

    SECTION 7.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

    SECTION 7.2. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (including the schedules hereto) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise; PROVIDED, HOWEVER, that Acquisition may assign any or all of its rights and obligations under this Agreement to any subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

    SECTION 7.3. VALIDITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

    SECTION 7.4. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a national overnight delivery service (E.G., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to the Company to:        CARR-GOTTSTEIN FOODS, CO.
                             6411 A Street
                             Anchorage, Alaska 99518
                             Telecopier: (907) 565-6026
                             Attention: President and
                                      Chief Executive Officer

with a copy to:              Gibson, Dunn & Crutcher LLP
                             333 South Grand Avenue
                             Los Angeles, California 90071
                             Telecopier: (213) 229-7520
                             Attention: Karen E. Bertero, Esq.

if to Parent or Acquisition  SAFEWAY INC.
to:                          5918 Stoneridge Mall Road
                             Pleasanton, California 94588-3229
                             Telecopier: (925) 467-3231
                             Attention: Senior Vice President and
                                      General Counsel

with a copy to:              Latham & Watkins
                             505 Montgomery Street
                             Suite 1900
                             San Francisco, California 94111
                             Telecopier: (415) 395-8095
                             Attention: Scott R. Haber, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

    SECTION 7.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

    SECTION 7.6. DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    SECTION 7.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Sections 4.8, 4.10 and 7.2, nothing in this Agreement express or implied is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    SECTION 7.8. CERTAIN DEFINITIONS. For the purposes of this Agreement the term:

        (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

        (b) "beneficial owner" or "beneficial ownership" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act;

        (c) "business day" means any day other than a day on which the New York Stock Exchange is closed;

        (d) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

        (e) "Code" means the Internal Revenue Code of 1986, as amended;

        (f) "knowledge" or "known" means, with respect to any matter in question, the actual knowledge of an officer of the Company or Parent, as the case may be;

        (g) "officer" means the director of human resources, the director of distribution, the director of the Eagle Stores and any person holding the title of vice president or any title senior thereto;

        (h) "Permitted Liens" means any lien resulting from (i) all statutory or other liens for Taxes or assessments which not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in accordance with GAAP; (ii) all cashiers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business,
    (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which the Company or any of its subsidiaries is a party; (v) liens identified on title policies or preliminary title reports delivered or made available for inspection to Parent prior to the date hereof, (vi) liens and encumbrances arising under the SAA, (vii) liens or mortgages that secure indebtedness described in the Company Disclosure Schedule, and (viii) all other liens, mortgages, covenants, imperfections in title, charges, easements, restrictions and other Liens which do not materially detract from or materially interfere with the value or present use of the asset subject thereto or affected thereby;

        (i) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

        (j) "subsidiary" or "subsidiaries" of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 7.9. PERSONAL LIABILITY. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or any officer, director, employee, agent, representative or investor of any party hereto.

    SECTION 7.10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                          CARR-GOTTSTEIN FOODS CO.

                                          By:      /s/ Lawrence H. Hayward

                                          --------------------------------------

                                          Name: Lawrence H. Hayward
                                          Title: President and Chief Executive
                                          Officer

                                          SAFEWAY INC.

                                          By:        /s/ Michael C. Ross

                                          --------------------------------------

                                          Name: Michael C. Ross
                                          Title: Senior Vice President and
                                          General Counsel

                                          ACG MERGER SUB, INC.

                                          By:        /s/ Michael C. Ross

                                          --------------------------------------

                                          Name: Michael C. Ross
                                          Title: Vice President and Secretary

                                                                      APPENDIX B

                                          August 6, 1998

Board of Directors
Carr Gottstein Foods Company
6411 A Street
Anchorage, AK 99518

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the public stockholders of Carr Gottstein Foods Company (the "Company") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of August 6, 1998 (the "Agreement"), by and among Safeway Inc. ("Safeway"), the Company and ACG Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Safeway pursuant to which Merger Sub will be merged (the "Merger") with and into the Company.

    Pursuant to the Agreement, each share of common stock of the Company will be converted into the right to receive $12.50 per share in cash.

    In arriving at our opinion, we have reviewed the draft dated August 1, 1998 of the Agreement and the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning January 1, 1998 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and Safeway in the past and has been compensated for such services. DLJ lead-managed the

Company's initial public offering in 1993 and a $100 million offering of Senior Subordinated Notes of the Company in 1995 for which DLJ received usual and customary compensation. DLJ co-managed Safeway's $1.4 billion secondary common stock offering in 1997 and co-managed Safeway's $1.1 billion secondary common stock offering in 1998 for which DLJ received usual and customary compensation.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the public stockholders of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By: __________________________________
                                             Warren C. Woo
                                             MANAGING DIRECTOR

                                                                      APPENDIX C

                         STOCKHOLDER SUPPORT AGREEMENT

    THIS STOCKHOLDER SUPPORT AGREEMENT dated as of August 6, 1998 (this "AGREEMENT"), is entered into by Green Equity Investors, L.P., a Delaware limited partnership (the "STOCKHOLDER"), for the benefit of Safeway Inc., a Delaware corporation ("PARENT"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

    WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially 2,869,592 shares of common stock ("COMMON STOCK"), of Carr-Gottstein Foods Co., a Delaware corporation (the "COMPANY") (collectively and together with any other voting or equity securities of the Company hereafter acquired by the Stockholder beneficially or of record prior to the termination of this Agreement, the "SHARES");

    WHEREAS, concurrently with the execution of this Agreement, Parent, ACG Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "MERGER") such that the Company will become a wholly-owned subsidiary of Parent; and

    WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has requested that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing, to consent to the adoption of the Merger Agreement and the approval of the Merger and to agree to certain other matters, all upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

    Section 1.  CONSENT; VOTING OF SHARES; PROXY.

    (a) The Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company in lieu of a meeting, the Stockholder will vote all of the Shares
(i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and hereby consents to the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement and (B) any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and (ii) against (X) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, liquidation or winding up of the company or any other similar extraordinary transaction involving the Company or any other Third Party Acquisition (as defined in the Merger Agreement), (Y) corporate action the consummation of which would frustrate the purposes or impede, prevent, nullify or delay consummation of the transactions contemplated by the Merger Agreement or (Z) any amendment to the Company's certificate of incorporation or bylaws or any other action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. In addition, the Stockholder agrees that it will, upon request by Parent, furnish written confirmation, in form and substance reasonably satisfactory to Parent, of the Stockholder's support for the Merger Agreement and the Merger. The Stockholder acknowledges receipt of and opportunity to review a copy of the Merger Agreement.

    (b) From time to time and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such proxies, consents and other similar instruments and shall take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement. The Stockholder shall use all reasonable efforts to assist and cooperate with the other parties to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

    Section 2. TRANSFER OF SHARES. The Stockholder agrees that it shall not take any action to, directly or indirectly, (a) offer to sell, sell, assign, transfer (including by merger or otherwise by operation of law), pledge, encumber or otherwise dispose of any of its respective Shares, in any case other than to an affiliate of the Stockholder, but only if such affiliate agrees in writing to be bound by the terms of this Agreement and executes any other documents reasonably requested by Parent, (b) deposit any of its respective Shares into a voting trust or enter into a voting agreement or arrangement with respect to any such Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger or otherwise by operation of law) or other disposition of or transfer of any interest in or the voting of any of its respective Shares or any other securities of the Company.

    Section 3. NO SOLICITATION. The Stockholder agrees that neither it nor any of its subsidiaries, nor any officer, director, employee, partner or member of the Stockholder or its subsidiaries shall, and that, subject to Section 9, it shall direct and use its best efforts to cause its and its subsidiaries' agents and representatives (including investment bankers, attorneys or accountants) not to, directly or indirectly, encourage, solicit, initiate, enter into or conduct discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Merger Sub) concerning any Third Party Acquisition.

    Section 4. TREATMENT OF CERTAIN STOCKHOLDER PROFITS. (a) In the event that the Merger Agreement shall have been terminated at any time pursuant to Section 6.1(d) or 6.1(e)(iii), (iv), (v) or (vi) (provided, with respect to a termination pursuant to Section 6.1(e)(vi), a termination fee is payable to Parent pursuant to Section 6.3(a) of the Merger Agreement) thereof, the Stockholder shall pay to Parent an amount equal to 50% of the profit (determined in accordance with this Section 4) of the Stockholder from the sale or other disposition of any Shares within 18 months of such termination either pursuant to a Third Party Acquisition or at such time as a Third Party Acquisition is pending. Payment shall be made immediately upon the receipt of the proceeds from such sale or other disposition.

    (b) For purposes of this Section 4, the profit of the Stockholder shall equal (A) the aggregate consideration received by the Stockholder for the Shares that were sold or disposed of, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation less (B) $12.50 per Share multiplied by the number of Shares sold or disposed of.

    (c) For purposes of this Section 4, the fair market value of any non-cash consideration consisting of:

    (A) securities listed on a national securities exchange or traded or quoted on the Nasdaq shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of value determination; and

    (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 4(c) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; PROVIDED, HOWEVER, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; PROVIDED FURTHER, that the fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment banking firm shall be binding upon the parties.

    (d) Any payment of profit under this Section 4 shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by the Stockholder in the Third Party Acquisition or other disposition.

    Section 5. TERMINATION. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) any termination of the Merger Agreement in accordance with the terms thereof; provided that no such termination shall relieve any party of liability for a breach hereof prior to termination; provided further that notwithstanding the foregoing, Section 4 shall survive the termination of the Merger Agreement.

    Section 6. REPRESENTATIONS. The Stockholder represents and warrants to Merger Sub and Parent as follows:

        (a) The Stockholder is the sole record and beneficial owner of, and has good title to, all of the Shares, and there exist no restrictions on transfer, options, proxies, voting agreements, voting trusts or liens affecting said Shares, except as imposed by law. The Stockholder has the power to vote, dispose of and otherwise transfer the Shares without the approval, consent or other action of any person (other than a general partner acting in such capacity).

        (b) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of its Shares under, (i) any contract commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder or its Shares are bound, (ii) any judgment, writ, decree, order or ruling affecting the Stockholder or its Shares, or (iii) the organizational documents of the Stockholder to the extent the Stockholder is not an individual.

        (c) The Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions on the part of the Stockholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due authorization, execution and delivery by the Parent, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditor's rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

        (d) The Stockholder has not entered into nor will it enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Parent or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

    Section 7. WAIVER OF DISSENTER'S AND APPRAISAL RIGHTS. The Stockholder agrees that it will not exercise any rights to dissent from the Merger or request appraisal of its respective Shares pursuant to Section 262 of the DGCL or any other similar provisions of law in connection with the Merger.

    Section 8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 9. STOCKHOLDER CAPACITY. The Stockholder signs solely in its capacity as the record holder and beneficial owner of the Shares and, notwithstanding Section 3, nothing herein shall limit or affect any actions taken by any officer or director of the Company or its subsidiaries in his or her capacity as an officer or director of the Company to the extent permitted by the Merger Agreement (including causing its representatives to take actions permitted by the Merger Agreement). Nothing in this Agreement shall be deemed to constitute a transfer of the beneficial ownership of the Shares by the Stockholder.

    Section 10.  MISCELLANEOUS.

    (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

    (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

    (c) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law thereof.

    (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall be binding upon the Stockholder upon the execution of this Agreement by such Stockholder.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by its respective duly authorized signatory as of the date first written above.

                                          GREEN EQUITY INVESTORS, L.P.

                                          By: Leonard Green & Associates, L.P.,
                                              its General Partner

                                          By: GANMAX, Inc., a General Partner

                                              /s/ Gregory J. Annick
                                             -----------------------------------
                                             By: Gregory J. Annick
                                             Its: President

Agreed and Acknowledged:

SAFEWAY INC.

Michael C. Ross
--------------------------------------
Name: Michael C. Ross
Its: Senior Vice President and General
Counsel

                                                                      APPENDIX D

                                   APPENDIX D
                            DELAWARE CODE ANNOTATED
                         SECTION 262. APPRAISAL RIGHTS
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION
                                     8 DEL.

    SECTION 262.  APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to section 251(g) of this title), section 252, section 254, section 257, section 258, section 263 or section 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date or the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
    (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation

                                     [LOGO]

                              CARR-GOTTSTEIN FOODS CO.
                                      PROXY

                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, revoking all previous proxies, hereby appoints Lawrence
H. Hayward and Donald J. Anderson (the "Proxies"), or any of them acting individually, as the proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of Carr-Gottstein Foods Co. ("CGF") to be held at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, California on April 8,
1999 at 10:00 A.M., local time and at any adjournment or postponement thereof.

 Please date and sign your Proxy on the reverse side and return it promptly.


--------------------------------------------------------------------------------
                               FOLD AND DETACH HERE

                                                                                                            Please mark
                                                                                                            your vote as  / X /
                                                                                                            indicated in
                                                                                                            this example

                                           FOR   AGAINST   ABSTAIN
1.  To approve and adopt an Agreement     /  /     /  /      /  /      2. In accordance with their best judgment, the Proxies
    and Plan of Merger, dated as of                                       are authorized to transact and vote upon such other
    August 6, 1998 (the "Merger                                           business as may properly come before the Special
    Agreement"), among CGF, Safeway                                       Meeting and any postponement or adjournment thereof.
    Inc. and ACG Merger Sub, Inc.
    ("Acquisition"), and the merger
    of Acquisition with and into
    CGF as provided for therein.



                                                                       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
                                                                       UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR"
                                                                       THE APPROVAL OF THE MERGER AND THE MERGER AGREEMENT
                                                                       DESCRIBED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO
                                                                       DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER
                                                                       BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY
                                                                       ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                                       THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF
                                                                       SPECIAL MEETING AND PROXY STATEMENT.


Signature of Stockholder:______________________________Signature of Stockholder:__________________________Date:____________________
NOTE: Please sign this proxy exactly as name(s) appear on your stock certificate. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by a duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two (2) or more persons, all such persons should sign.

--------------------------------------------------------------------------------
                               FOLD AND DETACH HERE